Filed Pursuant to Rule 424(b)(2)
Registration No. 333-202440

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1)
4.011% Senior Notes due 2026	$500,000,000	$57,950.00
5.031% Senior Notes due 2046	$450,000,000	$52,155.00

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Prospectus Supplement
(to Prospectus dated November 4, 2016)
$950,000,000

Arch Capital Finance LLC
$500,000,000 4.011% Senior Notes due 2026
$450,000,000 5.031% Senior Notes due 2046
Fully and Unconditionally Guaranteed by
Arch Capital Group Ltd.

Arch Capital Finance LLC (the “issuer”) is offering $500,000,000 million aggregate principal amount of 4.011% senior notes due 2026 (“2026 notes”) and $450,000,000 million aggregate principal amount of 5.031% senior notes due 2046 (“2046 notes” and, together with the 2026 notes, the “notes”). The issuer will pay interest on the notes on June 15 and December 15 of each year, beginning on June 15, 2017. The issuer may redeem some or all of the notes at any time at the redemption prices described under the caption “Description of Notes and Note Guarantee—Optional Redemption.”
The issuer is a 100% owned subsidiary of Arch Capital Group Ltd. The notes will be senior unsecured obligations of the issuer and will rank equally with any of the issuer’s unsecured and unsubordinated indebtedness. The issuer does not intend to apply for listing of the notes on any national securities exchange or quotation on any automated quotation system. Arch Capital Group Ltd. will fully and unconditionally guarantee the notes on a senior unsecured basis (the “note guarantee”).
The issuer expects to use the net proceeds from this offering to finance the UGC Acquisition (as defined herein), to pay related costs and expenses, and for anticipated growth in our mortgage and other select businesses. See “Prospectus Supplement Summary—UGC Acquisition.” The closing of this offering is expected to occur prior to, and is not contingent on, the closing of the UGC Acquisition. The notes will be subject to a special mandatory redemption in the event that (i) Stock Purchase Agreement (as defined herein) for the UGC Acquisition is terminated on any date prior to August 31, 2017 or (ii) the UGC Acquisition is not consummated prior to August 31, 2017 (the earlier of any such date, a “Trigger Date”). If a Trigger Date occurs, the issuer will be required to redeem the notes at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest. See “Description of Notes and Note Guarantee—Special Mandatory Redemption.”
An investment in the notes involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement to read about important factors you should consider before investing in the notes.

None of the Securities and Exchange Commission, the Bermuda Monetary Authority, the Registrar of Companies in Bermuda, or any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price(1)		Underwriting discounts		Proceeds, before expenses, to issuer(1)
	Per note	Total	Per note	Total	Per note	Total
2026 notes	100.000%	$500,000,000	0.650%	$3,250,000	99.350%	$496,750,000
2046 notes	100.000%	$450,000,000	0.875%	$3,937,500	99.125%	$446,062,500
Combined total		$950,000,000		$7,187,500		$942,812,500
____________________

(1)	Plus accrued interest, if any, from December 8, 2016, if settlement occurs after that date.
The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company (“DTC”) against payment in New York, New York on or about December 8, 2016.

Joint Book-Running Managers
Credit Suisse	Barclays	J.P. Morgan	Lloyds Securities
BofA Merrill Lynch	US Bancorp	Wells Fargo Securities	BMO Capital Markets
The date of this prospectus supplement is November 29, 2016.

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, including risk factors and material tax considerations, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein in making your investment decision. To fully understand this offering, you should also read all of these documents, including our Annual Report on Form 10-K for the year ended December 31, 2015 (“2015 Form 10-K”) and in our quarterly report on Form 10-Q for the quarter ended September 30, 2016 (“2016 Third Quarter Form 10-Q”) and the other documents referred to under the caption “Where You Can Find Additional Information” in this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control.
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and in the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
In this prospectus supplement and in the accompanying prospectus, except as otherwise noted or the context requires otherwise: (a) “ACGL” refers to Arch Capital Group Ltd., (b) “Arch Finance” or “issuer” refers to our 100% owned U.S. subsidiary, Arch Capital Finance LLC, (c) “we,” “us,” “our,” “Arch” and “the Company” refer to ACGL and its subsidiaries, (d) “Arch Re Bermuda” refers to our wholly owned Bermuda reinsurance subsidiary, Arch Reinsurance Ltd., (e) “Arch Re U.S.” refers to our wholly owned U.S. reinsurance subsidiary, Arch Reinsurance Company, (f) “Arch Insurance Europe” refers, collectively, to the U.K. insurance operations of Arch Insurance Company (Europe) Limited (“Arch Insurance Company Europe”) and the managing agent and syndicate at Lloyd’s of London, (g) “Arch Mortgage” refers to Arch Mortgage Insurance Designated Activity Company, (h) “Arch Insurance Canada” refers to our wholly owned Canadian insurance subsidiary, Arch Insurance Canada Ltd. and (i) “Arch MI U.S.” refers to our wholly owned U.S. mortgage insurance subsidiary, Arch Mortgage Insurance Company.
NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA
This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any member state of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of the notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of the notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer. “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including Directive 1020/73/EU, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State.
NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM
This prospectus supplement and the accompanying prospectus are being distributed to, and are directed at, only (1) persons who are outside the United Kingdom or (2) persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive and that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus and their contents should not be distributed, published or produced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.
This prospectus supplement and the accompanying prospectus have not been approved for the purposes of the UK Financial Services and Markets Act 2000 (“FSMA”) by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which Section 21(1) of FSMA does not apply to us.
The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of FSMA.

PROSPECTUS SUPPLEMENT SUMMARY
This summary is not complete and does not contain all the information you should consider. You should read this entire prospectus supplement and the accompanying prospectus carefully, including without limitation, the documents incorporated by reference in this prospectus supplement or the accompanying prospectus, the sections entitled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
Arch Capital Group Ltd.
ACGL is a Bermuda exempted company limited by shares, with approximately $8.24 billion in capital at September 30, 2016 and, through operations in Bermuda, the United States, Europe and Canada, writes insurance and reinsurance on a worldwide basis. While we are positioned to provide a full range of property, casualty and mortgage insurance and reinsurance lines, we focus on writing specialty lines of insurance and reinsurance.
The worldwide insurance and reinsurance industry is highly competitive and has traditionally been subject to an underwriting cycle in which a hard market (high premium rates, restrictive underwriting standards, as well as terms and conditions, and underwriting gains) is eventually followed by a soft market (low premium rates, relaxed underwriting standards, as well as broader terms and conditions, and underwriting losses). Insurance market conditions may affect, among other things, the demand for our products, our ability to increase premium rates, the terms and conditions of the insurance policies we write, changes in the products offered by us or changes in our business strategy.
The financial results of the insurance and reinsurance industry are influenced by factors such as the frequency and/or severity of claims and losses, including natural disasters or other catastrophic events, variations in interest rates and financial markets, changes in the legal, regulatory and judicial environments, inflationary pressures and general economic conditions. These factors influence, among other things, the demand for insurance or reinsurance, the supply of which is generally related to the total capital of competitors in the market.
The broad market environment continues to be competitive in our business reflecting a continuation of softening in pricing and broadening pressures on terms and conditions. This has been true in both our insurance and reinsurance property casualty segments and has led us to continue to reduce writings in certain lines in 2016. With the continued low interest rate environment, additional increases are needed in many lines in order for us to achieve our return requirements. Our underwriting teams continue to execute a disciplined strategy by emphasizing small and medium-sized accounts over large accounts.
Arch MI U.S. continues to expand into the U.S. mortgage insurance marketplace. Our market share continues to increase, reflecting continued growth in the bank channel and the impact of RateStar, our risk-based pricing program. RateStar uses a combination of loan characteristics and other risk factors to determine premium rates for each loan. The pending acquisition of United Guaranty, described below, will expand the scale of Arch MI U.S. by combining United Guaranty’s position as the market leader in the private mortgage insurance industry with Arch MI U.S.’s financial strength and history of innovation, further diversifying our business profile, customer base and national presence.
Our objective is to achieve an average operating return on average equity of 15% or greater over the insurance cycle, as opposed to any one calendar year, which we believe to be an attractive return to our common shareholders given the risks we assume. We continue to look for opportunities to find acceptable books of business to underwrite without sacrificing underwriting discipline and continue to write a portion of our overall book in catastrophe-exposed business, which has the potential to increase the volatility of our operating results.
We monitor our capital adequacy on a regular basis and will seek to adjust our capital base (up or down) according to the needs of our business. The future capital requirements of our business will depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. In particular, we require (1) sufficient capital to maintain our financial strength ratings, as issued by several ratings agencies, at a level considered necessary by management to enable our key operating subsidiaries to compete; (2) sufficient capital to enable our underwriting subsidiaries to meet the capital adequacy tests performed by statutory agencies in the U.S. and other key markets; and (3) our non-U.S. operating companies are required to post letters of credit and other forms of collateral that are necessary for them to operate as they are “non-admitted” under U.S. state insurance regulations. Our ability to underwrite is largely dependent upon the quality of our claims paying and financial strength ratings as evaluated by independent rating agencies.
As part of our capital management program, we may seek to raise additional capital or may seek to return capital to our shareholders through share repurchases, cash dividends or other methods (or a combination of such methods). Any such determination will be at the discretion of our board of directors and will be dependent upon our profits, financial requirements and other factors, including legal restrictions, rating agency requirements and such other factors as our board of directors deems relevant.
Recent Developments
Offering of Depositary Shares Representing Series E Preferred Shares
On September 29, 2016, ACGL completed a $450 million underwritten public offering (the “Share Offering”) of 18.0 million depositary shares (the “Depositary Shares”), each of which represents a 1/1,000th interest in a 5.25% Non-Cumulative Preferred Share, Series E, and $25,000 liquidation preference per share (equivalent to $25 liquidation preference per Depositary Share) (the “Series E Preferred Shares”). Each Depositary Share, evidenced by a depositary receipt, entitles the holder, through the depositary, to a proportional fractional interest in all rights and preferences of the Series E Preferred Shares represented thereby (including any dividend, liquidation, redemption and voting rights). Except in specified circumstances relating to certain tax, regulatory or corporate events, the Series E Preferred Shares are not redeemable prior to September 29, 2021. The net proceeds from the Share Offering was approximately $434.9 million. We intend to use such net proceeds to fund a portion of the UGC Acquisition described below, to pay related costs and expenses and for general corporate purposes.
UGC Acquisition
On August 15, 2016, ACGL entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with American International Group, Inc. (“AIG”) pursuant to which, upon the terms and subject to the conditions thereof, ACGL agreed to purchase from AIG all of the issued and outstanding shares of capital stock of United Guaranty Corporation, a North Carolina corporation (“UG Corp”), and AIG United Guaranty (Asia) Limited (“UG Asia” and, together with UG Corp, “United Guaranty” or “UGC”). The acquisition under the Stock Purchase Agreement is referred to herein as the “UGC Acquisition.”
As consideration in the UGC Acquisition, ACGL will pay to AIG aggregate consideration of approximately $3.24 billion (using the ACGL closing share price as of November 28, 2016), consisting of the following: (i) cash consideration of approximately $2.20 billion (the “Base Cash Consideration”); and (ii) a number of ACGL’s convertible non-voting common-equivalent preference shares (the “Series D Preferred Shares”) which are subject to a formula and a collar and an estimated fair value (using the ACGL closing share price as of November 28, 2016 of $81.62 per share) of approximately $1.04 billion, subject to adjustment and subject to certain restrictions on transfer within the first 18 months. In addition, the Stock Purchase Agreement entitled AIG to take dividends or other distributions from United Guaranty in an amount not to exceed $250 million between the signing of the Stock Purchase Agreement and the closing date of the UGC Acquisition (the “Target Dividend Amount”). United Guaranty paid the Target Dividend Amount of $250 million on November 15, 2016.
The Stock Purchase Agreement provides that if at the closing date of the UGC Acquisition, any required governmental approvals for the sale, delivery and purchase of UG Asia have not been obtained, then, at the closing (a) AIG will not deliver the UG Asia shares and (b) the Base Cash Consideration will be reduced by $40 million (the “UG Asia Consideration”). In that case, closing of the UG Asia sale will occur (including the payment of the UG Asia Consideration) when all required governmental approvals have been obtained, or on such date as AIG and ACGL may agree in writing, but not later than December 31, 2017, at which point UG Asia will be retained by AIG if the closing of the UG Asia sale has not occurred by such date.
The closing of the UGC Acquisition is targeted to occur late in the 2016 fourth quarter. The UGC Acquisition is subject to certain closing conditions, including, among others, (i) the receipt of certain approvals of regulatory authorities and government-sponsored entities and (ii) the execution of an excess of loss agreement between subsidiaries of AIG and United Guaranty. There is no financing condition for the UGC Acquisition. The closing of this offering is not contingent on the closing of the UGC Acquisition, and the UGC Acquisition is not contingent on the closing of this offering.

In connection with the UGC Acquisition, ACGL entered into a bridge credit agreement (the “Bridge Credit Agreement”). The Bridge Credit Agreement provides for commitments by the lenders thereunder to provide, initially, up to $1.375 billion of term loans (the “Bridge Loans”) to fund a portion of the cash consideration under the Stock Purchase Agreement and to pay related fees and expenses. The commitments were reduced to $938.5 million upon closing of the Share Offering in September 2016. Upon receipt of the net cash proceeds by us at the closing of this offering, the commitments under the Bridge Credit Agreement will be reduced to zero.
Principal Executive Office
Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (telephone number: (441) 295-1422), and our principal executive offices are located at Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda (telephone number: (441) 278-9250). We maintain a website at http://www.archcapgroup.com. The information contained on our website is not incorporated herein by reference and does not form a part of this prospectus supplement or the accompanying prospectus.
Arch Capital Finance LLC
Arch Capital Finance LLC, the issuer of the notes, is a Delaware limited liability company and a 100% owned subsidiary of ACGL. The issuer was recently formed for the sole purpose of issuing the notes in this offering. It has no business activities. Following the closing of this offering, the issuer will lend the net proceeds of this offering to Arch U.S. MI Holdings Inc., the direct parent company of Arch MI U.S. and purchaser of United Guaranty, and will receive an intercompany note in consideration thereof. This intercompany note will be the issuer’s sole asset. We are not providing separate financial statements of the issuer, as they would not be meaningful because the issuer has no assets or liabilities prior to this offering. The notes will be fully and unconditionally guaranteed by ACGL. The issuer’s principal office is located at 360 Hamilton Avenue, Suite 600, White Plains, NY 10601 (telephone number: (914) 872-3600).

The Offering
This section provides a summary of the terms of the notes and the full and unconditional guarantee thereof by ACGL, which we refer to in this prospectus supplement as the “guarantees.” For a more complete description of the terms of the notes, you should also refer to the sections entitled “Description of Notes and Note Guarantee” in this prospectus supplement.

Issuer	Arch Capital Finance LLC
Guarantor	Arch Capital Group Ltd.
Notes offered	$500.0 million aggregate principal amount of 4.011% senior notes due 2026
$450.0 million aggregate principal amount of 5.031% senior notes due 2046
Guarantee	Payment of principal, premium, if any, interest on the notes and all other payment obligations of the issuer under the indenture will be fully and unconditionally guaranteed by ACGL.
Interest rates	The 2026 notes will bear interest at a rate of 4.011% per annum. The 2046 notes will bear interest at a rate of 5.031% per annum.
Maturity	December 15, 2026 for the 2026 notes.
December 15, 2046 for the 2046 notes.
Interest payment dates	Semi-annually on June 15 and December 15 of each year, beginning on June 15, 2017.
Ranking
The notes will be senior unsecured obligations of the issuer and will (i) rank equally in right of payment with all of the issuer’s unsecured and unsubordinated indebtedness, including without limitation other senior unsecured indebtedness issued under the base indenture, (ii) be effectively subordinated to all secured indebtedness of the issuer to the extent of the value of the assets securing such indebtedness and (iii) be structurally subordinated to all existing and future obligations (including insurance obligations) of the issuer’s subsidiaries. The issuer was recently formed for the purpose of issuing notes in this offering, and prior to the issuance of the notes in this offering, had no indebtedness.

The note guarantee will be a senior unsecured obligation of ACGL and will (i) rank equally in right of payment with all ACGL’s existing and future unsecured and unsubordinated indebtedness, including ACGL’s 7.35% senior notes due 2034 and ACGL’s guarantee of 5.144% Senior Notes due 2043 of Arch Capital Group (U.S.) Inc., (ii) be effectively subordinated to all ACGL’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and (iii) be structurally subordinated to the indebtedness and other obligations (including insurance obligations) of ACGL’s subsidiaries (other than the issuer).

As of September 30, 2016, ACGL had $400.0 million of indebtedness for borrowed money outstanding, all of which was unsecured, and ACGL’s other subsidiaries had a total of $798.1 million of indebtedness for borrowed money outstanding. In addition, as of September 30, 2016, ACGL’s subsidiaries had $541.9 million face amount of letters of credit outstanding, the reimbursement obligations with respect to which were secured by certain assets of these subsidiaries.

Optional redemption
If the 2026 notes are redeemed prior to September 15, 2026, or if the 2046 notes are redeemed prior to June 15, 2046, respectively, we may redeem all or a portion of the notes of the applicable series, at our option, at any time or from time to time at a “make-whole” redemption price, plus accrued and unpaid interest.

If the 2026 notes are redeemed on or after September 15, 2026, or if the 2046 notes are redeemed on or after June 15, 2046, respectively, the redemption price for the notes to be redeemed will equal 100% of the principal amount of such notes, plus accrued and unpaid interest. See “Description of Notes and Note Guarantee—Optional Redemption.”

Special mandatory redemption
If (i) the Stock Purchase Agreement is terminated on any date prior to August 31, 2017 or (ii) the Acquisition is not consummated prior to August 31, 2017 (the earlier of any such date, a “Trigger Date”), then the issuer will be required to redeem the notes at 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest.
See “Use of Proceeds” and “Description of Notes and Note Guarantee—Special Mandatory Redemption.”

Sinking fund	There are no provisions for a sinking fund.
Use of proceeds
We intend to use the net proceeds of this offering to finance the UGC Acquisition, to pay related costs and expenses, and for anticipated growth in our mortgage and other select businesses. The closing of this offering is not contingent on the closing of the UGC Acquisition. We will temporarily invest any net proceeds not used immediately in short-term, interest-bearing obligations. If the UGC Acquisition does not occur, the notes will be subject to a special mandatory redemption. See “Risk Factors—The issuer may not be able to repurchase the notes in the event of a special mandatory redemption and holders of the notes may not obtain their expected return,” “Use of Proceeds” and “Description of Notes and Note Guarantee—Special Mandatory Redemption” in this prospectus supplement.

Form and denomination
The notes will be represented by one or more global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) or its nominee. Notes sold will be issuable in denominations of $2,000 or any integral multiples of $1,000 in excess thereof.

Governing law	The notes and the note guarantee will be governed by the laws of the State of New York.
Covenants
The indenture under which the notes and the note guarantee will be issued will contain various covenants, including limitations on mergers, amalgamations and consolidations, restrictions as to the disposition of the stock of designated subsidiaries and limitations on liens on the stock of designated subsidiaries.

Risk factors
See “Risk Factors” and the other information in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the notes.

Clearance and settlement	The notes will be cleared through DTC.

Summary Historical and Preliminary Unaudited Pro Forma Condensed
Combined Financial Information
The table below shows our summary consolidated historical and preliminary unaudited pro forma condensed combined financial information at the dates and for the periods indicated. The summary historical financial information as of and for the years ended December 31, 2015, 2014 and 2013 has been derived from Arch’s audited consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, an independent registered public auditing firm, and are incorporated by reference herein. The summary historical financial information as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015 is derived from Arch’s unaudited consolidated financial statements for such periods incorporated by reference herein.
The summary preliminary unaudited pro forma condensed combined financial information is (i) based on the historical financial information of Arch and United Guaranty and (ii) has been prepared to reflect the proposed acquisition of United Guaranty by Arch (the “UGC Acquisition”). The summary preliminary unaudited pro forma condensed combined financial information has been prepared by Arch’s management, after discussion with United Guaranty’s management. The summary preliminary unaudited pro forma condensed combined balance sheet information gives effect to the proposed UGC Acquisition and this offering as if they had occurred at September 30, 2016. The summary preliminary unaudited pro forma condensed combined statements of income information gives effect to the proposed UGC Acquisition, the Share Offering and this offering as if they had occurred at January 1, 2015. The summary historical financial information has been adjusted to reflect factually supportable items that are directly attributable to the UGC Acquisition, the Share Offering and this offering and, with respect to the summary preliminary unaudited pro forma condensed combined statements of income data only, are expected to have a continuing impact on the results of operations of the combined company. The summary preliminary unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. See note 6 under the heading “Preliminary Unaudited Pro Forma Condensed Combined Financial Statements” for a description of the financing adjustments with respect to the UGC Acquisition and the assumptions as to the sources of financing underlying such adjustments.
The following summary consolidated historical and preliminary unaudited pro forma condensed combined financial information should be read in conjunction with, and is qualified in its entirety by reference to, our preliminary unaudited pro forma condensed consolidated financial information and accompanying notes included under the heading “Preliminary Unaudited Pro Forma Condensed Combined Financial Information” in this prospectus supplement, as well as the historical financial statements of Arch and UG Corp incorporated by reference herein. See “Where You Can Find Additional Information” in this prospectus supplement.

	Pro Forma	Historical
	September 30,	September 30,	December 31,
	2016	2016	2015	2014	2013
(U.S. dollars in thousands, except share data)	(unaudited)	(unaudited)
Balance Sheet Data:
Total investments	$20,485,420	$17,554,337	$15,842,941	$15,320,770	$13,611,734
Premiums receivable	1,216,406	1,182,708	983,443	948,695	753,924
Reinsurance recoverable on unpaid and paid losses and LAE	2,102,799	2,076,248	1,867,373	1,812,845	1,804,330
Goodwill and intangible assets	678,696	90,941	97,531	109,539	27,319
Total assets	29,682,259	25,643,231	23,177,270	22,006,081	19,557,054
Reserves for losses and LAE	10,227,338	9,610,189	9,125,250	9,036,448	8,824,696
Unearned premiums	3,556,215	2,671,121	2,333,932	2,231,578	1,896,365
Senior notes	1,732,400	791,437	791,306	791,141	790,960
Revolving credit agreement borrowings	797,738	398,100	530,434	100,000	100,000
Total liabilities	20,271,459	17,250,642	16,028,376	14,887,435	13,909,558
Common shareholders’ equity available to Arch	7,595,533	6,577,322	5,879,881	5,805,053	5,322,496
Preferred shareholders’ equity available to Arch	775,000	775,000	325,000	325,000	325,000
Total shareholders’ equity available to Arch	8,370,533	7,352,322	6,204,881	6,130,053	5,647,496
Common shares and common share equivalents outstanding, net of treasury shares	135,438,013	122,675,197	122,627,783	127,367,934	133,674,884

	Pro Forma		Historical
	Nine Months Ended September 30,	Year Ended December 31,	Nine Months Ended September 30,		Years Ended December 31,
	2016	2015	2016	2015	2015	2014	2013
(U.S. dollars in thousands, except share data)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Statement of Income Data:
Net premiums written	$3,652,092	$4,470,549	$3,159,076	$2,982,547	$3,817,531	$3,891,938	$3,351,367
Total revenues	4,087,182	4,800,260	3,475,329	3,034,586	3,936,590	3,988,873	3,526,157
Losses and loss adjustment expenses	1,721,620	2,200,653	1,631,724	1,544,883	2,050,903	1,919,250	1,679,424
Underwriting related expenses	1,199,220	1,602,645	977,023	956,014	1,288,992	1,213,542	1,022,430
Interest expense	85,457	94,746	47,713	30,047	45,874	45,634	27,060
Total expenses	3,045,836	3,881,618	2,703,053	2,506,848	3,369,396	3,144,626	2,783,652
Income before income taxes	1,041,346	918,642	772,276	527,738	567,194	844,247	742,505
Net income	911,337	750,637	728,604	498,576	526,582	821,260	709,731
Preferred dividends	(34,172)	(45,563)	(16,453)	(16,453)	(21,938)	(21,938)	(21,938)
Net income available to common shareholders	767,286	716,230	602,272	462,706	515,800	812,417	687,793
Weighted average common shares and common share equivalents outstanding—diluted	137,290,990	138,801,559	124,528,174	126,354,759	126,038,743	134,922,322	135,777,183
Diluted net income per share	$5.59	$5.16	$4.84	$3.66	$4.09	$6.02	$5.07

RISK FACTORS
An investment in the notes involves risks. Before making an investment decision, you should carefully consider the risks described in this prospectus supplement below and under “Cautionary Note Regarding Forward-Looking Statements,” and the risks described in our 2015 Form 10-K, together with all of the other information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to such risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.
Risks Relating to Our Industry
We operate in a highly competitive environment, and we may not be able to compete successfully in our industry.
The insurance and reinsurance industry is highly competitive. We compete with major U.S. and non-U.S. insurers and reinsurers, many of which have greater financial, marketing and management resources than we do, as well as other potential providers of capital willing to assume insurance and/or reinsurance risk. We also compete with new companies that continue to be formed to enter the insurance and reinsurance markets. In addition, continued consolidation within the insurance and reinsurance industry will further enhance the already competitive underwriting environment. These consolidated entities may use their enhanced market power and broader capital base to negotiate price reductions for products and services that compete with ours, and we may experience rate declines and possibly write less business. In our insurance business, we compete with insurers that provide specialty property and casualty lines of insurance, including Alleghany Corporation, Allied World Assurance Company, Ltd., American International Group, Inc., AXIS Capital Holdings Limited, Berkshire Hathaway, Inc., Chubb Limited, CNA, Endurance Specialty Holdings Ltd., The Hartford Financial Services Group, Inc., HCC Insurance Holdings, Inc., Ironshore Inc., Liberty Mutual Insurance, Lloyd’s, Markel Insurance Company, RLI Corp., The Travelers Companies, W.R. Berkley Corp., XL Group plc and Zurich Insurance Group. In our reinsurance business, we compete with reinsurers that provide property and casualty lines of reinsurance, including Alleghany Corporation, Argo International Holdings, Ltd., AXIS Capital Holdings Limited, Berkshire Hathaway, Inc., Chubb Limited, Endurance Specialty Holdings Ltd., Everest Re Group Ltd., Hannover Rückversicherung AG, Lloyd’s, Markel Global Reinsurance, Munich Re Group, PartnerRe Ltd., RenaissanceRe Holdings Ltd., SCOR Global P&C, SCOR Global Life, Swiss Reinsurance Company, Third Point Reinsurance Ltd., Validus Holdings Ltd. and XL Group plc. We believe that we do not have a significant market share in any of our property and casualty markets or, prior to the closing of the UGC Acquisition, in the mortgage insurance market.
Financial institutions and other capital markets participants also offer alternative products and services similar to our own or alternative products that compete with insurance and reinsurance products, such as insurance/risk-linked securities, catastrophe bonds and derivatives. In recent years, capital market participants have been increasingly active in the reinsurance market and markets for related risks. Certain of the new companies entering the insurance and reinsurance markets are pursuing more aggressive investment strategies than do we and other traditional reinsurers, which may result in further downward pressure on premium rates. In this regard, we co-sponsored Watford Re Ltd., a newly formed property and casualty reinsurer, in 2014. We perform underwriting services and Highbridge Principal Strategies, LLC manages the investments, seeking higher yields and potentially assuming more risk than in our investment portfolio. If the investment and/or insurance underwriting strategies are not successful, we may be exposed to a risk of loss on our investment and in respect of the reinsurance cessions. In addition, we may not be aware of other companies that may be planning to enter the segments of the insurance and reinsurance market in which we operate.
Our competitive position is based on many factors, including our perceived overall financial strength, ratings assigned by independent rating agencies, geographic scope of business, client and broker relationships, premiums charged, contract terms and conditions, products and services offered (including the ability to design customized programs), appropriate and timely claim payments, reputation, experience and qualifications of employees and local presence. We may not be successful in competing with others on any of these bases, and the intensity of competition in our industry may erode profitability and result in less favorable policy terms and conditions for insurance and reinsurance companies generally, including us.
In our U.S. mortgage business, we compete with six active U.S. mortgage insurers, which include the mortgage insurance subsidiaries of Essent Group Ltd., Genworth Financial Inc., MGIC Investment Corporation, NMI Holdings Inc., Radian Group Inc. and, prior to the closing of the UGC Acquisition, United Guaranty. The level of competition within the private mortgage insurance industry has been intense and is not expected to diminish. In response to competitive pressures, among other factors, we reduced certain premium rates in 2015. In addition to pricing, we compete with other private mortgage insurers on the basis of underwriting guidelines, loss mitigation practices, financial strength, reputation, customer relationships, technology, service and other factors. One or more private mortgage insurers may seek increased market share by reducing pricing, or loosening their underwriting guidelines or practices, which could adversely affect our mortgage insurance operations. Competition within the private mortgage insurance industry could result in the loss of customers, lower premiums, riskier credit guidelines and other changes that could lower our revenues or increase our expenses.
The mortgage insurance industry’s business has been limited as a result of competition with the Federal Housing Administration (“FHA”), which substantially increased its market share beginning in 2008. In January 2015, FHA reduced the annual mortgage insurance premium it charges from 1.35% of the loan amount to 0.85%. This premium reduction made private mortgage insurance less competitive with the FHA for borrowers with certain credit characteristics. Other factors that could cause FHA to maintain or increase its share of the mortgage insurance market include: a further reduction in the premiums charged, or a shortening of the duration for which premiums are charged, for government mortgage insurance or a loosening of underwriting guidelines; imposition of additional loan level fees by the government sponsored entities (“GSEs”), Fannie Mae and Freddie Mac, on loans that require mortgage insurance; increases in GSE guaranty fees and the difference in the spread between Fannie Mae mortgage-backed securities (“MBS”) and Ginnie Mae MBS; and the implementation of new regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Basel III Rules (as defined herein).
If the FHA or other government-sponsored mortgage insurance programs maintain or increase their share of the mortgage insurance market, our mortgage insurance business could be adversely affected. In addition to FHA and other federal mortgage insurance programs, lenders and investors may select other alternatives to private mortgage insurance, including: state-supported mortgage insurance funds in several states; lenders and other investors holding mortgages in portfolio and self-insuring; investors using credit enhancements other than mortgage insurance, using other credit enhancements in conjunction with reduced levels of mortgage insurance coverage, or accepting credit risk without credit enhancement; and lenders originating mortgages using “piggy-back” structures to avoid mortgage insurance, such as a first mortgage with an 80% loan-to-value and a second mortgage with a 10%, 15% or 20% loan-to-value (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan-to-value that has mortgage insurance.
Arch MI U.S. and other private mortgage insurers increasingly compete with well capitalized multiline reinsurers and capital markets alternatives to private mortgage insurance. In 2015, the GSEs expanded their respective mortgage credit risk transfer programs, which led to increased opportunities for multiline property/casualty reinsurers (including, among others, PartnerRe Ltd., Transatlantic Reinsurance Company, Everest Re Group Ltd. and RenaissanceRe Holdings Ltd.) and capital markets participants. Certain primary mortgage insurers use reinsurance as a form of capital relief. This has attracted additional reinsurers into the market and we are seeing increased competition as a result.
For other U.S. risk sharing products and non-U.S. mortgage insurance opportunities, we have also seen increased competition from well capitalized and highly rated multiline reinsurers. It is our expectation that the depth and capacity of competitors from this segment will continue to increase over the next several years as more credit risk is borne by private capital.
Any alternatives to private mortgage insurance that develop could adversely affect our operations. Any failure by us to effectively compete within and outside the mortgage insurance industry could adversely affect our financial condition and results of operations.
The insurance and reinsurance industry is highly cyclical, and we expect to continue to experience periods characterized by excess underwriting capacity and unfavorable premium rates.
Historically, insurers and reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions, changes in equity, debt and other investment markets, changes in legislation, case law and prevailing concepts of liability and other factors. In particular, demand for reinsurance is influenced significantly by the underwriting results of primary insurers and prevailing general economic conditions. The supply of insurance and reinsurance is related to prevailing prices and levels of surplus capacity that, in turn, may fluctuate in response to changes in rates of return being realized in the insurance and reinsurance industry on both underwriting and investment sides. As a result, the insurance and reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels and changes in terms and conditions. The supply of insurance and reinsurance has increased over the past several years and may increase further, either as a result of capital provided by new entrants or by the commitment of additional capital by existing insurers or reinsurers. Continued increases in the supply of insurance and reinsurance may have consequences for us, including fewer contracts written, lower premium rates, increased expenses for customer acquisition and retention, and less favorable policy terms and conditions.
Claims for catastrophic events could cause large losses and substantial volatility in our results of operations and could have a material adverse effect on our financial position and results of operations. As a result, the value of our securities, including our common shares and preferred shares, may fluctuate widely.
We have large aggregate exposures to natural and man-made catastrophic events. Catastrophes can be caused by various events, including hurricanes, floods, tsunamis, windstorms, earthquakes, hailstorms, tornados, explosions, severe winter weather, fires, droughts and other natural disasters. Catastrophes can also cause losses in non-property business such as workers’ compensation or general liability. In addition to the nature of the property business, we believe that economic and geographic trends affecting insured property, including inflation, property value appreciation and geographic concentration tend to generally increase the size of losses from catastrophic events over time. Actual losses from future catastrophic events may vary materially from estimates due to the inherent uncertainties in making such determinations resulting from several factors, including the potential inaccuracies and inadequacies in the data provided by clients, brokers and ceding companies, the modeling techniques and the application of such techniques, the contingent nature of business interruption exposures, the effects of any resultant demand surge on claims activity and attendant coverage issues.
In addition, over the past several years, changing weather patterns and climatic conditions, such as global warming, have added to the unpredictability and frequency of natural disasters in certain parts of the world and created additional uncertainty as to future trends and exposures. Although the loss experience of catastrophe insurers and reinsurers has historically been characterized as low frequency, there is a growing consensus today that climate change increases the frequency and severity of extreme weather events and, in recent years, the frequency of major catastrophes appears to have increased. Claims for catastrophic events, or an unusual frequency of smaller losses in a particular period, could expose us to large losses and cause substantial volatility in our results of operations, which could have a material adverse effect on our ability to write new business and cause the value of our securities, including our common shares and preferred shares, to fluctuate widely.
We could face unanticipated losses from war, terrorism and political instability, and these or other unanticipated losses could have a material adverse effect on our financial condition and results of operations.
We have substantial exposure to unexpected, large losses resulting from future man-made catastrophic events, such as acts of war, acts of terrorism and political instability. These risks are inherently unpredictable. It is difficult to predict the timing of such events with statistical certainty or estimate the amount of loss any given occurrence will generate. In certain instances, we specifically insure and reinsure risks resulting from acts of terrorism. Even in cases where we attempt to exclude losses from terrorism and certain other similar risks from some coverages written by us, we may not be successful in doing so. Moreover, irrespective of the clarity and inclusiveness of policy language, there can be no assurance that a court or arbitration panel will not limit enforceability of policy language or otherwise issue a ruling adverse to us. Accordingly, while we believe our reinsurance programs, together with the coverage provided under the Terrorism Risk Insurance Act of 2002, as amended under the Terrorism Risk Insurance Extension Act of 2005 and amended and extended again by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (“TRIPRA”), are sufficient to reasonably limit our net losses relating to potential future terrorist attacks, we can offer no assurance that our available capital will be adequate to cover losses when they materialize. To the extent that an act of terrorism is certified by the Secretary of the Treasury and aggregate industry insured losses resulting from the act of terrorism exceeds the prescribed program trigger, our U.S. insurance operations may be covered under TRIPRA for up to 84% of their respective losses for 2016, 83% for 2017, 82% for 2018, 81% for 2019 and 80% for 2020, in each case subject to a mandatory deductible of 20% of our prior year’s direct earned premium for covered property and liability coverages. The program trigger for calendar year 2016 is $120 million and will increase by $20 million per year until it becomes $200 million in 2020. If an act (or acts) of terrorism result in covered losses exceeding the $100 billion annual limit, insurers with losses exceeding their deductibles will not be responsible for additional losses. It is not possible to completely eliminate our exposure to unforecasted or unpredictable events, and to the extent that losses from such risks occur, our financial condition and results of operations could be materially adversely affected.

The insurance and reinsurance industry is subject to regulatory and legislative initiatives or proposals from time to time which could adversely affect our business.
From time to time, various regulatory and legislative changes have been proposed in the insurance and reinsurance industry. Among the proposals that are at present being considered are the possible introduction of global regulatory standards for the amount of capital that insurance groups must maintain across the group.
The extreme turmoil in the financial markets has increased the likelihood of changes in the way the financial services industry is regulated. Governmental authorities in the U.S. and worldwide have become increasingly interested in potential risks posed by the insurance industry as a whole, and to commercial and financial systems in general. While we cannot predict the exact nature, timing or scope of possible governmental initiatives, there may be increased regulatory intervention in our industry in the future. For example, the U.S. federal government has increased its scrutiny of the insurance regulatory framework in recent years, and some state legislators have considered or enacted laws that will alter and likely increase state regulation of insurance and reinsurance companies and holding companies. Moreover, the National Association of Insurance Commissioners (“NAIC”), which is an association of the insurance commissioners of all 50 states and the District of Columbia, regularly reexamines existing laws and regulations. There are also a variety of proposals being considered by various state legislatures.
A new European solvency framework and prudential regime for insurers and reinsurers, under the Solvency II Directive 2009/138/EC (“Solvency II”), took effect in full on January 1, 2016. Solvency II imposes economic risk-based solvency requirements across all member states (“Member State”) of the European Union (“EU”) and consists of three pillars: Pillar I—quantitative capital requirements, based on a valuation of the entire balance sheet; Pillar II—qualitative regulatory review, which includes governance, internal controls, enterprise risk management and supervisory review process; and Pillar III—market discipline, which is accomplished through reporting of the insurer’s financial condition to regulators and the public. Solvency II is supplemented by European Commission Delegated Regulation (EU) 2015/35 (the “Delegated Regulation”), other European Commission “delegated acts” and binding technical standards, and guidelines issued by EIOPA. The Delegated Regulation sets out more detailed requirements for individual insurance and reinsurance undertakings, as well as for groups, based on the overarching provisions of Solvency II, which together make up the core of the single prudential rulebook for insurance and reinsurance undertakings in the EU. Solvency II imposes significant requirements for our EU-based regulated companies which require substantial documentation and implementation effort.
The Bermuda Monetary Authority has also implemented and imposed additional requirements on the individual companies it regulates, such as Arch Re Bermuda, and over the entire Arch group of insurance companies (the “Arch Group”) pursuant to its powers as group supervisor, driven, in large part, by Solvency II. The European Commission has adopted a decision concluding that Bermuda meets the full equivalence criteria under Solvency II, which decision applies from January 1, 2016.
The U.S. mortgage insurance industry is subject to substantial federal and state regulation, which has increased in recent years. The U.S. mortgage insurance industry is also subject to increased federal and state regulatory scrutiny (including by state insurance regulatory authorities), which could generate new regulations, regulatory actions or investigations. Failure to comply with federal and state regulations promulgated by federal consumer protection authorities and state insurance regulatory authorities could lead to enforcement or disciplinary action, including the imposition of penalties and the revocation of our authorization to operate.
Underwriting risks and reserving for losses are based on probabilities and related modeling, which are subject to inherent uncertainties.
Our success is dependent upon our ability to assess accurately the risks associated with the businesses that we insure and reinsure. We establish reserves for losses and loss adjustment expenses which represent estimates involving actuarial and statistical projections, at a given point in time, of our expectations of the ultimate settlement and administration costs of losses incurred. We utilize actuarial models as well as available historical insurance industry loss ratio experience and loss development patterns to assist in the establishment of loss reserves. Most or all of these factors are not directly quantifiable, particularly on a prospective basis, and the effects of these and unforeseen factors could negatively impact our ability to accurately assess the risks of the policies that we write. Changes in the assumptions used by these models or by management could lead to an increase in our estimate of ultimate losses in the future. In addition, there may be significant reporting lags between the occurrence of the insured event and the time it is actually reported to the insurer and additional lags between the time of reporting and final settlement of claims. Unfavorable development in any of these factors could cause the level of reserves to be inadequate. In addition, the estimation of loss reserves is also more difficult during times of adverse economic and market conditions due to unexpected changes in behavior of claimants and policyholders, including an increase in fraudulent reporting of exposures and/or losses, reduced maintenance of insured properties or increased frequency of small claims. Changes in the level of inflation also result in an increased level of uncertainty in our estimation of loss reserves. As a result, actual losses and loss adjustment expenses paid will deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.
If our loss reserves are determined to be inadequate, we will be required to increase loss reserves at the time of such determination with a corresponding reduction in our net income in the period in which the deficiency becomes known. It is possible that claims in respect of events that have occurred could exceed our claim reserves and have a material adverse effect on our results of operations, in a particular period, or our financial condition in general. As a compounding factor, although most insurance contracts have policy limits, the nature of property and casualty insurance and reinsurance is such that losses can exceed policy limits for a variety of reasons and could significantly exceed the premiums received on the underlying policies, thereby further adversely affecting our financial condition.
As of September 30, 2016, our consolidated reserves for unpaid losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable, were approximately $7.56 billion. Such reserves were established in accordance with applicable insurance laws and U.S. generally accepted accounting principles (“U.S. GAAP”). Loss reserves are inherently subject to uncertainty. In establishing the reserves for losses and loss adjustment expenses, we have made various assumptions relating to the pricing of our reinsurance contracts and insurance policies and have also considered available historical industry experience and current industry conditions. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that relatively limited historical information has been reported to us through September 30, 2016.
In accordance with mortgage insurance industry practice, we establish loss reserves only for loans in our existing default inventory. Because our mortgage insurance reserving process does not take account of the impact of future losses from loans that are not in default, mortgage insurance loss reserves are not intended to be an estimate of total future losses. Our expectation of total future losses under our mortgage insurance policies in force at any period end is not reflected in our financial statements. In addition to establishing loss reserves for loans in default, under U.S. GAAP, we are required to establish a premium deficiency reserve for our mortgage insurance products if the amount of expected future losses for a particular product and maintenance costs for such product exceeds expected future premiums, existing reserves and the anticipated investment income. We evaluate whether a premium deficiency exists quarterly. There can be no assurance that premium deficiency reserves will not be required in future periods. If this were to occur, our results of operations and financial condition could be adversely affected.
The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or results of operations.
We seek to limit our loss exposure by writing a number of our reinsurance contracts on an excess of loss basis, adhering to maximum limitations on reinsurance written in defined geographical zones, limiting program size for each client and prudent underwriting of each program written. In the case of proportional treaties, we may seek per occurrence limitations or loss ratio caps to limit the impact of losses from any one or series of events. In our insurance operations, we seek to limit our exposure through the purchase of reinsurance. We cannot be certain that any of these loss limitation methods will be effective. We also seek to limit our loss exposure by geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and the inclusion of a particular policy within a particular zone’s limits. There can be no assurance that various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, will be enforceable in the manner we intend, as it is possible that a court or regulatory authority could nullify or void an exclusion or limitation, or legislation could be enacted modifying or barring the use of these exclusions and limitations. Disputes relating to coverage and choice of legal forum may also arise. Underwriting is inherently a matter of judgment, involving important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. One or more catastrophic or other events could result in claims that substantially exceed our expectations, or the protections set forth in our policies could be voided, which, in either case, could have a material adverse effect on our financial condition or our results of operations, possibly to the extent of eliminating our shareholders’ equity.
For our natural catastrophe exposed business, we seek to limit the amount of exposure we will assume from any one insured or reinsured and the amount of the exposure to catastrophe losses from a single event in any geographic zone. We monitor our exposure to catastrophic events, including earthquake and wind, and periodically reevaluate the estimated probable maximum pre-tax loss for such exposures. Our estimated probable maximum pre-tax loss is determined through the use of modeling techniques, but such estimate does not represent our total potential loss for such exposures. Our models employ both proprietary and vendor-based systems and include cross-line correlations for property, marine, offshore energy, aviation, workers compensation and personal accident. We seek to limit the probable maximum pre-tax loss to a specific level for severe catastrophic events. Currently, we seek to limit our 1-in-250 year return period net probable maximum loss from a severe catastrophic event in any geographic zone to approximately 25% of total shareholders’ equity. We reserve the right to change this threshold at any time. Net probable maximum loss estimates are net of expected reinsurance recoveries, before income tax and before excess reinsurance reinstatement premiums. Loss estimates are reflective of the zone indicated and not the entire portfolio. Since hurricanes and windstorms can affect more than one zone and make multiple landfalls, our loss estimates include clash estimates from other zones. Our loss estimates do not represent our maximum exposures and it is highly likely that our actual incurred losses would vary materially from the modeled estimates. There can be no assurances that we will not suffer pre-tax losses greater than 25% of our total shareholders’ equity from one or more catastrophic events due to several factors, including the inherent uncertainties in estimating the frequency and severity of such events and the margin of error in making such determinations resulting from potential inaccuracies and inadequacies in the data provided by clients and brokers, the modeling techniques and the application of such techniques or as a result of a decision to change the percentage of shareholders’ equity exposed to a single catastrophic event. Catastrophe modeling utilizes a mix of historical data, scientific theory and mathematical methods. We believe that there is considerable uncertainty in the data and parameter inputs for insurance industry catastrophe models. In that regard, there is no universal standard in the preparation of insured data for use in the models and the running of modeling software. In our view, the accuracy of the models depends heavily on the availability of detailed insured loss data from actual recent large catastrophes. Due to the limited number of events, there is significant potential for substantial differences between the modeled loss estimate and actual company experience for a single large catastrophic event. This potential difference could be even greater for perils with less modeled annual frequency, such as U.S. earthquake, or less modeled annual severity, such as European windstorm. We are also reliant upon third-party estimates of industry insured exposures, and there is significant variation possible around the relationship between our loss and that of the industry following a catastrophic event. In addition, actual losses may increase if our reinsurers fail to meet their obligations to us or the reinsurance protections purchased by us are exhausted or are otherwise unavailable. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Natural and Man-Made Catastrophic Events” in our 2015 Form 10-K. Depending on business opportunities and the mix of business that may comprise our insurance and reinsurance portfolio, we may seek to adjust our self-imposed limitations on probable maximum pre-tax loss for catastrophe exposed business.
Adverse developments in the financial markets could have a material adverse effect on our results of operations, financial position and our businesses, and may also limit our access to capital; our policyholders, reinsurers and retrocessionaires may also be affected by such developments, which could adversely affect their ability to meet their obligations to us.
Adverse developments in the financial markets, such as disruptions, uncertainty or volatility in the capital and credit markets, may result in realized and unrealized capital losses that could have a material adverse effect on our results of operations, financial position and our businesses, and may also limit our access to capital required to operate our business. Depending on market conditions, we could incur additional realized and unrealized losses on our investment portfolio in future periods, which could have a material adverse effect on our results of operations, financial condition and business. Economic conditions could also have a material impact on the frequency and severity of claims and therefore could negatively impact our underwriting returns. In addition, our policyholders, reinsurers and retrocessionaires may be affected by developments in the financial markets, which could adversely affect their ability to meet their obligations to us. The volatility in the financial markets could continue to significantly affect our investment returns, reported results and shareholders’ equity.
Market developments and government actions regarding the sovereign debt crisis in Europe, particularly in Portugal, Ireland, Italy, Greece and Spain, could have a material adverse effect on our business, financial condition, results of operations and liquidity. In addition, recent developments relating to the United Kingdom’s referendum vote in favor of leaving the European Union could adversely affect us.
The global recession and disruption of the financial markets has led to concerns over access to capital markets and the solvency of EU Member States, including Portugal, Ireland, Italy, Greece and Spain and of financial institutions that have significant direct or indirect exposure to debt issued by, or the economies of, these countries. As of September 30, 2016, our investment portfolio does not contain significant investments in government bonds issued by Portugal, Ireland, Italy, Greece and Spain or in financial institutions that have significant direct or indirect exposure to debt issued by, or the economies of, those countries. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations Financial Condition, Liquidity and Capital Resources—Financial Condition—Investable Assets” in our 2016 Third Quarter Form 10-Q. The continued uncertainty over the outcome of international financial support programs and the possibility that EU Member States may experience similar financial troubles could further disrupt global markets. Rating agency downgrades on certain European sovereign debt, as well as downgrades on certain European financial institutions, and growing concern of the potential default of government issuers or of a possible withdrawal by one or more EU Member States from the Eurozone and/or a break-up of the EU has further contributed to this uncertainty.
On June 23, 2016 a referendum was held in the U.K. in which it was decided that the U.K. would leave the European Union (“Brexit”). As a result of this vote, negotiations are expected to commence to determine the terms of the U.K.’s withdrawal from the EU, including the terms of trade between the U.K. and the EU. The effects of Brexit have been, and are expected to continue to be, far reaching. The perceptions as to the impact of Brexit may adversely affect business activity and economic conditions in Europe and globally and could continue to contribute to instability in global financial and foreign exchange markets. Brexit could also have the effect of disrupting the free movement of goods, services and people between the U.K. and the EU. The full effects of Brexit are uncertain and will depend on any agreements the U.K. may make to retain access to EU markets. Lastly, as a result of the Brexit, other European countries may seek to conduct referenda with respect to their continuing membership with the EU. Given these possibilities and others we may not anticipate, as well as the lack of comparable precedent, the full extent to which our business, results of operations and financial condition could be adversely affected by Brexit is uncertain.
The negative impact of these events on economic conditions and global markets could have an adverse effect on our business, financial condition and liquidity. For example, this crisis may cause the value of the European currencies, including the Euro and the British Pounds Sterling, to further depreciate against the U.S. Dollar, which in turn could materially adversely impact assets denominated in such currencies held in our investment portfolio or results of our European book of business. In addition, the applicable legal framework and the terms of our Euro-denominated insurance policies and reinsurance agreements generally do not address withdrawal by a member state from the Eurozone or a break-up of the EU, which could create uncertainty in our payment obligations and rights under those policies and agreements in the event that such a withdrawal or break-up does occur. Additionally, a contagion effect of a possible default of one or more EU Member States and/or their withdrawal from the Eurozone, or the failure of financial institutions, on the global economy, including other EU Member States and our counterparties located in those countries, or a break-up of the EU could have a material adverse effect on our business, financial condition, results of operations and liquidity.
The risk associated with underwriting treaty reinsurance business could adversely affect us.
Like other reinsurers, our reinsurance group does not separately evaluate each of the individual risks assumed under reinsurance treaties. Therefore, we are largely dependent on the original underwriting decisions made by ceding companies. We are subject to the risk that the ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume.
While reinsurance and retrocessional coverage will be used to limit our exposure to risks, the availability of such arrangements may be limited, and counterparty credit and other risks associated with our reinsurance arrangements may result in losses which could adversely affect our financial condition and results of operations.
For the purposes of managing risk, we use reinsurance and also may use retrocessional arrangements. In the normal course of business, our insurance subsidiaries cede a portion of their premiums through pro rata, excess of loss and facultative reinsurance agreements. Our reinsurance subsidiaries purchase a limited amount of retrocessional coverage as part of their aggregate risk management program. In addition, our reinsurance subsidiaries participate in “common account” retrocessional arrangements for certain pro rata treaties. Such arrangements reduce the effect of individual or aggregate losses to all companies participating on such treaties, including the reinsurers, such as our reinsurance subsidiaries, and the ceding company. The availability and cost of reinsurance and retrocessional protection is subject to market conditions, which are beyond our control. As a result of such market conditions and other factors, we may not be able to successfully mitigate risk through reinsurance and retrocessional arrangements.
Further, we are subject to credit risk with respect to our reinsurance and retrocessions because the ceding of risk to reinsurers and retrocessionaires does not relieve us of our liability to the clients or companies we insure or reinsure. We monitor the financial condition of our reinsurers and attempt to place coverages only with carriers we view as substantial and financially sound. Although we have not experienced any material credit losses to date, an inability of our reinsurers or retrocessionaires to meet their obligations to us could have a material adverse effect on our financial condition and results of operations. Our losses for a given event or occurrence may increase if our reinsurers or retrocessionaires dispute or fail to meet their obligations to us or the reinsurance or retrocessional protections purchased by us are exhausted or are otherwise unavailable for any reason. Our failure to establish adequate reinsurance or retrocessional arrangements or the failure of our existing reinsurance or retrocessional arrangements to protect us from overly concentrated risk exposure could adversely affect our financial condition and results of operations.
Our reliance on brokers subjects us to their credit risk.
In accordance with industry practice, we generally pay amounts owed on claims under our insurance and reinsurance contracts to brokers, and these brokers, in turn, pay these amounts to the clients that have purchased insurance or reinsurance from us. In some jurisdictions, if a broker fails to make such payment, we may remain liable to the insured or ceding insurer for the deficiency. Likewise, in certain jurisdictions, when the insured or ceding company pays the premiums for these contracts to brokers for payment to us, these premiums are considered to have been paid and the insured or ceding company will no longer be liable to us for those amounts, whether or not we have actually received the premiums from the broker. Consequently, we assume a degree of credit risk associated with our brokers. To date, we have not experienced any losses related to this credit risk.
Unexpected political legislative or judicial developments related to coverage may adversely affect us.
The effects of emerging claims and coverage issues are uncertain. The insurance industry is also affected by political, judicial and legal developments that have in the past resulted in new or expanded theories of liability. These or other changes could impose new financial obligations on us by extending coverage beyond our underwriting intent or otherwise require us to make unplanned modifications to the products and services that we provide, or cause the delay or cancellation of products and services that we provide. In some instances, these changes may not become apparent until sometime after we have issued insurance or reinsurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance or reinsurance contracts may not be known for many years after a contract is issued. The effects of unforeseen developments or substantial government intervention could adversely impact our ability to achieve our goals.
The insurance businesses in which we operate may be subject to periodic negative publicity, which may negatively impact our financial results.
Our products and services are ultimately distributed to individual and business customers. From time to time, consumer advocacy groups or the media may focus attention on insurance products and services, thereby subjecting the industry to periodic negative publicity. We also may be negatively impacted if competitors in one or more of our markets engage in practices resulting in increased public attention to our business. These factors may further increase our costs of doing business and adversely affect our profitability by impeding our ability to market our products and services, requiring us to change our products or services or by increasing the regulatory burdens under which we operate.
Changes in current accounting practices and future pronouncements may materially impact our reported financial results.
Developments in accounting practices, for example a convergence of U.S. GAAP with international financial reporting standards (IFRS), may require considerable additional expense to comply with, particularly if we are required to prepare information relating to prior periods for comparable purposes or to apply the new requirements retroactively. The impact of changes in current accounting practices and future pronouncements cannot be predicted, but may affect the results of our operations, including among other things, the calculation of net income.
Risks Relating to Our Company
The proposed UGC Acquisition, as well as any future acquisitions, growth of our operations through the addition of new lines of insurance or reinsurance business through our existing subsidiaries or through the formation of new subsidiaries, expansion into new geographic regions and/or joint ventures or partnerships may expose us to risks.
We may in the future make acquisitions either of other companies or selected blocks of business, expand our business lines or enter into joint ventures. The proposed UGC Acquisition, as well as any future acquisitions, may expose us to challenges and risks, including: integrating financial and operational reporting systems and establishing satisfactory budgetary and other financial controls; funding increased capital needs, overhead expenses or cash flow shortages that may occur if anticipated sales and revenues are not realized or are delayed, whether by general economic or market conditions or unforeseen internal difficulties; obtaining management personnel required for expanded operations; obtaining necessary regulatory permissions; the value of assets acquired may be lower than expected or may diminish due to credit defaults or changes in interest rates and liabilities assumed may be greater than expected; the assets and liabilities we may acquire may be subject to foreign currency exchange rate fluctuation; and financial exposures in the event that the sellers of the entities we acquire are unable or unwilling to meet their indemnification, reinsurance and other obligations to us.
Our failure to manage successfully these operational challenges and risks may impact our results of operations. In addition, if the reserves established by us, as they relate to any acquired book of business, prove to be inadequate, then subject to whatever recourse we may have against the seller or reinsurers, we may be responsible for adverse developments in such reserves.
We may fail to realize the growth prospects and other benefits anticipated as a result of the UGC Acquisition.
The success of the UGC Acquisition will depend, in part, on our ability to realize the anticipated business opportunities and growth prospects from acquiring United Guaranty. We may never realize these business opportunities and growth prospects. Integrating United Guaranty will require significant efforts and expenditures. Our management might have its attention diverted while trying to integrate operations and corporate and administrative infrastructures and the cost of integration may exceed our expectations. We may also be required to make unanticipated capital expenditures or investments in order to maintain, improve or sustain the acquired operations or take writeoffs or impairment charges and may be subject to unanticipated or unknown liabilities relating to United Guaranty. We might experience increased competition that limits our ability to expand our business, and we might not be able to capitalize on expected business opportunities. It is possible that, following the closing of the UGC Acquisition, we may determine to reduce certain types of businesses that United Guaranty currently writes, which may result in lower revenues for the combined Arch MI U.S. and United Guaranty businesses following the UGC Acquisition than the pro forma combined revenues of Arch MI U.S. and United Guaranty for historical periods as set forth in our pro forma financial statements and the notes related thereto that are included in this prospectus supplement under the heading “Preliminary Unaudited Pro Forma Condensed Combined Financial Information.” If any of these factors limit our ability to integrate United Guaranty successfully or on a timely basis, the expectations of future results of operations following the UGC Acquisition might not be met.
In addition, Arch MI U.S. and United Guaranty have operated and, until the completion of the UGC Acquisition, will continue to operate separately. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to achieve the anticipated benefits of the UGC Acquisition and could harm our financial performance.
We will incur significant transaction and acquisition-related integration costs in connection with the UGC Acquisition.
We are currently developing a plan to integrate United Guaranty after the completion of the UGC Acquisition. Although we anticipate achieving synergies in connection with the UGC Acquisition, we also expect to incur costs to implement such cost savings measures. We cannot identify the timing, nature and amount of all such charges as of the date of this prospectus supplement. The significant transaction costs and acquisition-related integration costs could materially adversely affect our results of operations in the period in which such charges are recorded or our cash flow in the period in which any related costs are actually paid. Although we believe that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of United Guaranty, will offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all. We have identified some, but not all, of the actions necessary to achieve our anticipated cost and operational savings. Accordingly, the cost and operational savings may not be achievable in our anticipated amount or time frame or at all. Investors should not place undue reliance on the anticipated benefits of the UGC Acquisition in making their investment decision.
We will be subject to business uncertainties while the UGC Acquisition is pending that could adversely affect our current and anticipated business.
Uncertainty about the effect of the UGC Acquisition on employees and customers may have an adverse effect on us. Although we intend to take actions to reduce any adverse effects, these uncertainties may impair our and their ability to attract, retain and motivate key personnel until the UGC Acquisition is completed and for a period of time thereafter. These uncertainties could cause customers, suppliers and others that deal with us to seek to change existing business relationships. Employee retention could be reduced while the UGC Acquisition is pending, as employees may experience uncertainty about their future roles. If, despite our retention efforts, key employees depart because of concerns relating to the uncertainty and difficulty of the integration process or a desire not to remain with us, our business could be harmed.
The preparation of our financial statements requires us to make many estimates and judgments, which are even more difficult than those made in a more mature company since relatively limited historical information has been reported to us through September 30, 2016.
The preparation of consolidated financial statements requires us to make many estimates and judgments that affect the reported amounts of assets, liabilities (including reserves), revenues and expenses, and related disclosures of contingent liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, insurance, reinsurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation. We base our estimates on historical experience, where possible, and on various other assumptions that we believe to be reasonable under the circumstances, which form the basis for our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Estimates and judgments for a relatively new insurance and reinsurance company, like our company, are even more difficult to make than those made in a more mature company since relatively limited historical information has been reported to us through September 30, 2016. Instead, our current loss reserves are primarily based on estimates of exposures on reported claims and estimates involving actuarial and statistical projections of our expectations of the ultimate settlement and administration costs of claims incurred but not yet reported. We utilize actuarial models as well as historical insurance industry loss development patterns to establish our initial loss reserves. Over time, other common reserving methodologies have begun to be employed. Actual claims and claim expenses paid may, and likely will, deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.
A downgrade in our financial strength ratings or our inability to obtain a rating for our operating insurance and reinsurance subsidiaries may adversely affect our relationships with clients and brokers and negatively impact sales of our products.
Third-party rating agencies, such as A.M. Best, assess and rate the financial strength of insurers and reinsurers based upon criteria established by the rating agencies, which criteria are subject to change. Ratings are an important factor in establishing the competitive position of insurance and reinsurance companies. Insureds, ceding insurers, brokers and reinsurance intermediaries use these ratings as one measure by which to assess the financial strength and quality of insurers and reinsurers. These ratings are often an important factor in the decision by an insured, ceding insurer, broker or intermediary of whether to place business with a particular insurance or reinsurance provider.
The financial strength ratings of our operating insurance and reinsurance subsidiaries are subject to periodic review as rating agencies evaluate us to confirm that we continue to meet their criteria for ratings assigned to us by them. Such ratings may be revised downward or revoked at the sole discretion of such ratings agencies in response to a variety of factors, including a minimum capital adequacy ratio, management, earnings, capitalization and risk profile. Following the announcement of the UGC Acquisition, A.M. Best announced that it had placed the “A+” financial strength rating of our property and casualty insurance and reinsurance subsidiaries under review with developing implications; Standard & Poor’s Financial Services affirmed our property and casualty subsidiaries’ “A+” financial strength ratings but revised its outlook to negative; Moody’s Investors Service placed our ratings on review with negative implications and indicated that, following the closing of the UGC Acquisition, our property and casualty insurance subsidiaries’ financial strength rating could be lowered by one notch to “A2”; and Fitch Ratings affirmed our property and casualty subsidiaries’ “A+” financial strength ratings. See also “—Risks Relating to the Notes—Our credit ratings, including ratings on our long-term debt including the notes, may be downgraded as a result of the UGC Acquisition or otherwise.” We can offer no assurances that our ratings will remain at their current levels.
A ratings downgrade or the potential for such a downgrade, or failure to obtain a necessary rating, could adversely affect our relationships with agents, brokers, wholesalers, intermediaries, clients and other distributors of our existing products and services, as well as new sales of our products and services. In addition, under certain of the reinsurance agreements assumed by our reinsurance operations, upon the occurrence of a ratings downgrade or other specified triggering event with respect to our reinsurance operations, such as a reduction in surplus by specified amounts during specified periods, our ceding company clients may be provided with certain rights, including, among other things, the right to terminate the subject reinsurance agreement and/or to require that our reinsurance operations post additional collateral. Any ratings downgrade or failure to obtain a necessary rating could adversely affect our ability to compete in our markets, could cause our premiums and earnings to decrease and have a material adverse impact on our financial condition and results of operations. In addition, a downgrade in ratings of certain of our operating subsidiaries would in certain cases constitute an event of default under our credit facilities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Commercial Commitments—Letter of Credit and Revolving Credit Facilities” in our 2015 Form 10-K for a discussion of our credit facilities.
In light of the difficulties experienced recently by many financial institutions, including our competitors in the insurance industry, we believe it is possible that rating agencies may heighten the level of scrutiny they apply when analyzing companies in our industry, may increase the frequency and scope of their reviews, may request additional information from the companies that they rate (including additional information regarding the valuation of investment securities held), and may adjust upward the capital and other requirements employed in their models for maintenance of certain rating levels.
Technology breaches or failures, including, but not limited to, those resulting from a malicious cyber attack on us or our business partners and service providers, could disrupt or otherwise negatively impact our business and/or expose us to litigation.
We rely on information technology systems to process, transmit, store and protect the electronic information, financial data and proprietary models that are critical to our business. Furthermore, a significant portion of the communications between our employees and our business partners and service providers depends on information technology and electronic information exchange. Like all companies, our information technology systems are vulnerable to data breaches, interruptions or failures due to events that may be beyond our control, including, but not limited to, natural disasters, power outages, theft, terrorist attacks, computer viruses, hackers, errors in usage and general technology failures. Additionally, our employees and vendors may use portable computers or mobile devices which may contain duplicate or similar information to that in our computer systems, and these devices can be stolen, lost or damaged. Security breaches could expose us to the loss or misuse of our information, litigation and potential liability. In addition, cyber incidents that impact the availability, reliability, speed, accuracy or other proper functioning of these systems could have a significant negative impact on our operations and possibly our results. An incident could also result in a violation of applicable privacy and other laws, damage our reputation, cause a loss of customers or give rise to monetary fines and other penalties, which could be significant.
We believe that we have established and implemented appropriate security measures, controls and procedures to safeguard our information technology systems and to prevent unauthorized access to such systems and any data processed and/or stored in such systems, and we periodically employ third parties to evaluate and test the adequacy of such systems, controls and procedures. In addition, we have established a comprehensive business continuity plan which is designed to ensure that we are able to maintain all aspects of our key business processes functioning in the midst of certain disruptive events, including any disruptions to or breaches of our information technology systems. Our business continuity plan is routinely tested and evaluated for adequacy. Despite these safeguards, disruptions to and breaches of our information technology systems are possible. Because we rely on our technology systems for many critical functions, including connecting with our customers, if such systems were to fail or become outmoded, we may experience a significant disruption in our operations and in the business we receive and process, which could adversely affect our results of operations and financial condition.
Although we have experienced no known or threatened cases involving unauthorized access to our information technology systems and data or unauthorized appropriation of such data to date, we have no assurance that such technology breaches will not occur in the future.
Our success will depend on our ability to maintain and enhance effective operating procedures and internal controls and our Enterprise Risk Management (“ERM”) program.
Operational risk and losses can result from, among other things, fraud, errors, failure to document transactions properly or to obtain proper internal authorization, failure to comply with regulatory requirements, information technology failures, failure to appropriately transition new hires or external events. We continue to enhance our operating procedures and internal controls (including information technology initiatives and controls over financial reporting) to effectively support our business and our regulatory and reporting requirements. Our management does not expect that our disclosure controls or our internal controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. As a result of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the company have been detected. These inherent limitations include the realities that judgments in decision making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons or by collusion of two or more people. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. As a result of the inherent limitations in a cost-effective control system, misstatement due to error or fraud may occur and not be detected. Accordingly, our disclosure controls and procedures are designed to provide reasonable, not absolute, assurance that our goals are met. Any ineffectiveness in our controls or procedures could have a material adverse effect on our business.
The NAIC has increased its focus on risks within an insurer’s holding company system that may pose enterprise risk to the insurer. In 2010, the NAIC adopted amendments to its Model Insurance Holding Company System Regulatory Act and Regulation, which include, among other amendments, a requirement for the ultimate controlling person to file an enterprise risk report. In 2012, the NAIC adopted the ORSA Model Act, which requires domestic insurers to maintain a risk management framework and establishes a legal requirement for domestic insurers to conduct an ORSA in accordance with the NAIC’s ORSA Guidance Manual. The ORSA Model Act also provides that, no more than once a year, an insurer’s domiciliary regulator may request that an insurer submit an ORSA summary report, or any combination of reports that together contain the information described in the ORSA Guidance Manual, applicable to the insurer and/or the insurance group of which it is a member. We operate within an ERM framework designed to assess and monitor our risks. However, there can be no assurance that we can effectively review and monitor all risks or that all of our employees will operate within the ERM framework. There can be no assurance that our ERM framework will result in us accurately identifying all risks and accurately limiting our exposures based on our assessments.
Our business is dependent upon insurance and reinsurance brokers and intermediaries, and the loss of important broker relationships could materially adversely affect our ability to market our products and services.
We market our insurance and reinsurance products primarily through brokers and intermediaries. We derive a significant portion of our business from a limited number of brokers. During 2015, approximately 13.1% and 15.3% of our gross premiums written were generated from or placed by Aon Corporation and its subsidiaries and Marsh & McLennan Companies and its subsidiaries, respectively. No other broker and no one insured or reinsured accounted for more than 10% of gross premiums written for 2015. Some of our competitors have higher financial strength ratings, offer a larger variety of products, set lower prices for insurance coverage, offer higher commissions and/or have had longer term relationships with the brokers we use than we have. This may adversely impact our ability to attract and retain brokers to sell our insurance products or brokers may increasingly promote products offered by other companies. The failure or inability of brokers to market our insurance products successfully, or loss of all or a substantial portion of the business provided by these brokers, could have a material adverse impact on our business, financial condition and results of operations.
We could be materially adversely affected to the extent that managing general agents, general agents and other producers exceed their underwriting authorities or if our agents, our insureds or other third parties commit fraud or otherwise breach obligations owed to us.
For certain business conducted by our insurance group, following our underwriting, financial, claims and information technology due diligence reviews, we authorize managing general agents, general agents and other producers to write business on our behalf within underwriting authorities prescribed by us. In addition, we delegate the underwriting of a significant percentage of our primary new insurance written to certain mortgage lenders. Under this delegated underwriting program, the approved customer may determine whether mortgage loans meet our mortgage insurance program guidelines and commit us to issue mortgage insurance. We rely on the underwriting controls of these agents to write business within the underwriting authorities provided by us. Although we monitor such business on an ongoing basis, our monitoring efforts may not be adequate or our agents may exceed their underwriting authorities or otherwise breach obligations owed to us. In addition, our agents, our insureds or other third parties may commit fraud or otherwise breach their obligations to us. To the extent that our agents, our insureds or other third parties exceed their underwriting authorities, commit fraud or otherwise breach obligations owed to us in the future, our financial condition and results of operations could be materially adversely affected.

We are exposed to credit risk in certain of our business operations.
In addition to exposure to credit risk related to our investment portfolio, reinsurance recoverables and reliance on brokers and other agents (each discussed elsewhere in this section), we are exposed to credit risk in other areas of our business related to policyholders. We are exposed to credit risk in our insurance group’s surety unit where we guarantee to a third party that our policyholder will satisfy certain performance or financial obligations. If our policyholder defaults, we may suffer losses and be unable to be reimbursed by our policyholder. We are exposed to credit risk in our insurance group’s construction and national accounts units where we write large deductible insurance policies. Under these policies, we are typically obligated to pay the claimant the full amount of the claim (shown as “contractholder payables” on our consolidated balance sheets). We are subsequently reimbursed by the policyholder for the deductible amount (shown as “contractholder receivables” on our consolidated balance sheets), which can be a set amount per claim and/or an aggregate amount for all covered claims. As such, we are exposed to credit risk from the policyholder. We are also exposed to credit risk from policyholders on smaller deductibles in other insurance group lines, such as healthcare and excess and surplus casualty. Additionally, we write retrospectively rated policies (i.e., policies in which premiums are adjusted after the policy period based on the actual loss experience of the policyholder during the policy period). In this instance, we are exposed to credit risk to the extent the adjusted premium is greater than the original premium. While we generally seek to mitigate this risk through collateral agreements that require the posting of collateral in such forms as cash and letters of credit from banks, our efforts to mitigate the credit risk that we have to our policyholders may not be successful. Although we have not experienced any material credit losses to date, an increased inability of our policyholders to meet their obligations to us could have a material adverse effect on our financial condition and results of operations.
Our investment performance may affect our financial results and ability to conduct business.
Our operating results depend in part on the performance of our investment portfolio. A significant portion of cash and invested assets we manage consists of fixed maturities (74.1% as of September 30, 2016). Although our current investment guidelines and approach stress preservation of capital, market liquidity and diversification of risk, our investments are subject to market-wide risks and fluctuations. In addition, we are subject to risks inherent in particular securities or types of securities, as well as sector concentrations. Changing market conditions could materially affect the future valuation of securities in our investment portfolio, which could cause us to record an impairment loss on some portion of those securities on our financial statements. We may not be able to realize our investment objectives, which could have a material adverse effect on our financial results. In the event that we are unsuccessful in correlating our investment portfolio with our expected insurance and reinsurance liabilities, we may be forced to liquidate our investments at times and prices that are not optimal, which could have a material adverse effect on our financial results and ability to conduct our business.
Foreign currency exchange rate fluctuation may adversely affect our financial results.
We write business on a worldwide basis, and our results of operations may be affected by fluctuations in the value of currencies other than the U.S. Dollar. The primary foreign currencies in which we operate are the Euro, the British Pound Sterling and the Canadian Dollar. Changes in foreign currency exchange rates can reduce our revenues, increase our liabilities and costs and cause fluctuations in the valuation of our investment portfolio. We may therefore suffer losses solely as a result of exchange rate fluctuations. In order to mitigate our exposure to foreign currency fluctuations in our net insurance liabilities, we have invested and expect to continue to invest in securities denominated in currencies other than the U.S. Dollar. In addition, we may replicate investment positions in foreign currencies using derivative financial instruments. Net foreign exchange losses, excluding amounts reflected in the “other” segment and recorded in the statement of income, were $3.8 million for the nine months ended September 30, 2016, compared to net foreign exchange gains of $60.3 million for the nine months ended September 30, 2015. Changes in the value of investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the statement of income. We have chosen not to hedge certain currency risks on capital contributed to certain subsidiaries, including to Arch Insurance Europe held in British Pounds Sterling, and may continue to choose not to hedge our currency risks. There can be no assurances that arrangements to match projected liabilities in foreign currencies with investments in the same currencies or derivative financial instruments will mitigate the negative impact of exchange rate fluctuations, and we may suffer losses solely as a result of exchange rate fluctuations.
We may be adversely affected by changes in economic conditions, including interest rate changes.
Our operating results are affected by, and we are exposed to, significant financial and capital markets risk, including changes in interest rates, real estate values, foreign currency exchange rates, market volatility, the performance of the economy in general, the performance of our investment portfolio and other factors outside our control. Interest rates are highly sensitive to many factors, including the fiscal and monetary policies of the U.S. and other major economies, inflation, economic and political conditions and other factors beyond our control. Although we attempt to take measures to manage the risks of investing in changing interest rate environments, we may not be able to mitigate interest rate sensitivity effectively. Despite our mitigation efforts, an increase in interest rates could have a material adverse effect on our book value.
In addition, our investment portfolio includes residential mortgage backed securities (“RMBS”). As of September 30, 2016, RMBS constituted approximately 3.6% of cash and invested assets managed by Arch. As with other fixed income investments, the fair value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Changes in interest rates can expose us to changes in the prepayment rate on these investments. In periods of declining interest rates, mortgage prepayments generally increase and RMBS are prepaid more quickly, requiring us to reinvest the proceeds at the then current market rates. Conversely, in periods of rising rates, mortgage prepayments generally fall, preventing us from taking full advantage of the higher level of rates. However, economic conditions may curtail prepayment activity if refinancing is difficult, thus limiting prepayments on RMBS.
The residential mortgage market in the U.S. has experienced a variety of difficulties in certain underwriting periods and is only recently recovering from a period of severe home price depreciation. It is uncertain whether this recovery will continue. A decline or an extended flattening in residential property values may result in additional increases in delinquencies and losses on residential mortgage loans generally, especially with respect to any residential mortgage loans where the aggregate loan amounts (including any subordinate loans) are close to or greater than the related property values. These developments may have a significant adverse effect on the prices of loans and securities, including those in our investment portfolio. The situation continues to have wide ranging consequences, including downward pressure on economic growth and the potential for increased insurance and reinsurance exposures, which could have an adverse impact on our results of operations, financial condition, business and operations.
Mortgage insurance losses result when a borrower becomes unable to continue to make mortgage payments and the home of such borrower cannot be sold for an amount that covers unpaid principal and interest and the expenses of the sale. Deteriorating economic conditions increase the likelihood that borrowers will have insufficient income to pay their mortgages and can adversely affect housing values. In addition, natural disasters or other catastrophic events could result in increased claims if such events adversely affect the employment and income of borrowers and the value of homes. Any of these events or deteriorating economic conditions could cause our mortgage insurance losses to increase and adversely affect our results of operations and financial condition.
Our portfolio includes commercial mortgage backed securities (“CMBS”). At September 30, 2016, CMBS constituted approximately 3.9% of cash and invested assets managed by Arch. The commercial real estate market may experience price deterioration, which could lead to delinquencies and losses on commercial real estate mortgages.
Also, in each year, a significant portion of our mortgage insurance premiums will be from mortgage insurance written in prior years. Accordingly, the length of time insurance remains in force, referred to as persistency, is a significant driver of mortgage insurance revenues. Factors affecting persistency include: current mortgage interest rates compared to those rates on mortgages subject to our insurance in force, which affects the likelihood of the insurance in force to be subject to lapse due to borrower refinancing; the amount of home equity, as homeowners with more equity in their homes can generally more readily move to a new residence or refinance their existing mortgage; and mortgage insurance cancellation policies of mortgage investors and the cancellation of borrower-paid mortgage insurance, either upon request of the borrower or as required by law based upon the amortization of the loan. If these or other factors cause the length of time our mortgage insurance policies remain in force to decline, our mortgage insurance revenues could be adversely affected.
Significant, continued volatility in financial markets, changes in interest rates, a lack of pricing transparency, decreased market liquidity, declines in equity prices and the strengthening or weakening of foreign currencies against the U.S. Dollar, individually or in tandem, could have a material adverse effect on our results of operations, financial condition or cash flows through realized losses, impairments and changes in unrealized positions.
The determination of the amount of allowances and impairments taken on our investments is highly subjective and could materially impact our results of operations or financial position.
On a quarterly basis, we perform reviews of our investments to determine whether declines in fair value below the cost basis are considered other-than-temporary in accordance with applicable accounting guidance regarding the recognition and presentation of other-than-temporary impairments. The process of determining whether a security is other-than-temporarily impaired requires judgment and involves analyzing many factors. These factors include: an analysis of the liquidity, business prospects and overall financial condition of the issuer; the time period in which there was a significant decline in value; the significance of the decline; and the analysis of specific credit events. We evaluate the unrealized losses of our equity securities by issuer and determine if we can forecast a reasonable period of time by which the fair value of the securities would increase and we would recover our cost. If we are unable to forecast a reasonable period of time in which to recover the cost of our equity securities, we record a net impairment loss in earnings equivalent to the entire unrealized loss. There can be no assurance that our management has accurately assessed the level of impairments taken and allowances reflected in our financial statements. Furthermore, additional impairments may need to be taken or allowances provided for in the future. Historical trends may not be indicative of future impairments or allowances.
Certain of our investments are illiquid and are difficult to sell, or to sell in significant amounts at acceptable prices, to generate cash to meet our needs.
Our investments in certain securities, including certain fixed income and structured securities, investments in funds accounted for using the equity method, other alternative investments and strategic investments in joint ventures such as Watford Re and others, may be illiquid due to contractual provisions or investment market conditions. If we require significant amounts of cash on short notice in excess of anticipated cash requirements, then we may have difficulty selling these investments in a timely manner or may be forced to sell or terminate them at unfavorable values.
We may require additional capital in the future, which may not be available or be available only on unfavorable terms.
We monitor our capital adequacy on a regular basis. The capital requirements of our business depend on many factors, including regulatory and rating agency requirements, our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that our existing capital is insufficient to fund our future operating requirements and/or cover claim losses, we may need to raise additional funds through financings or limit our growth. Any equity or debt financing, if available at all, may be on terms that are unfavorable to us. The availability and terms of debt financing will depend on our credit ratings by credit ratings agencies, which are outside our control. In the case of equity financings, dilution to our shareholders could result, and, in any case, such securities may have rights, preferences and privileges that are senior to those of our outstanding securities. Disruptions, uncertainty or volatility in the capital and credit markets may also limit our access to capital required to operate our business. Such market conditions may limit our ability to access the capital necessary to develop our business and replace, in a timely manner, our loan and letters of credit facilities upon maturity. As such, we may be forced to delay raising capital or bear an unattractive cost of capital which could decrease our profitability and significantly reduce our financial flexibility. If we are not able to obtain adequate capital, our business, results of operations and financial condition could be adversely affected. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources—Liquidity and Capital Resources,” in our 2015 Form 10-K.
The loss of our key employees or our inability to retain them could negatively impact our business.
Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key executive officers and to attract and retain additional qualified personnel in the future. The pool of talent from which we actively recruit is limited. Although, to date, we have not experienced difficulties in attracting and retaining key personnel, the inability to attract and retain qualified personnel could have a material adverse effect on our financial condition and results of operations. In addition, our underwriting staff is critical to our success in the production of business. While we do not consider any of our key executive officers or underwriters to be irreplaceable, the loss of the services of our key executive officers or underwriters or the inability to hire and retain other highly qualified personnel in the future could delay or prevent us from fully implementing our business strategy which could affect our financial performance.
Certain employees of our Bermuda operations are required to obtain work permits before engaging in a gainful occupation in Bermuda. Required work permits may not be granted or may not remain in effect.
Under Bermuda law, only persons who are Bermudians, spouses of Bermudians, holders of a permanent resident’s certificate, holders of a working resident’s certificate or persons who are exempt pursuant to the Incentives for Job Makers Act 2011, as amended (the “IJM Act”) (“exempted persons”), may engage in gainful occupation in Bermuda without a work permit issued by the Bermuda Government. Our success may depend in part on the continued services of key employees in Bermuda. Save for the CEO and other “chief” officer positions (where the advertising requirement is automatically waived)

or where specifically waived, a work permit will be granted or extended only upon showing that, after proper public advertisement, no exempted person is available who meets the minimum requirements of the position. A work permit is issued with an expiry date of up to five years, and no assurances can be given that any work permit will be issued or, if issued, extended upon the expiration of the relevant term. However, based on current policy, it is unlikely that initial or extension applications in respect of persons holding “chief” officer positions will be denied. We have been designated by the Bermuda Government under the IJM Act as a company whose senior executives can be exempt from work permit control. This designation will remain in force provided we continue to meet the criteria for such designation under the IJM Act. All of our key officers in Bermuda are exempted persons. If our designation under the IJM Act is revoked, certain of our key officers will require work permits. We also have other key positions in Bermuda held by persons who hold work permits subject to extension. If work permits are not obtained or extended for our key employees, we could lose their services, which could materially affect our business.
Our information technology systems may be unable to meet the demands of customers.
Our information technology systems service our insurance portfolios. Accordingly, we are highly dependent on the effective operation of these systems. While we believe that the systems are adequate to service our insurance portfolios, there can be no assurance that they will operate in all manners in which we intend or possess all of the functionality required by customers currently or in the future.
Our customers, especially our mortgage insurance customers, require that we conduct our business in a secure manner, electronically via the Internet or via electronic data transmission. We must continually invest significant resources in establishing and maintaining electronic connectivity with customers. In order to integrate electronically with new customers in the mortgage insurance industry, we require electronic connections between our systems and those of the industry’s largest mortgage servicing systems and leading loan origination systems. Arch MI U.S. currently possesses connectivity with certain of these external systems, but there is no assurance that such connectivity is sufficient and we are undertaking new electronic integration efforts with third-party loan servicing and origination systems. Such efforts could significantly delay entry into certain markets or customers as the electronic integration process requires time and effort to complete. Our business, financial condition and operating results may be adversely affected if we do not possess or timely acquire the requisite set of electronic integrations necessary to keep pace with the technological demands of customers. See also “—Technology breaches or failures, including but not limited to, those resulting from a malicious cyber attached on us or our business partners and service providers, could disrupt or otherwise negatively impact our business.”
If we are unable to continue to implement our U.S. mortgage insurance growth strategy through the UGC Acquisition or otherwise, our financial results could be adversely affected.
On January 30, 2014, our U.S.-based subsidiaries completed the acquisition of CMG Mortgage Insurance Company (renamed Arch MI U.S.). Prior to the acquisition, CMG Mortgage Insurance Company had been a GSE-approved mortgage insurance company limited to only credit union customers. Our growth strategy, which we are now in the third year of implementing, is to broaden Arch MI U.S.’s customer base to national and regional banks and other mortgage lenders, while maintaining and increasing Arch MI U.S.’s share of the mortgage insurance credit union market. The failure to consummate the UGC Acquisition may adversely affect our ability to implement our growth strategy in the mortgage insurance industry. The ultimate success of our strategy will depend upon, among other factors, our ability to: continue to maintain and develop business relationships with national and regional banks and other mortgage lenders, particularly the large lenders that originate a significant majority of low down payment mortgages in the U.S., and obtain their approvals as an authorized mortgage insurance provider; continue to develop and implement necessary e-commerce connectivity with new customers’ mortgage origination systems; maintain and expand business relationships with existing credit union customers; and retain and attract a capable workforce at Arch MI U.S. necessary to implement our U.S. mortgage insurance strategy.
Because of these factors, economic conditions and competitive dynamics, the extent to which we will be successful implementing our U.S. mortgage insurance strategy is uncertain. If we are unable to continue to attract new, and retain existing, customers and process business efficiently and reliably, our results of operations and financial condition could be adversely affected.

The UGC Acquisition is subject to receipt of consent or approval from governmental authorities that could delay or prevent the completion of the UGC Acquisition or that could cause the abandonment of the UGC Acquisition.
To complete the UGC Acquisition, we need to obtain approvals or consents from, and make filings with, certain applicable governmental authorities. While we believe that we will receive all required approvals for the UGC Acquisition, there can be no assurance as to the receipt or timing of receipt of these approvals. A substantial delay in obtaining any required authorizations, approvals or consents, or the imposition of unfavorable terms, conditions or restrictions contained in such authorizations, approvals or consents, could prevent the completion of the UGC Acquisition or have an adverse effect on the anticipated benefits of the UGC Acquisition, thereby adversely impacting our business, financial condition or results of operations.
The proposed UGC Acquisition may expose us to unknown liabilities.
Because we have agreed to acquire all the outstanding equity interests of United Guaranty, our acquisition will generally be subject to all of United Guaranty’s liabilities. If there are unknown liabilities or other obligations, including contingent liabilities, our business could be materially affected. We may learn additional information about United Guaranty that adversely affects us, such as unknown liabilities, issues that could affect our ability to comply with the Sarbanes-Oxley Act or issues that could affect our ability to comply with other applicable laws.
The ultimate performance of the mortgage insurance portfolio we acquired in connection with our acquisition of Arch MI U.S. remains uncertain.
CMG Mortgage Insurance Company incurred significant losses during the period 2008 to 2012. At the closing of the acquisition, CMG Mortgage Insurance Company had insurance in force of approximately $21.5 billion. The ultimate performance of the portfolio we acquired remains uncertain and subject to factors outside of our control, including, among others, changes in unemployment, home prices and interest rates in the U.S. Deteriorating economic conditions in the U.S. could adversely affect the performance of our acquired U.S. mortgage insurance portfolio and could adversely affect our results of operations and financial condition. Pursuant to the agreement related to the acquisition, we may pay additional consideration to the former owners of CMG Mortgage Insurance Company based on the actual results of CMG Mortgage Insurance Company’s pre-closing portfolio over an agreed upon period.
The costs savings we realize from our services agreement with PMI is declining and the provision of services to PMI could hinder our ability to execute our U.S. mortgage insurance business plan.
Pursuant to a multi-year services agreement (the “Services Agreement”) with PMI Mortgage Insurance Co., in Rehabilitation (“PMI”), we perform or assist with many of PMI’s run-off operations. We believe that this arrangement allows us to leverage our operations and reduce costs associated with our technology systems and other mortgage insurance operations. The level of services required by PMI is decreasing and will continue to decrease. If the level of services required by PMI is less than anticipated or PMI terminates the Services Agreement, we may charge PMI a lower than anticipated portion of our own fixed costs and we may not achieve the cost savings anticipated. In addition, our performance under the Services Agreement could distract us from the execution of our U.S. mortgage insurance business plan. If we fail to perform services or fail to meet specified performance standards, PMI may terminate the Services Agreement and could exercise other remedies, including, under certain circumstances, the release to PMI of source code relating to our technology systems. PMI’s insureds, with whom we deal on PMI’s behalf, could seek remedies against us. If any of these events were to occur, our financial condition and results of operations could be adversely affected.
If the volume of low down payment mortgage originations declines, the amount of mortgage insurance we write in the U.S. could decline, which would reduce our mortgage insurance revenues.
The size of the U.S. mortgage insurance market depends in large part upon the volume of low down payment home mortgage originations. Factors affecting the volume of low down payment mortgage originations include, among others: restrictions on mortgage credit due to stringent underwriting standards and liquidity issues affecting lenders; changes in mortgage interest rates and home prices, and other economic conditions in the U.S. and regional economies; population trends, including the rate of household formation; and U.S. government housing policy. A decline in the volume of low down payment home mortgage originations could decrease demand for mortgage insurance, decrease our U.S. new insurance written and reduce mortgage insurance revenues.

If the role of the GSEs in the U.S. housing market changes, or if the GSEs change other policies or practices, the amount of insurance that we write could decrease.
The GSEs are the beneficiaries of the significant majority of the insurance policies we issue as a result of their purchases, statutorily required or otherwise, of qualifying mortgage loans from lenders or investors. Accordingly, changes in the following or other GSE policies could significantly affect our U.S. mortgage insurance operations: the amount of loans purchased by the GSEs that require mortgage insurance; the level of private mortgage insurance coverage lenders select when private mortgage insurance is used as the required credit enhancement on low down payment mortgages; GSE pricing, including the amount of loan level price adjustments and guaranty fees that the GSEs assess on loans that require mortgage insurance, which could reduce the demand for our products; loan eligibility standards for loans purchased by the GSEs, which impact the conforming mortgage loan origination market, including loan quality and availability; terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds required by law; purchases by the GSEs of credit enhancements other than mortgage insurance; whether the GSEs influence mortgage lenders’ selection of mortgage insurers providing coverage; and the size of loans that are eligible for purchase or guaranty by the GSEs.
The charters of the GSEs require credit enhancement for low down payment mortgages in order for such loans to be eligible for purchase or guarantee by the GSEs. Lenders have typically used mortgage insurance to satisfy GSE charter credit enhancement requirements. If the charters of the GSEs were amended to change or eliminate the acceptability of private mortgage insurance, our new mortgage insurance business could decline significantly. The GSEs have various loan purchase programs that allow for different levels of mortgage insurance coverage. Under “charter coverage,” certain lenders may choose a mortgage insurance coverage percentage that is less than the GSEs’ “standard coverage” and only the minimum required by the GSEs’ charters. The significant majority of Arch MI U.S.’s risk written in 2015 was on loans with GSE standard coverage. We charge higher premium rates for higher coverage percentages. To the extent that lower coverage is selected on GSE loans we insure in the future, Arch MI U.S.’s revenue would be reduced.
The GSEs are operating under the conservatorship of the Federal Housing Finance Agency. In conservatorship, the GSEs could change their practices with respect to mortgage insurance or individual mortgage insurers, which could affect mortgage insurance coverage required by the GSEs on mortgage loans or Arch MI U.S.’s status as an eligible mortgage insurer. In 2015, the GSEs expanded their mortgage credit risk transfer (CRT) programs; such transactions in 2015 generally did not include the purchase of private mortgage insurance from U.S. private mortgage insurers. Rather, these transactions led to increased opportunities for multiline property casualty reinsurers and capital markets participants. The GSEs’ practices also may be impacted by legislative or regulatory changes. The U.S. Congress is examining the role of the GSEs in the U.S. housing market and may implement structural and other changes to the GSEs. Since 2011, a number of legislative proposals have been introduced with regard to the future role of the GSEs, the structure of the secondary market and the role of the Federal government within the mortgage market. We cannot predict whether any of these proposals will become law or the impact any future legislation will have on our U.S. mortgage insurance operations.
As a result of the foregoing issues, it is uncertain what role the GSEs and the mortgage insurance industry will play in the housing finance system in the future or the impact of any such changes on Arch MI U.S. Changes in the roles of the GSEs or their practices could have a material adverse effect on our U.S. mortgage insurance business.
The premiums we charge for mortgage insurance on insured loans and the associated investment income may not be adequate to compensate for future losses from these loans.
We set premiums at the time a policy is issued based upon our expectations regarding likely performance over the life of insurance coverage. We generally cannot cancel mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, losses from higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by non-renewal or cancellation of insurance coverage. The premiums we charge on our insurance in force and the associated investment income may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipate, could adversely affect Arch MI U.S.’s results of operations and financial condition.

New GSE eligibility requirements for mortgage insurers could require us to contribute additional capital to Arch MI U.S. in the future, and could negatively impact our results of operations and financial condition, or reduce our operating flexibility.
Pursuant to their charters, the GSEs purchase low down payment loans insured by mortgage insurers that they determine to be qualified. Substantially all of Arch MI U.S.’s insurance written has been for loans sold to the GSEs. Fannie Mae and Freddie Mac have each published comprehensive requirements to become and remain a qualified mortgage insurer. In April 2015, the GSEs published comprehensive, revised requirements, known as the Private Mortgage Insurer Eligibility Requirements or “PMIERs.” The PMIERs became effective December 31, 2015 and apply to Arch MI U.S., which is a GSE-approved mortgage insurer. In addition to extensive requirements related to the operation of our mortgage insurance business, the PMIERs include revised financial requirements for mortgage insurers. These financial requirements require a mortgage insurer’s available assets, which generally include only the most liquid assets of an insurer, to meet or exceed “minimum required assets” as of each quarter end. Minimum required assets are calculated from PMIERs tables with several risk dimensions (including origination year, original loan-to-value and original credit score of performing loans, and the delinquency status of non-performing loans) and are subject to a minimum amount.
No later than March 1, 2016, mortgage insurers were to certify to the GSEs that they met all of the requirements of the PMIERs or identify specific requirements that they do not meet. Mortgage insurers that have not met the financial requirements of the PMIERs by June 30, 2017 will be subject to remediation actions by the GSEs. Arch MI U.S. satisfied the PMIERs’ financial requirements as of September 30, 2016. However, the available assets required to satisfy the revised financial requirements of the PMIERs at any point in time will be affected by many factors, including: macro-economic conditions, including the future performance of the housing market, which could negatively affect the performance of our mortgage insurance portfolio (including its loss development); the size and composition of Arch MI U.S.’s mortgage insurance portfolio at the applicable time of measurement; and the manner in which the PMIERs are interpreted and applied by the GSEs, including their determinations of the amount of risk ceded to reinsurers that Arch MI U.S. may deduct in its calculation of minimum required assets.
As a result of these and other factors, the amount of capital required to satisfy the PMIERs may vary significantly over time. Primarily as a result of Arch MI U.S.’s projected insurance portfolio growth in 2016 and thereafter, we may be required to contribute additional capital in the future to Arch MI U.S. to satisfy the PMIERs’ financial requirements. We cannot be sure that the capital required will not be materially higher than we anticipate or that we will be able to meet the capital requirements on an acceptable timetable, if at all. Further, increases in Arch MI U.S.’s capital in order to satisfy the PMIERs may decrease Arch MI U.S.’s return on capital unless it raises premiums, which may not be feasible due to competition.
There also can be no assurance that the GSEs will not make the PMIERs’ financial requirements more onerous in the future. The PMIERs provide that the tables of factors that determine minimum required assets may be updated to reflect changes in risk characteristics and macroeconomic conditions.
The PMIERs contain extensive requirements relating to the operation of our mortgage insurance business, including imposing additional operational requirements in areas such as claim processing, loss mitigation, underwriting, quality control, and reporting. The requirements in the PMIERs have caused us to make changes to our business practices and incur additional costs in order to achieve and maintain compliance with the PMIERs.
Under the PMIERs, Arch MI U.S. is deemed to be a “newly-approved insurer.” As a result, until January 2017, Arch MI U.S. is subject to additional PMIER requirements. See “Regulation—U.S. Insurance Regulation—GSE Qualified Mortgage Insurer Requirements,” in our 2015 Form 10-K. While we intend to comply with these requirements, there can be no assurance that the GSEs will continue to treat Arch MI U.S. as an eligible mortgage insurer. The GSEs, as major purchasers of conventional mortgage loans in the United States, are the primary beneficiaries of Arch MI U.S.’s mortgage insurance coverage. If either or both of the GSEs were to cease to consider Arch MI U.S. an eligible mortgage insurer and, therefore, cease accepting our mortgage insurance products, our results of operations and financial condition would be adversely affected.
The mix of business we write affects Arch MI U.S.’s losses and will affect its future compliance with the final PMIERs financial requirements.
Our mortgage insurance portfolio includes loans with loan-to-value ratios exceeding 95%, loans with FICO scores below 620, adjustable rate mortgages, or ARMs, reduced documentation loans and less-than-A quality loans. Even when housing values are stable or rising, we expect higher default and claim rates for high loan-to-value loans, loans with lower FICO scores, ARMs, reduced documentation loans, and less-than-A quality loans. Although we attempt to incorporate the higher default and claim rates associated with these loans into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will adequately compensate us for future losses from these loans. From time to time, we change the types of loans that we insure and the requirements under which we insure them. In 2015, we modestly expanded our underwriting guidelines and we expect this trend to continue.
The geographic mix of Arch MI U.S.’s business could increase losses and harm our financial performance. We are affected by economic downturns and other events in specific regions of the United States where a large portion of our U.S. mortgage insurance business is concentrated. As of September 30, 2016, 5.4% of Arch MI U.S.’s primary risk-in-force was located in Florida, 5.7% was located in Texas and 8.5% was located in California. Historically, Arch MI U.S. has experienced higher levels of losses in Florida and California.
Arch MI U.S.’s minimum required assets under the PMIERs will be determined, in part, by the particular risk profiles of the loans it insures. If, absent other changes, Arch MI U.S.’s mix of business changes to include more loans with higher loan-to-value ratios or lower credit scores, it will have a higher minimum required asset amount under the PMIERs and, accordingly, be required to hold more capital in order to maintain GSE eligibility.
State regulation of mortgage insurers could in the future cause Arch MI U.S. to need additional capital to fund its operations or expand its business and, if we are unable or unwilling to provide it with such capital, it may be unable to operate or expand, which could adversely affect our financial condition or results of operations.
Arch MI U.S. may require additional capital to support its growth and comply with regulatory and GSE requirements. Arch MI U.S.’s principal regulator is the Wisconsin Office of the Commissioner of Insurance. Under Wisconsin law, as well as that of 15 other states, a mortgage insurer must maintain minimum statutory capital relative to its risk-in-force in order for the mortgage insurer to continue to write new business. While formulations of minimum capital vary by jurisdiction, the most common measure applied allows for a maximum permitted risk to capital ratio of 25 to 1. Wisconsin and certain other states, including California and Illinois, apply a substantially similar requirement referred to as minimum policyholders position.
Potential changes to state mortgage insurance regulations could reduce Arch MI U.S.’s profitability and its ability to compete with credit enhancement alternatives to mortgage insurance.
The NAIC, which reviews state insurance laws and regulations, has established a Mortgage Guaranty Insurance Working Group (“Working Group”) to make recommendations to the NAIC’s Financial Condition Committee regarding changes to the NAIC’s Mortgage Guaranty Insurance Model Act. The Working Group has released a draft Model Act which includes proposed changes to minimum statutory capital requirements.
If the NAIC revises the Model Act, some state legislatures are likely to enact and implement part or all of the revised provisions. While we cannot predict the effect that any NAIC recommendations or future legislation may have on Arch MI U.S., such changes could reduce Arch MI U.S.’s profitability and its ability to compete with credit enhancement alternatives to mortgage insurance, which could adversely affect our financial condition or results of operations.
If servicers fail to adhere to appropriate servicing standards or experience disruptions to their businesses, our mortgage insurance operations could be adversely affected.
Our mortgage insurance policies require our customers and their servicers to timely submit premium and reports and utilize commercially reasonable efforts to limit and mitigate loss when a loan is in default. If one or more servicers failed to adhere to these requirements, our financial results could be adversely affected. Without reliable servicing, we may be unable to process new mortgage insurance business or service existing insured loans.
The implementation of the Basel III Capital Accord may adversely affect the use of mortgage insurance by certain banks.
In 1988, the Basel Committee on Banking Supervision developed the Basel Capital Accord, “Basel I,” which set out international benchmarks for assessing banks’ capital adequacy requirements. In 2005, the Basel Committee issued “Basel II,” which, among other things, governs the capital treatment of mortgage insurance purchased and held on balance sheet by banks in respect of their origination and securitization activities. In July 2013, federal agencies approved publication of final regulatory capital rules, called the “Basel III Rules.” With certain exceptions, the Basel III Rules became effective on

January 1, 2014. If further implementation of the Basel III Rules increases the capital requirements of banking organizations with respect to the residential mortgages we insure or does not provide sufficiently favorable treatment for the use of mortgage insurance, it could adversely affect the demand for mortgage insurance. In December 2015, the Basel Committee proposed for comment a revised capital framework that would assign risk-weights for mortgage assets based on the loan-to-value ratio of the loan at origination, without consideration of mortgage insurance. If that proposal is finalized as proposed, U.S. federal regulators could take a similar approach for U.S. institutions, which could adversely affect the demand for mortgage insurance.
Some of the provisions of our bye-laws and our shareholders agreement may have the effect of hindering, delaying or preventing third party takeovers or changes in management initiated by shareholders. These provisions may also prevent our shareholders from receiving premium prices for their shares in an unsolicited takeover.
Some provisions of our bye-laws could have the effect of discouraging unsolicited takeover bids from third parties or changes in management initiated by shareholders. These provisions may encourage companies interested in acquiring us to negotiate in advance with our board of directors, since the board has the authority to overrule the operation of several of the limitations.
Among other things, our bye-laws provide: for a classified board of directors, in which the directors of the class elected at each annual general meeting holds office for a term of three years, with the term of each class expiring at successive annual general meetings of shareholders; that the number of directors is determined by the board from time to time by a vote of the majority of our board; that directors may be removed only for cause, and cause removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony or been found by a court to be liable for gross negligence or misconduct in the performance of his or her duties; that our board has the right to fill vacancies, including vacancies created by an expansion of the board; and for limitations on a shareholder’s right to raise proposals or nominate directors at general meetings. Our bye-laws provide that certain provisions which may have anti-takeover effects may be repealed or altered only with prior board approval and upon the affirmative vote of holders of shares representing at least 65% of the total voting power of our shares entitled generally to vote at an election of directors.
The bye-laws also contain a provision limiting the rights of any U.S. person (as defined in section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)) that owns shares of ACGL, directly, indirectly or constructively (within the meaning of section 958 of the Code), representing more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors. The votes conferred by such shares of such U.S. person will be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors. Notwithstanding this provision, the board may make such final adjustments to the aggregate number of votes conferred by the shares of any U.S. person that the board considers fair and reasonable in all circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all shares of ACGL entitled to vote generally at an election of directors. ACGL will assume that all shareholders (other than specified persons) are U.S. persons unless we receive assurance satisfactory to us that they are not U.S. persons.
Moreover, most states, including states in which our subsidiaries are domiciled, have laws and regulations that require regulatory approval of a change in control of an insurer or an insurer’s holding company. Where such laws apply to us and our subsidiaries, there can be no effective change in our control unless the person seeking to acquire control has filed a statement with the regulators and has obtained prior approval for the proposed change from such regulators. The usual measure for a presumptive change in control pursuant to these laws is the acquisition of 10% or more of the voting power of the insurance company or its parent, although this presumption is rebuttable. Consequently, a person may not acquire 10% or more of our common shares without the prior approval of insurance regulators in each state in which our subsidiaries are domiciled.
The bye-laws also provide that the affirmative vote of at least 66-2/3% of the outstanding voting power of our shares (excluding shares owned by any person (and such person’s affiliates and associates) that is the owner of 15% or more (a “15% Holder”) of our outstanding voting shares) shall be required for various corporate actions, including: merger or consolidation of the company into a 15% Holder; sale of any or all of our assets to a 15% Holder; the issuance of voting securities to a 15% Holder; or amendment of these provisions; provided, however, the supermajority vote will not apply to any transaction approved by the board.

The provisions described above may have the effect of making more difficult or discouraging unsolicited takeover bids from third parties. To the extent that these effects occur, shareholders could be deprived of opportunities to realize takeover premiums for their shares and the market price of their shares could be depressed. In addition, these provisions could also result in the entrenchment of incumbent management.
Our operating insurance and reinsurance subsidiaries are subject to regulation in various jurisdictions, and violations of existing regulations or material changes in the regulation of their operations could adversely affect us.
Our insurance and reinsurance subsidiaries are subject to government regulation in each of the jurisdictions in which they are licensed or authorized to do business. Governmental agencies have broad administrative power to regulate many aspects of the insurance business, which may include trade and claim practices, accounting methods, premium rates, marketing practices, claims practices, advertising, policy forms, and capital adequacy. These agencies are concerned primarily with the protection of policyholders rather than shareholders. Governmental agencies may censure, impose fines, additional capital requirements or limitations on our operations, and/or impose criminal sanctions for violation of regulatory requirements. Moreover, insurance laws and regulations, among other things: establish solvency requirements, including minimum reserves and capital and surplus requirements; limit the amount of dividends, tax distributions, intercompany loans and other payments our insurance subsidiaries can make without prior regulatory approval; impose restrictions on the amount and type of investments we may hold; require assessments through guaranty funds to pay claims of insolvent insurance companies; and require participation in state-assigned risk plans which may take the form of reinsuring a portion of a pool of policies or the direct issuance of policies to insureds.
Our U.S. insurance and reinsurance subsidiaries write insurance and reinsurance in the U.S. These subsidiaries are subject to extensive regulation under state statutes which delegate regulatory, supervisory and administrative powers to state insurance commissioners. Such regulation generally is designed to protect policyholders rather than investors. Arch Insurance Canada writes insurance in Canada and Arch Re U.S., through a branch, writes reinsurance in Canada and each is subject to federal, as well as provincial and territorial, regulation in Canada.
In addition, virtually all U.S. states require insurers licensed to do business therein to bear a portion of contingent and incurred claim handling expenses and the unfunded amount of “covered” claim and unearned premium obligations of impaired or insolvent insurance companies, either up to the policy’s limit, the applicable guaranty fund covered claim obligation cap, or 100% of statutorily defined workers’ compensation benefits, subject to applicable deductibles. These obligations are funded by assessments, made on a retrospective, prospective or prefunded basis, which are levied by guaranty associations within the state, up to prescribed limits (typically 2% of “net direct written premium”), on all member insurers in the state on the basis of the proportionate share of the premiums written by member insurers in certain covered lines of business in which the impaired, insolvent or failed insurer was engaged. Accordingly, the total amount of assessments levied on us by the states in which we are licensed to write insurance may increase as we increase our premiums written. In addition, as a condition to the ability to conduct business in certain states (and within the jurisdiction of some local governments), insurance companies are subject to or required to participate in various premium or loss based insurance-related assessments, including mandatory (a/k/a “involuntary”) insurance pools, underwriting associations, workers’ compensation second-injury funds, reinsurance funds and other state insurance facilities. Although we may be entitled to take premium tax credit (or offsets), recover policy surcharges or include assessments in future premium rate structures for payments we make under these facilities, the effect of these assessments and insurance-related arrangements, or changes in them, could reduce our profitability in any given period or limit our ability to grow our business.
We are also subject to substantial regulation in other jurisdictions in which our subsidiaries and their branch offices conduct business, including the U.K., the EU Member States, Canada and Switzerland, and a number of our subsidiaries are subject to the financial and operational supervision of the PRA, FCA, OSFI or the CBOI.
We periodically review our corporate structure so that we can optimally deploy our capital. Changes in that structure require regulatory approval. Delays or failure in obtaining any of these approvals could limit the amount of insurance that we can write in the U.S.
If ACGL or any of our subsidiaries were to become subject to the laws of a new jurisdiction in which such entity is not presently admitted, ACGL or such subsidiary may not be in compliance with the laws of the new jurisdiction. In addition, we could, at any time and in any jurisdiction, face individual, group and class action lawsuits by our policyholders and others for alleged violations of applicable laws and regulations. Any such litigation or failure to comply with applicable laws could result in the imposition of significant restrictions on our ability to do business, and could also result in suspensions, injunctions, monetary damages, fines or other sanctions, any or all of which could adversely affect our financial condition and results of operations.
Our business is subject to risks related to litigation.
We may from time to time be subject to a variety of legal actions relating to our current and past business operations, including, but not limited to, disputes over coverage or claims adjudication, including claims alleging that we have acted in bad faith in the administration of claims by our policyholders, disputes with our agents, producers or network providers overcompensation and termination of contracts and related claims and disputes relating to certain businesses acquired or disposed of by us.
Multi-party or class action claims may present additional exposure to substantial economic, non-economic or punitive damage awards. The loss of even one of these claims, if it resulted in a significant damage award or a judicial ruling that was otherwise detrimental, could create a precedent in the industry that could have a material adverse effect on our results of operations and financial condition. This risk of potential liability may make reasonable settlements of claims more difficult to obtain. We cannot determine with any certainty what new theories of recovery may evolve or what their impact may be on our business.
Mortgage insurers have been involved in litigation alleging violations of the Real Estate Settlement Procedures Act of 1974 (“RESPA”) and the Fair Credit Reporting Act of 1970 (“FCRA”). RESPA generally precludes Arch MI U.S. from providing services or products to mortgage lenders free of charge, charging fees for services that are lower than their reasonable or fair market value, and paying fees for services that others provide that are higher than their reasonable or fair market value, in exchange for the referral of mortgage insurance Violations of the referral fee limitations of RESPA may be enforced by the federal agencies, state attorneys general and state insurance commissioners, as well as by private litigants in class actions. In the past, a number of lawsuits and regulatory orders issued by the CFPB have challenged the actions of mortgage insurers, alleging that the insurers violated RESPA by entering into captive reinsurance arrangements or providing products or services, including contract underwriting, to mortgage lenders at improperly reduced prices in return for the referral of mortgage insurance. See “Regulation—U.S. Insurance Regulation—Real Estate Settlement Procedures Act of 1974,” in our 2015 Form 10-K.
If our Bermuda principal operating subsidiary becomes subject to insurance statutes and regulations in jurisdictions other than Bermuda or if there is a change in Bermuda law or regulations or the application of Bermuda law or regulations, there could be a significant and negative impact on our business.
Arch Re Bermuda, our Bermuda insurance and reinsurance subsidiary, is a registered Bermuda Class 4 general business insurer and as a Class C long-term business insurer and has been designated as the Designated Insurer of the Arch Group for group supervision purposes. As such, it is subject to regulation and supervision in Bermuda. See “Regulation—Bermuda Insurance Regulation,” in our 2015 Form 10-K.
Bermuda’s statutes and regulations may restrict our ability to write insurance and reinsurance policies, distribute funds and pursue our investment strategy. We do not presently intend for Arch Re Bermuda to be admitted to do business in the U.S., U.K. or any jurisdiction other than Bermuda, although Arch Re Bermuda has been approved as a “certified reinsurer” in certain U.S. states that allow reduced collateral for reinsurance ceded to such reinsurers. We cannot assure you that insurance regulators in the U.S., U.K. or elsewhere will not review the activities of Arch Re Bermuda or its subsidiaries or agents and assert that Arch Re Bermuda is subject to such jurisdiction’s licensing requirements, or impose restrictions on Arch Re Bermuda as a condition for its being approved as a “certified reinsurer.”
Generally, Bermuda insurance statutes and regulations applicable to Arch Re Bermuda are less restrictive than those that would be applicable if they were governed by the laws of any states in the U.S. If in the future we become subject to any insurance laws of the U.S. or any state thereof or of any other jurisdiction, we cannot assure you that we would be in compliance with such laws or that complying with such laws would not have a significant and negative effect on our business.
The process of obtaining licenses is very time consuming and costly, and Arch Re Bermuda may not be able to become licensed in jurisdictions other than Bermuda should we determine it desirable to do so. The modification of the conduct of our business that would result if we were required or chose to become licensed in certain jurisdictions could significantly and negatively affect our financial condition and results of operations. In addition, our inability to comply with insurance statutes and regulations could significantly and adversely affect our financial condition and results of operations by limiting our ability to conduct business as well as subject us to penalties and fines.
Because Arch Re Bermuda is a Bermuda company, it is subject to changes in Bermuda law and regulation that may have an adverse impact on our operations, including through the imposition of tax liability or increased regulatory supervision. In addition, Arch Re Bermuda will be exposed to any changes in the political environment in Bermuda. The Bermuda insurance and reinsurance regulatory framework recently has become subject to increased scrutiny in many jurisdictions, including the U.K. While we cannot predict the future impact on our operations of changes in the laws and regulation to which we are or may become subject, any such changes could have a material adverse effect on our business, financial condition and results of operations.
If our Bermuda reinsurance subsidiary is unable to provide collateral to ceding companies, its ability to conduct business could be significantly and negatively affected.
Arch Re Bermuda is a registered Bermuda insurance company and is not licensed or admitted as an insurer in any jurisdiction in the U.S., although Arch Re Bermuda has been approved as a “certified reinsurer” in certain U.S. states that allow reduced collateral for reinsurance ceded to such reinsurers. Insurance regulations in the U.S. do not uniformly permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless security is posted, and Arch Re Bermuda’s contracts generally require it to post a letter of credit or provide other security, even in U.S. states where it has been approved for reduced collateral. Although, to date, Arch Re Bermuda has not experienced any difficulties in providing collateral when required, if we are unable to post security in the form of letters of credit or trust funds when required, the operations of Arch Re Bermuda could be significantly and negatively affected.
ACGL is a holding company and is dependent on dividends and other payments from its operating subsidiaries, which are subject to dividend restrictions, to make payments, including the payment of debt service obligations and operating expenses we may incur and any payments of dividends, redemption amounts or liquidation amounts with respect to our preferred shares and common shares.
ACGL is a holding company whose assets primarily consist of the shares in our subsidiaries. Generally, ACGL depends on its available cash resources, liquid investments and dividends or other distributions from subsidiaries to make payments, including the payment of debt service obligations and operating expenses it may incur and any payments of dividends, redemption amounts or liquidation amounts with respect to our preferred shares and common shares, and to fund the share repurchase program. The ability of our regulated insurance and reinsurance subsidiaries to pay dividends or make distributions is dependent on their ability to meet applicable regulatory standards. In addition, the ability of our insurance and reinsurance subsidiaries to pay dividends to ACGL and to intermediate parent companies owned by ACGL could be constrained by our dependence on financial strength ratings from independent rating agencies. Our ratings from these agencies depend to a large extent on the capitalization levels of our insurance and reinsurance subsidiaries. We believe that ACGL has sufficient cash resources and available dividend capacity to service its indebtedness and other current outstanding obligations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources—Liquidity and Capital Resources,” in our 2015 Form 10-K and 2016 Third Quarter Form 10-Q.
The enforcement of civil liabilities against us may be difficult.
We are a Bermuda company and some of our officers and directors are residents of various jurisdictions outside the U.S. All or a substantial portion of our assets and the assets of those persons may be located outside the U.S. As a result, it may be difficult for you to effect service of process within the U.S. upon those persons or to enforce in U.S. courts judgments obtained against those persons.
We have appointed National Registered Agents, Inc., New York, New York, as our agent for service of process with respect to actions based on offers and sales of securities made in the U.S. We have been advised by our special Bermuda legal counsel, Conyers Dill & Pearman Limited, that the U.S. and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that a final judgment for the payment of money rendered by a court in the U.S. based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would, therefore, not be automatically enforceable in Bermuda. We also have been advised by Conyers Dill & Pearman Limited that a final and conclusive judgment obtained in a court in the U.S. under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the Supreme Court of Bermuda under the common law doctrine of obligation.
Such an action should be successful upon proof that the sum of money is due and payable, and without having to prove the facts supporting the underlying judgment, as long as: the court which gave the judgment had proper jurisdiction over the parties to such judgment; such court did not contravene the rules of natural justice of Bermuda; such judgment was not obtained by fraud; the enforcement of the judgment would not be contrary to the public policy of Bermuda; no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and there is due compliance with the correct procedures under Bermuda law.
A Bermuda court may impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of Bermuda against us or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.
Our international business is subject to applicable laws and regulations relating to sanctions and foreign corrupt practices, the violation of which could adversely affect our operations.
We must comply with all applicable economic sanctions and anti-bribery laws and regulations of the U.S. and other foreign jurisdictions where we operate, including the U.K. and the European Community. U.S. laws and regulations applicable to us include the economic trade sanctions laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control as well as certain laws administered by the U.S. Department of State. In addition, we are subject to the Foreign Corrupt Practices Act and other anti-bribery laws such as the U.K. Bribery Act that generally bar corrupt payments or unreasonable gifts to foreign governments or officials. Although we have policies and controls in place that are designed to ensure compliance with these laws and regulations, it is possible that an employee or intermediary could fail to comply with applicable laws and regulations. In such event, we could be exposed to civil penalties, criminal penalties and other sanctions, including fines or other punitive actions. In addition, such violations could damage our business and/or our reputation. Such criminal or civil sanctions, penalties, other sanctions, and damage to our business and/or reputation could have a material adverse effect on our financial condition and results of operations.
Risks Relating to the Notes
Our credit ratings, including ratings on our long-term debt including the notes, may be downgraded as a result of the UGC Acquisition or otherwise.
We have sought to obtain ratings for the notes. However, if any ratings are assigned to the notes in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the notes. A rating is not a recommendation to purchase, sell or hold any particular security, including the notes. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the notes may not reflect all risks related to us and our business, or the structure or market value of the notes. Ratings reflect only the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Real or anticipated changes in our credit ratings could have an adverse effect on the market price of the notes. Following the announcement of the UGC Acquisition, Standard & Poor’s Financial Services affirmed our “A-” long‑term counterparty credit rating and revised its outlook to negative from stable; Moody’s Investors Service placed our ratings on review for downgrade and indicated that, following the closing of the UGC Acquisition, our senior unsecured debt rating could be lowered by one notch to “Baa1”; and Fitch Ratings placed our long-term issuer credit ratings and senior unsecured debt rating on negative watch and indicated that, following the closing of the UGC Acquisition, they could be lowered by up to two notches to “BBB+” and “BBB”, respectively. A downgrade in our credit ratings could affect our ability to obtain financing and/or the terms of such financing. Neither we nor any underwriter undertakes any obligation to maintain the ratings or to advise holders of notes of any change in ratings and there is no requirement in the indenture to maintain any particular rating. Each agency’s rating should be evaluated independently of any other agency’s rating. See also “—Risks Relating to Our Company—A downgrade in our financial strength ratings or our inability to obtain a rating for our operating insurance and reinsurance subsidiaries may adversely affect our relationships with clients and brokers and negatively impact sales of our products.”

An active trading market for the notes may not develop.
The notes constitute new issues of securities with no established trading market. We cannot assure you that an active after-market for the notes will develop or be sustained or that holders of the notes will be able to sell their notes at favorable prices or at all. Although the underwriters have indicated to us that they intend to make a market in the notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, we cannot give any assurance as to the liquidity of, or trading markets for, the notes. The notes are not listed, and we do not plan to apply to list the notes on any securities exchange or to include them in any automated quotation system.
The notes and note guarantee are obligations of the issuer and ACGL, respectively, and not of our operating subsidiaries and will be effectively subordinated to the claims of the operating subsidiaries’ creditors.
The notes will be obligations of the issuer. The issuer was recently formed for the sole purpose of issuing the notes in this offering. It has no business activities. Following the closing of this offering, the issuer will lend the net proceeds of this offering to Arch U.S. MI Holdings Inc., the direct parent company of Arch MI U.S. and purchaser of United Guaranty, and will receive an intercompany note in consideration thereof. This intercompany note will be the issuer’s sole asset.
The note guarantee will be an obligation of ACGL and not of its subsidiaries. ACGL is a holding company and, accordingly, it conducts substantially all of its operations through its operating subsidiaries. As a result, ACGL’s cash flow and its ability to service its debt, including the note guarantee, depend upon the earnings of its operating subsidiaries and on the distribution of earnings, loans or other payments from such subsidiaries to ACGL. See “—Risks Relating to our Company—ACGL is a holding company and is dependent on dividends and other payments from its operating subsidiaries, which are subject to dividend restrictions, to make payments, including the payment of debt service obligations and operating expenses we may incur and any payments of dividends, redemption amounts or liquidation amounts with respect to our preferred shares and common shares.”
The operating subsidiaries of ACGL are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or the note guarantee or to provide ACGL with funds for its payment obligations, whether by dividends, distributions, loans or other payments. In addition to being limited by the financial condition and operating requirements of such subsidiaries, any payment of dividends, distributions, loans or advances by ACGL’s subsidiaries to ACGL could be subject to statutory or contractual restrictions. Moreover, since certain of ACGL’s subsidiaries are insurance companies, their ability to pay dividends to ACGL is subject to regulatory limitations. See “Business—Regulation” in the 2015 Form 10-K.
The rights of ACGL to receive any assets of any of its subsidiaries upon liquidation or reorganization of such subsidiaries, and therefore the rights of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of such subsidiary’s creditors. In addition, even if the issuer or ACGL were a creditor of any of ACGL’s subsidiaries, the rights of the issuer or ACGL, as applicable, as a creditor would be subordinate to any security interest in the assets of such subsidiaries and any indebtedness of such subsidiaries senior to that held by it. The notes and the note guarantee would also be structurally subordinated to the rights of the holders of any preferred stock issued by the subsidiaries of the issuer (if any) and the subsidiaries of ACGL, as applicable, whether currently outstanding or issued hereafter.
Your right to receive payments on the notes is effectively subordinated to those lenders who have a security interest in the assets of the issuer or ACGL.
The notes and the note guarantee are unsecured. In the future, the issuer or ACGL may incur indebtedness that is secured by certain or substantially all of their respective tangible and intangible assets, including the equity interests of each of their existing and future subsidiaries. If the issuer or ACGL were unable to repay any such secured indebtedness, the creditors of such obligations could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes offered hereby and the note guarantee at such time. In any such event, because the notes and the note guarantee and the indenture governing the notes and the note guarantee are unsecured, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to fully satisfy your claims.

The issuer may redeem the notes prior to their maturity date and you may not be able to reinvest the proceeds in a comparable security.
The notes may be redeemed at any time or from time to time, or may be required to be redeemed under certain circumstances, in each case, at the redemption prices described in “Description of Notes and Note Guarantee—Optional Redemption” and “Description of Notes and Note Guarantee—Special Mandatory Redemption.” In the event the notes are redeemed, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes.
The indenture under which the notes will be issued will contain only limited protection for holders of the notes in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger, amalgamation or similar transaction in the future.
The indenture under which the notes will be issued may not sufficiently protect holders of notes in the event that the issuer or ACGL are involved in a highly leveraged transaction, reorganization, restructuring, merger, amalgamation or similar transaction. The indenture will not contain any provisions restricting the issuer, ACGL or any of their respective subsidiaries’ ability to:

•	incur additional debt,

•	pay dividends on or purchase or redeem capital stock;

•	sell assets (other than certain restrictions on our ability to consolidate, merge, amalgamate or sell all or substantially all of our assets and our ability to sell the stock of certain subsidiaries);

•	create liens (other than certain limitations on creating liens on the stock of certain subsidiaries) or enter into sale and leaseback transactions; or

•	create restrictions on the payment of dividends or other amounts to the issuer or ACGL from their respective subsidiaries.
Additionally, the indenture will not require the issuer to offer to purchase the notes in connection with a change of control or require that the issuer or ACGL or their respective subsidiaries adhere to any financial tests or ratios or specified levels of net worth.
The issuer will have no material assets.
The issuer was formed in connection with this offering solely for the purpose of issuing the notes and currently has no independent operations or subsidiaries. Following the closing of this offering, the issuer will lend the net proceeds of this offering to Arch U.S. MI Holdings Inc., the direct parent company of Arch MI U.S. and purchaser of United Guaranty, and will receive an intercompany note in consideration thereof. This intercompany note will be the issuer’s sole asset. The notes will be fully and unconditionally guaranteed by ACGL.
The issuer may not be able to redeem the notes in the event of a special mandatory redemption, and holders of the notes may not obtain their expected return.
The UGC Acquisition is subject to various closing conditions, many of which are beyond the control of the issuer and ACGL. If (i) the Stock Purchase Agreement is terminated on any date prior to August 31, 2017 or (ii) the UGC Acquisition is not consummated prior to August 31, 2017, the issuer will be required to redeem the notes at a redemption price equal to 101% of the aggregate principal amount of the notes, together with accrued and unpaid interest on such notes from the issue date or the last date on which interest has been paid up to, but not including, the applicable special mandatory redemption date. If we redeem the notes pursuant to a special mandatory redemption, holders of the notes may not obtain their expected return on the notes and may not be able to reinvest the proceeds from such special mandatory redemption in an investment that results in a comparable return. Holders of the notes will have no rights under the special mandatory redemption provisions of the notes as long as the UGC Acquisition is consummated within the time frame set forth under “Description of Notes and Note Guarantee—Special Mandatory Redemption.” Upon the consummation of this offering, the net proceeds of this offering will not be placed into escrow and will be available to the issuer for use without restriction of any kind, and holders of notes will not have any security interest in such proceeds. Accordingly, the issuer will need to fund any special mandatory redemption using cash that it voluntarily retained or from other sources of liquidity (including drawings under its revolving credit facility). In the event of a special mandatory redemption, there is no assurance that the issuer will have sufficient funds to redeem any or all of the notes. The failure of the issuer to redeem the notes as required under the indenture governing the notes would result in a default under the indenture, which could result in defaults under its other debt agreements and have material adverse consequences for it and the holders of the notes. In addition, the ability of the issuer to redeem or purchase the notes for cash may be limited by the law or terms of other agreements relating to its indebtedness outstanding at the time. In addition, holders of the notes will not have any right to require us to redeem or repurchase their notes if between the closing of this offering and the consummation of the UGC Acquisition we experience any changes, including any material changes, in our businesses or financial condition, or if the terms of the Stock Purchase Agreement change, including in material respects. Your decision to invest in the notes is made at the time of the offering of the notes. Changes in our business or financial condition, or the terms of the Stock Purchase Agreement or the financing related thereto, between the closing of this offering and the closing of the transactions contemplated by the Stock Purchase Agreement will have no effect on your rights as a purchaser of the notes.
Risks Relating to Taxation
We and our non-U.S. subsidiaries may become subject to U.S. federal income taxation.
ACGL and its non-U.S. subsidiaries intend to operate their business in a manner that will not cause them to be treated as engaged in a trade or business in the U.S. and, thus, will not be required to pay U.S. federal income taxes (other than U.S. excise taxes on insurance and reinsurance premium and withholding taxes on certain U.S. source investment income) on their income. However, because there is uncertainty as to the activities which constitute being engaged in a trade or business in the U.S., there can be no assurances that the U.S. Internal Revenue Service (“IRS”) will not contend successfully that ACGL or its non-U.S. subsidiaries are engaged in a trade or business in the U.S. If ACGL or any of its non-U.S. subsidiaries were subject to U.S. income tax, our shareholders’ equity and earnings could be adversely affected.
Congress has been considering legislation intended to eliminate certain perceived tax advantages of Bermuda and other non-U.S. insurance companies and U.S. insurance companies having Bermuda and other non-U.S. affiliates, including perceived tax benefits resulting principally from reinsurance between or among U.S. insurance companies and their Bermuda or other non-U.S. affiliates. Some U.S. insurance companies have also been lobbying Congress recently to pass such legislation. In this regard, the American Jobs Creation Act of 2004 (the “Jobs Act”) permits the IRS to re-allocate, re-characterize or adjust items of income, deduction or certain other items related to a reinsurance agreement between related parties to reflect the proper source, character and amount for each item (in contrast to prior law, which only covered source and character). The Jobs Act also eliminated the tax benefits available to a U.S. company that, after March 4, 2003, changed its legal domicile to a non-U.S. jurisdiction, a transaction commonly known as an inversion. We changed our legal domicile from the U.S. to Bermuda, but were not affected by the anti-inversion rule because our change in domicile occurred in November 2000. The American Infrastructure Investment and Improvement Act of 2008 as passed by the Senate Finance Committee would have made the Jobs Act anti-inversion rule applicable retroactively to inversions that occurred after March 20, 2002. Although this modification would not affect ACGL, no assurance can be given that if reintroduced in the current Congress the final bill will not make the Jobs Act anti-inversion rule applicable retroactively to inversions that occurred on an earlier date, in which case ACGL could be adversely affected. A legislative proposal reintroduced in 2015 would treat certain foreign corporations as U.S. corporations if such corporation is primarily managed and controlled within the U.S. While we believe ACGL is not primarily managed and controlled within the U.S., there is no assurance that the proposal would not apply to ACGL. Another legislative proposal would treat a foreign corporation as a U.S. corporation if it is determined that the foreign corporation was formed or organized principally for the purpose of avoiding being treated as a U.S. corporation. It is uncertain whether this proposal would apply to ACGL, but it would adversely affect us if enacted and found to apply. Another legislative proposal has been introduced that would treat certain “tax haven CFCs” as U.S. corporations for federal income tax purposes. The term “tax haven CFC” would include a Bermuda corporation that is a controlled foreign corporation, but would exclude corporations that engage in the active conduct of a trade or business in Bermuda. It is not clear how this bill would apply to ACGL, which conducts its insurance and reinsurance businesses through its subsidiaries. Further, it is not clear whether this bill was intended to apply to a publicly traded company such as ACGL. There is no assurance that this legislative proposal, if enacted, would not apply to ACGL or any of its non-U.S. subsidiaries. In addition, Congress has conducted hearings relating to the tax treatment of reinsurance between affiliates and is reported to be considering legislation that would adversely affect reinsurance between U.S. and non-U.S. affiliates. One such proposal would increase the excise tax rate on reinsurance premiums paid to affiliated non-U.S. reinsurers. A legislative proposal in the House of Representatives as well as a prior Senate Finance Committee staff discussion draft and other prior proposals would limit deductions for premiums ceded to affiliated non-U.S. reinsurers above certain levels. The Administration’s Fiscal Year 2017 Revenue Proposals contain a similar but more restrictive provision that would deny deductions for all premiums ceded to affiliated non-U.S. reinsurers, offset by an exclusion for any ceding commissions received or reinsurance recovered from such affiliates. Two legislative proposals (i.e., H.R. 3157 and S. 1963) introduced during the 112th Congress appeared to include a provision that is similar to the one contained in the Administration’s Fiscal Year 2017 Revenue Proposals. A similar proposal has also been introduced in the current 114th Congress. In July 2015, the Senate Finance Committee’s International Tax Reform Working Group released a final report providing a loose framework for U.S. tax reform. While the final report discussed issues regarding foreign affiliate reinsurance, it did not recommend any specific proposal in this respect. Enactment of any such legislation or proposal described above as well as other changes in U.S. tax laws, regulations and interpretations thereof to address these issues could adversely affect us.
In November 2013, the Senate Committee on Finance published two alternative Chairman’s Staff Discussion Drafts on reforming international business taxation. The drafts contain legislative proposals that, if enacted, could adversely affect us. The drafts include a provision to limit deductions for premium ceded to affiliated non-U.S. reinsurers, which is similar to the provision in the Administration’s Fiscal Year 2017 Revenue Proposals as described above. The drafts would repeal the portfolio interest exemption on U.S. corporate debt, which could significantly increase tax liabilities on our investment portfolio or cause us to increase investment in non-U.S. corporate debt. In February 2014, the House Ways and Means Committee Chairman Dave Camp published a tax reform proposal titled “Tax Reform Act of 2014,” which was subsequently introduced to the Congress in December 2014 (the “Camp bill”). The Camp bill contains several provisions that, if enacted, could adversely affect us. One provision is similar to the reinsurance premium disallowance provision contained in the Administration’s Fiscal Year 2017 Revenue Proposals as described above. Other provisions in the Camp bill would modify certain tax rules applicable to U.S. and non-U.S. insurance companies, which could adversely affect our U.S. federal income tax liabilities. The Camp bill has not been reintroduced in the current 114th Congress. In February 2016, the U.S. Department of the Treasury released a revised 2016 U.S. Model Income Tax Convention, which contained several substantive changes to the 2006 U.S. Model Income Tax Convention. These changes outline the U.S. Department of the Treasury’s position on related issues in the future treaty negotiations. While the changes would have no legal effect unless they are incorporated in the relevant income tax treaties through negotiation with other contracting states, there is no assurance that the adoption of any of the changes would not adversely affect income tax liabilities of any of us or any of our subsidiaries.
Our non-U.K. companies may be subject to U.K. tax that may have a material adverse effect on our results of operations.
We intend to operate in such a manner so that none of our companies, other than our U.K. subsidiaries and branch operations (the “U.K. Group”), should be resident in the U.K. for tax purposes or carry on a trade, whether or not through a permanent establishment, in the U.K. Accordingly, we do not expect that of our other subsidiaries, other than the U.K. Group, should be subject to U.K. tax. Case law has held that whether or not a trade is being carried on in the U.K. is a matter of fact and emphasis is placed on where the operations take place from which the profits in substance arise. HM Revenue and Customs might contend successfully that one or more of our subsidiaries, in addition to the U.K. Group, is carrying on a trade in the U.K. For U.K. tax purposes, a non-U.K. tax resident company will be subject to U.K. corporation tax only if it carries on a trade through a permanent establishment in the U.K. However, that subsidiary may still be subject to U.K. income tax if it carries on a trade in the U.K. without a permanent establishment, unless it is entitled to the protection afforded by a double tax treaty between the U.K. and the jurisdiction in which that company is resident. If any of our subsidiaries is treated as resident, or carrying on a trade, in the U.K., whether or not through a permanent establishment, and, therefore, subject to U.K. tax, our results of operations could be materially adversely affected.
We may become subject to taxes in Bermuda after March 31, 2035, which may have a material adverse effect on our results of operations.
Under current Bermuda law, we are not subject to tax on income, profits, withholding, capital gains or capital transfers. Furthermore, we have obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act, 1966, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of the tax will not be applicable to us or our operations until March 31, 2035. We could be subject to taxes in Bermuda after that date. This assurance does not, however, prevent the imposition of taxes on any person ordinarily resident in Bermuda or any company in respect of its ownership of real property or leasehold interests in Bermuda.

The impact of Bermuda’s letter of commitment to the OECD to eliminate harmful tax practices is uncertain and could adversely affect our tax status in Bermuda.
The Organization for Economic Cooperation and Development (“OECD”) has published reports and launched a global initiative among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. Bermuda was not listed in the most recent report as an uncooperative tax haven jurisdiction because it had previously committed to eliminate harmful tax practices, to embrace international tax standards for transparency, to exchange information and to eliminate an environment that attracts business with no substantial domestic activity. We are not able predict what changes will arise from the commitment or whether such changes will subject us to additional taxes.
We may become subject to increased taxation in Bermuda and other countries as a result of the OECD’s plan on “Base erosion and profit shifting.”
The OECD, with the support of the G20, initiated the “base erosion and profit shifting” (“BEPS”) project in 2013 in response to concerns that international tax standards have not kept pace with changes in global business practices and that changes are needed to international tax laws to address situations where multinationals may pay little or no tax in certain jurisdictions by shifting profits away from jurisdictions where the activities creating those profits may take place. In October 2015, the OECD issued “final reports” in connection with the BEPS project. The final reports have been approved for adoption by the G20 finance ministers in November 2015. The final reports provide the basis for international standards for corporate taxation that are designed to prevent, among other things, the artificial shifting of income to tax havens and low-tax jurisdictions, the erosion of the tax base through interest deductions on intercompany debt and the artificial avoidance of permanent establishments (i.e., tax nexus with a jurisdiction). The measures also contemplate the development of a multilateral instrument to incorporate and facilitate changes to tax treaties.
Legislation to adopt these standards has been enacted or is currently under consideration in a number of jurisdictions to implement these standards, including country-by-country reporting. As a result, our income may be taxed in jurisdictions where it is not currently taxed and at higher rates of tax than currently taxed, which may substantially increase our effective tax rate. Also, the adoption of these standards may increase the complexity and costs associated with tax compliance and adversely affect our financial position and results of operations.

USE OF PROCEEDS
We expect to receive approximately $941.0 million in net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds of this offering to finance the UGC Acquisition, to pay related costs and expenses, and for anticipated growth in our mortgage and other select businesses. The closing of this offering is not contingent on the closing of the UGC Acquisition. If the UGC Acquisition does not occur, the notes will be subject to special mandatory redemption as described in “Description of Notes and Note Guarantee—Special Mandatory Redemption.”
We will temporarily invest any net proceeds not used immediately in short-term, interest-bearing obligations.
RATIO OF EARNINGS TO FIXED CHARGES
The ratio of earnings to fixed charges for each of the periods set forth below is as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges(1)	12.2x	11.2x	8.5x	13.0x	24.9x	16.9x	14.4x
____________________

(1)
For purposes of determining the ratio of earnings to fixed charges, “earnings” consists of (a) income before income taxes, minus (b) equity in net income of investees, plus (c) fixed charges, and “fixed charges” consists of (a) interest and amortization on indebtedness, plus (b) estimate of interest component within rental expense net of sublease income.

CAPITALIZATION
The following table sets forth our capitalization at September 30, 2016 on:

•	an actual basis;

•	an as adjusted basis to give effect to this offering and the application of net proceeds, as if such actions had occurred on September 30, 2016; and

•	an as further adjusted basis to give effect to the UGC Acquisition as if it had occurred on September 30, 2016.
The following should be read in conjunction with (1) our financial statements and the notes related thereto which are included in our 2016 Third Quarter Form 10-Q and (2) our pro forma financial statements and the notes related thereto that are included in this prospectus supplement under the heading “Preliminary Unaudited Pro Forma Condensed Combined Financial Information.”

	September 30, 2016
(U.S. dollars in thousands, except share data)	Actual	As adjusted for this offering	As further adjusted for the UGC Acquisition
5.144% Senior Notes due 2043 of Arch Capital Group (U.S.) Inc.(1)	$500,000	$500,000	$500,000
7.35% Senior Notes due 2034 of ACGL(1)	300,000	300,000	300,000
4.011% Senior Notes due 2026 of Arch Finance offered hereby(1)	—	500,000	500,000
5.031% Senior Notes due 2046 of Arch Finance offered hereby(1)	—	450,000	450,000
Revolving credit facility borrowings(2)	398,100	398,100	797,738
Total debt(3)	1,198,100	2,148,100	2,547,738
Shareholders’ equity:
Series C Non-Cumulative Preferred Shares (13,000,000 issued and outstanding, actual and as adjusted and as further adjusted)	325,000	325,000	325,000
Series D Convertible Preferred Shares (0 issued and outstanding, actual and as adjusted; 12,762,816 issued and outstanding, as further adjusted)	—	—	1,041,701
Series E Non-Cumulative Preferred Shares (18,000 issued and outstanding, as adjusted and as further adjusted)	450,000	450,000	450,000
Common shares ($0.0033 par value, 600,000,000 shares authorized, and 174,499,023 shares issued and outstanding, actual, as adjusted and as further adjusted(4)	582	582	582
Additional paid-in capital	516,204	516,204	516,204
Retained earnings	7,972,643	7,972,643	7,958,045
Accumulated other comprehensive income, net of deferred income tax	119,752	119,752	110,860
Common shares held in treasury, at cost (shares: 51,823,826)	(2,031,859)	(2,031,859)	(2,031,859)
Non-redeemable noncontrolling interests(5)	834,808	834,808	834,808
Total shareholders’ equity	8,187,130	8,187,130	9,205,341
Total capitalization	$9,385,230	$10,335,230	$11,753,079
Selected ratios:
Ratio of total debt to total capitalization	12.8%	20.8%	21.7%
Ratio of total preferred shares to total capitalization	8.3%	7.5%	6.6%
Ratio of total debt and total preferred shares to total capitalization	21.0%	28.3%	28.3%
____________________

(1)	Does not reflect debt issuance costs of $5.5 million for the 5.144% Senior Notes and $3.1 million for the 7.35% Senior Notes or any debt issuance costs for the notes offered hereby.

(2)
As of September 30, 2016 there were $100 million of revolving loans, no unsecured letters of credit and $176 million of secured letters of credit outstanding under the then existing revolving credit agreement of ACGL and certain of its wholly owned subsidiaries. On October 26, 2016, we amended and restated this credit agreement (as so amended and restated, the “Amended Credit Agreement”). The Amended Credit Agreement provides for a $500 million unsecured revolving loan and letter of credit facility and a $350 million secured letter of credit facility, and the commitments thereunder terminate on October 26, 2021.

The aggregate amount of revolving credit facility borrowings on our balance sheet as of September 30, 2016 also includes borrowings of $298.1 million by Watford Re Ltd. under its secured credit facility. Watford Re Ltd. is considered a variable interest entity and therefore included in ACGL’s consolidated financial statements. However, the Company does not guarantee or provide credit support for Watford Re Ltd., and the Company’s financial exposure to Watford Re Ltd. is limited to its investment in Watford Re Ltd.’s common and preferred shares and counterparty credit risk (mitigated by collateral) arising from reinsurance transactions.

As further adjusted for the UGC Acquisition assumes the borrowing of $400 million under the Amended Credit Agreement to fund a portion of the Cash Consideration payable at the closing of the UGC Acquisition.

(3)
Does not include reserves or other balance sheet or non-balance-sheet liabilities, including contingent liabilities. See the sections entitled “Selected Historical Consolidated Financial and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 incorporated herein by reference.

(4)	The number of common shares outstanding excludes the effect of 7,018,749 outstanding employee stock options and 404,754 restricted stock units outstanding at September 30, 2016.

(5)
Represents the portion of Watford Re Ltd’s common equity attributable to third party investors. The noncontrolling ownership in Watford Re Ltd.’s common shares was approximately 89% at September 30, 2016.

PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following preliminary unaudited pro forma condensed combined financial information is (i) based on the historical financial information of Arch and United Guaranty and (ii) has been prepared to reflect the proposed acquisition of United Guaranty by Arch (the “UGC Acquisition”). The preliminary unaudited pro forma condensed combined financial information has been prepared by Arch’s management, after discussion with United Guaranty’s management. The preliminary unaudited pro forma condensed combined balance sheet gives effect to the proposed UGC Acquisition and this offering as if they had occurred at September 30, 2016. The preliminary unaudited pro forma condensed combined statements of income gives effect to the proposed UGC Acquisition, the Share Offering and this offering as if they had occurred at January 1, 2015. The historical financial information has been adjusted to reflect factually supportable items that are directly attributable to the UGC Acquisition, the Share Offering and this offering and, with respect to the preliminary unaudited pro forma condensed combined statements of income data only, are expected to have a continuing impact on the results of operations of the combined company. The preliminary unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.
The preparation of the preliminary unaudited pro forma condensed combined financial statements and related adjustments required Arch’s management to make certain assumptions and estimates. The preliminary unaudited pro forma condensed combined financial statements should be read together with:

•	the accompanying notes to the preliminary unaudited pro forma condensed combined financial statements;

•	the audited historical consolidated financial statements and accompanying notes included in Arch’s 2015 Form 10-K, which is incorporated by reference in this prospectus supplement;

•	the unaudited historical consolidated financial statements and accompanying notes included in Arch’s 2016 Third Quarter Form 10-Q, which is incorporated by reference in this prospectus supplement;

•
the audited historical consolidated financial statements and accompanying notes of UG Corp as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included in Arch’s Current Report on Form 8-K filed on September 22, 2016, which is incorporated by reference in this prospectus supplement; and

•
the unaudited historical consolidated financial statements and accompanying notes of UG Corp as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015, included in Arch’s Current Report on Form 8-K filed on November 29, 2016, which is incorporated by reference in this prospectus supplement.

The preliminary unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting for business combinations pursuant to the applicable accounting guidance. This information is presented solely for informational purposes and is not necessarily indicative of the consolidated results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. In addition, the preliminary unaudited pro forma condensed combined financial information has not been adjusted to reflect any revenue enhancements or potential lost or reduced business, expense efficiencies, synergies, integration costs, asset dispositions, potential additional equity issuances and/or debt incurrences or other actions that may result from or occur following the UGC Acquisition.
A final determination of the fair value of United Guaranty’s assets and liabilities, including the fair value of identifiable intangible assets, cannot be made prior to the completion of the UGC Acquisition. Arch has not had sufficient time to complete a formal valuation study of United Guaranty’s assets and liabilities at this stage. Consequently, the estimated fair value adjustments, and amounts preliminarily allocated to goodwill, could change significantly from the allocations used in the preliminary unaudited pro forma condensed combined financial statements. Upon closing of the UGC Acquisition and the completion of a formal valuation study, the estimated fair value of the assets and liabilities will be updated, including the estimated fair value and useful lives of the identifiable intangible assets and allocation of the excess purchase price to goodwill.
The adjustments that will be recorded at the close of the UGC Acquisition may differ materially from the information presented in these preliminary unaudited pro forma condensed combined financial statements including, but not limited to, the following:

•	the occurrence of economic events which trigger losses on mortgage business written by United Guaranty;

•	changes in the fair value of United Guaranty’s investment portfolios due to market volatility;

•	changes in market volatility impacting financing assumptions;

•	changes in the trading price for Arch’s common shares;

•	net cash used or generated in United Guaranty’s operations between the signing of the stock purchase agreement and completion of the UGC Acquisition;

•	the timing of the completion of the UGC Acquisition; and

•	other changes in United Guaranty’s net assets that occur prior to completion of the UGC Acquisition.
Certain financial information of United Guaranty, as presented in its historical consolidated financial statements, has been reclassified to conform to the historical presentation in Arch’s consolidated financial statements, for purposes of preparing the preliminary unaudited pro forma condensed combined financial statements. Refer to note 4 of the preliminary unaudited pro forma condensed combined financial statements for an explanation of these reclassifications.

PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(U.S. dollars in thousands)

	September 30, 2016
	Historical Arch	Historical UGC(1)	Acquisition Adjustments	Note 6	Financing Adjustments	Note 6	Pro Forma Combined
Assets
Investments:
Fixed maturities available for sale, at fair value	$11,026,929	$3,870,973	$(226,149)	(a)	$(422,000)	(t)	$14,249,753
Short-term investments available for sale, at fair value	1,184,408	95,682	47,476	(b)	(434,899)	(u)	892,667
Collateral received under securities lending, at fair value	466,055	—	—		—		466,055
Equity securities available for sale, at fair value	521,587	—	—		—		521,587
Other investments available for sale, at fair value	168,243	—	—		—		168,243
Investments accounted for using the fair value option	3,389,573	—	—		—		3,389,573
Investments accounted for using the equity method	797,542	—	—		—		797,542
Total investments	17,554,337	3,966,655	(178,673)		(856,899)		20,485,420
Cash	578,816	31,461	(2,228,982)	(c)	2,197,500	(v)	578,795
Accrued investment income	81,907	37,353	(1,413)	(d)	—		117,847
Securities pledged under securities lending, at fair value	453,757	—	—		—		453,757
Premiums receivable	1,182,708	32,153	1,545	(e)	—		1,216,406
Reinsurance recoverable on unpaid and paid losses and LAE	2,076,248	26,510	41	(f)	—		2,102,799
Contractholder receivables	1,649,441	—	—		—		1,649,441
Prepaid reinsurance premiums	541,238	300,616	27,302	(g)	—		869,156
Deferred acquisition costs, net	469,466	98,720	(98,720)	(h)	—		469,466
Receivable for securities sold	285,112	2,022	—		—		287,134
Goodwill and intangible assets	90,941	—	587,755	(i)	—		678,696
Other assets	679,260	726,521	(628,039)	(j)	(4,400)	(w)	773,342
Total assets	$25,643,231	$5,222,011	$(2,519,184)		$1,336,201		$29,682,259
Liabilities
Reserve for losses and loss adjustment expenses	$9,610,189	$608,888	$8,261	(k)	$—		$10,227,338
Unearned premiums	2,671,121	857,792	27,302	(l)	—		3,556,215
Reinsurance balances payable	271,688	53,242	660	(m)	—		325,590
Contractholder payables	1,649,441	—	—		—		1,649,441
Collateral held for insured obligations	277,463	—	—		—		277,463
Deposit accounting liabilities	22,281	—	—		—		22,281
Senior notes	791,437	—	—		940,963	(x)	1,732,400
Revolving credit agreement borrowings	398,100	—	—		399,638	(y)	797,738
Securities lending payable	466,047	—	—		—		466,047
Payable for securities purchased	474,041	12,664	—		—		486,705
Other liabilities	618,834	222,992	(111,585)	(n)	—		730,241
Total liabilities	17,250,642	1,755,578	(75,362)		1,340,601		20,271,459
Commitments and Contingencies
Redeemable noncontrolling interests	205,459	—	—		—		205,459
Shareholders’ Equity
Non-cumulative preferred shares	775,000	—	—		—		775,000
Convertible non-voting common equivalent preferred shares	—	—	1,041,701	(o)	—		1,041,701
Common shares	582	2	(2)	(p)	—		582
Additional paid-in capital	516,204	2,122,687	(2,122,687)	(q)	—		516,204
Retained earnings	7,972,643	1,221,707	(1,240,797)	(r)	4,492	(z)	7,958,045
Accumulated other comprehensive income, net of deferred income tax	119,752	122,037	(122,037)	(s)	(8,892)	(aa)	110,860
Common shares held in treasury, at cost	(2,031,859)	—	—		—		(2,031,859)
Total shareholders’ equity available to Arch	7,352,322	3,466,433	(2,443,822)		(4,400)		8,370,533
Non-redeemable noncontrolling interests	834,808	—	—		—		834,808
Total shareholders’ equity	8,187,130	3,466,433	(2,443,822)		(4,400)		9,205,341
Total liabilities, noncontrolling interests and shareholders’ equity	$25,643,231	$5,222,011	$(2,519,184)		$1,336,201		$29,682,259
____________________

(1)	Historical UGC after conforming reclassifications. Refer to note 4.

See the accompanying notes to the preliminary unaudited pro forma condensed combined financial statements.

PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(U.S. dollars in thousands, except share data)

	Nine Months Ended September 30, 2016
	Historical Arch	Historical UGC(1)	Acquisition Adjustments	Note 6	Financing Adjustments	Note 6	Pro Forma Combined
Revenues
Net premiums written	$3,159,076	$493,016	$—	(ab)	$—		$3,652,092
Change in unearned premiums	(243,109)	45,863	—	(ac)	—		(197,246)
Net premiums earned	2,915,967	538,879	—		—		3,454,846
Net investment income	275,691	103,182	(17,861)	(ad)	(16,086)	(an)	344,926
Net realized gains (losses)	230,647	2,746	6	(ae)	—		233,399
Net impairment losses recognized in earnings	(16,849)	(1,579)	—		—		(18,428)
Other underwriting income	38,251	5,867	(4,336)	(af)	—		39,782
Equity in net income (loss) of investment funds accounted for using the equity method	32,054	—	—		—		32,054
Other income (loss)	(432)	1,035	—		—		603
Total revenues	3,475,329	650,130	(22,191)		(16,086)		4,087,182
Expenses
Losses and loss adjustment expenses	1,631,724	91,754	(1,858)	(ag)	—		1,721,620
Acquisition expenses	509,607	53,799	62,100	(ah)	—		625,506
Other operating expenses	467,416	106,087	211	(ai)	—		573,714
Corporate expenses	45,068	—	(6,837)	(aj)	—		38,231
Interest expense	47,713	—	—		37,744	(ao)	85,457
Net foreign exchange losses (gains)	1,525	24,894	(25,111)	(ak)			1,308
Total expenses	2,703,053	276,534	28,505		37,744		3,045,836
Income before income taxes	772,276	373,596	(50,696)		(53,830)		1,041,346
Income tax (expense) benefit	(43,672)	(128,985)	27,501	(al)	15,147	(ap)	(130,009)
Net income	$728,604	$244,611	$(23,195)		$(38,683)		$911,337
Net (income) loss attributable to noncontrolling interests	(109,879)	—	—		—		(109,879)
Net income available to Arch	618,725	244,611	(23,195)		(38,683)		801,458
Preferred dividends	(16,453)	—	—		(17,719)	(aq)	(34,172)
Net income available to Arch common shareholders	$602,272	$244,611	$(23,195)		$(56,402)		$767,286
Net income per common share
Basic	$4.99						$5.75
Diluted	$4.84						$5.59
Weighted average common shares and common share equivalents outstanding
Basic	120,656,420		12,762,816	(am)			133,419,236
Diluted	124,528,174		12,762,816	(am)			137,290,990
____________________

(1)	Historical UGC after conforming reclassifications. Refer to note 4.

See the accompanying notes to the preliminary unaudited pro forma condensed combined financial statements.

PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(U.S. dollars in thousands, except share data)

	Year Ended December 31, 2015
	Historical Arch	Historical UGC(1)	Acquisition Adjustments	Note 6	Financing Adjustments	Note 6	Pro Forma Combined
Revenues
Net premiums written	$3,817,531	$651,288	$1,730	(ab)	$—		$4,470,549
Change in unearned premiums	(83,626)	120,858	(2,357)	(ac)	—		34,875
Net premiums earned	3,733,905	772,146	(627)		—		4,505,424
Net investment income	348,090	138,005	(25,764)	(ad)	(21,719)	(an)	438,612
Net realized gains (losses)	(185,842)	205	(360)	(ae)	—		(185,997)
Net impairment losses recognized in earnings	(20,116)	(1,613)	—		—		(21,729)
Other underwriting income	35,497	12,588	(10,416)	(af)	—		37,669
Equity in net income (loss) of investment funds accounted for using the equity method	25,455	—	—		—		25,455
Other income (loss)	(399)	1,225	—		—		826
Total revenues	3,936,590	922,556	(37,167)		(21,719)		4,800,260
Expenses
Losses and loss adjustment expenses	2,050,903	153,985	(4,235)	(ag)	—		2,200,653
Acquisition expenses	681,476	74,918	101,400	(ah)	—		857,794
Other operating expenses	607,516	146,403	(9,068)	(ai)	—		744,851
Corporate expenses	49,745	—	—		—		49,745
Interest expense	45,874	—	—		48,872	(ao)	94,746
Net foreign exchange losses (gains)	(66,118)	(53)	—	(ak)	—		(66,171)
Total expenses	3,369,396	375,253	88,097		48,872		3,881,618
Income before income taxes	567,194	547,303	(125,264)		(70,591)		918,642
Income tax (expense) benefit	(40,612)	(187,496)	40,321	(al)	19,782	(ap)	(168,005)
Net income	$526,582	$359,807	$(84,943)		$(50,809)		$750,637
Net (income) loss attributable to noncontrolling interests	11,156	—	—		—		11,156
Net income available to Arch	537,738	359,807	(84,943)		(50,809)		761,793
Preferred dividends	(21,938)	—	—		(23,625)	(aq)	(45,563)
Net income available to Arch common shareholders	$515,800	$359,807	$(84,943)		$(74,434)		$716,230
Net income per common share
Basic	$4.24						$5.32
Diluted	$4.09						$5.16
Weighted average common shares and common share equivalents outstanding
Basic	121,786,127		12,762,816	(am)			134,548,943
Diluted	126,038,743		12,762,816	(am)			138,801,559
____________________

(1)	Historical UGC after conforming reclassifications. Refer to note 4.

See the accompanying notes to the preliminary unaudited pro forma condensed combined financial statements.

1.	Description of the Transaction
On August 15, 2016, Arch Capital Group Ltd. (“Arch” or the “Company”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with American International Group, Inc. (“AIG”) pursuant to which, upon the terms and subject to the conditions thereof, Arch agreed to purchase from AIG all of the issued and outstanding shares of capital stock of United Guaranty Corporation, a North Carolina corporation (“UG Corp”), and AIG United Guaranty (Asia) Limited (“AIG UG Asia” and, together with UG Corp, “United Guaranty” or “UGC”). The acquisition under the Stock Purchase Agreement is referred to herein as the “UGC Acquisition.” In connection with the UGC Acquisition, the 50% quota share reinsurance agreement between United Guaranty Residential Insurance Company and three subsidiaries of AIG relating to policy years 2014, 2015 and 2016 will be amended to terminate on a run-off basis as of 12:01 a.m. on January 1, 2017.
The closing of the UGC Acquisition is targeted to occur late in the 2016 fourth quarter, pending approvals of the applicable regulators and government-sponsored enterprises (“GSEs”), including the North Carolina Department of Insurance, the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), and the satisfaction of customary closing conditions.

2.	Basis of Presentation
The preliminary unaudited pro forma condensed combined balance sheet as of September 30, 2016 and the preliminary unaudited pro forma condensed combined statements of income for the year ended December 31, 2015 and nine months ended September 30, 2016 are based on the historical consolidated financial statements of Arch and UGC after giving effect to the completion of the UGC Acquisition and the assumptions and adjustments described in the accompanying notes. The historical condensed consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the transaction and, with respect to the preliminary unaudited pro forma condensed combined statements of income only, are expected to have a continuing impact on the results of the combined company. The preliminary unaudited pro forma condensed financial information has not been adjusted to reflect any revenue enhancements or potential lost or reduced business, expense efficiencies, synergies, integration costs, asset dispositions, potential additional equity issuances and/or debt incurrences, or other actions that may result from or occur following the UGC Acquisition. As indicated in note 1 above, in connection with the UGC Acquisition, the 50% quota share reinsurance agreement between United Guaranty Residential Insurance Company and three subsidiaries of AIG relating to policy years 2014, 2015 and 2016 will be amended to terminate on a run-off basis as of 12:01 a.m. on January 1, 2017. The 2015 and 2016 pro forma condensed combined financial information has not been adjusted for this change, since the 2014 through 2016 policy years will continue to be covered by the quota share reinsurance agreement on a run-off basis.
The preliminary unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable. Under ASC 805, all of UGC’s assets acquired and liabilities assumed in this business combination are recognized at their acquisition-date fair values, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.
A final determination of the fair value of UGC’s assets and liabilities, including the fair value of identifiable intangible assets, cannot be made prior to the completion of the UGC Acquisition. Arch has not had sufficient time to complete a formal valuation study of UGC’s assets and liabilities at this stage. Consequently, the estimated fair value adjustments, and amounts preliminarily allocated to goodwill, could change significantly from the allocations used in the preliminary unaudited pro forma condensed combined financial statements. Upon closing of the UGC Acquisition and the completion of a formal valuation study, the estimated fair value of the assets and liabilities will be updated, including the estimated fair value and useful lives of the identifiable intangible assets and allocation of the excess purchase price to goodwill.
The preliminary unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the consolidated results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. Certain financial information of UGC, as presented in its historical consolidated financial statements, has been reclassified to conform to the historical presentation in Arch’s consolidated financial statements, for purposes of preparing the preliminary unaudited pro forma condensed combined financial statements. Refer to note 4 for an explanation of these reclassifications.

3.	Accounting Policies
As part of preparing the preliminary unaudited pro forma condensed combined financial statements, Arch conducted a review of the accounting policies of UGC to determine if differences in accounting policies require reclassification of results of operations or of assets or liabilities to conform to Arch’s accounting policies and classifications. During the preparation of these preliminary unaudited pro forma consolidated financial statements, Arch did not become aware of any material differences between accounting policies of Arch and UGC, except for certain reclassifications necessary to conform to Arch’s financial presentation, and accordingly, these preliminary unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between Arch and UGC. The results of this review are included in note 4. Following the closing of the UGC Acquisition, a more comprehensive review of the accounting policies of UGC will be performed, which may identify other differences among the accounting policies of Arch and UGC that, when conformed, could have a material impact on the preliminary unaudited pro forma condensed combined financial information.

4.	Historical UGC Conforming Adjustments
Financial information of UGC in the “Historical UGC” column of the preliminary unaudited pro forma condensed combined financial statements represents the historical reported balances of UGC reclassified to conform to the historical presentation in ACGL’s consolidated financial statements as set forth below. Unless otherwise indicated, defined line items included in the notes have the meanings given to them in the historical financial statements of UGC.

	September 30, 2016
(U.S. dollars in thousands)	Before Reclass	Reclass Amount	Notes	After Reclass
Assets:
Short-term investments	$95,682	$(95,682)	(a)	$—
Short-term investments available for sale, at fair value	—	95,682	(a)	95,682
Other invested assets	3,507	(3,507)	(b)	—
Reinsurance recoverable on paid losses	2,094	(2,094)	(c)	—
Reinsurance recoverable on loss reserves	24,416	(24,416)	(c)	—
Reinsurance recoverable on unpaid and paid losses and LAE	—	26,510	(c)	26,510
Property and equipment at cost, net of accumulated depreciation	86,970	(86,970)	(d)	—
Deferred income taxes, net	615,521	(615,521)	(e)	—
Receivable for securities sold	—	2,022	(f)	2,022
Other assets	22,545	703,976	(b),(d),(e),(f)	726,521
Liabilities:
Reinsurance payable and funds withheld	53,242	(53,242)	(g)	—
Reinsurance balances payable	—	53,242	(g)	53,242
Deferred ceding commission	105,132	(105,132)	(h)
Current income taxes payable	9,330	(9,330)	(i)	—
Commissions, expenses and taxes payable	26,496	(26,496)	(j)	—
Payable for securities purchased	—	12,664	(k)	12,664
Other liabilities	94,698	128,294	(h),(i),(j),(k)	222,992
____________________

(a)	Adjustment to reclassify UGC’s short-term investments to “short-term investments available for sale, at fair value” to conform to Arch’s presentation.

(b)	Adjustment to reclassify UGC’s other invested assets to “other assets” to conform to Arch’s presentation.

(c)	Adjustment to reclassify UGC’s reinsurance recoverable balances to “reinsurance recoverable on unpaid and paid losses and loss adjustment expenses” to conform to Arch’s presentation.

(d)	Adjustment to reclassify UGC’s property and equipment at cost, net of accumulated depreciation to “other assets” to conform to Arch’s presentation.

(e)	Adjustment to reclassify UGC’s deferred income taxes, net to “other assets” to conform to Arch’s presentation.

(f)	Adjustment to reclassify UGC’s receivable for securities sold from other assets to “receivable for securities sold” to conform to Arch’s presentation.

(g)	Adjustment to reclassify UGC’s reinsurance payable and funds withheld to “reinsurance balances payable” to conform to Arch’s presentation.

(h)	Adjustment to reclassify UGC’s deferred ceding commission to “other liabilities” to conform to Arch’s presentation.

(i)	Adjustment to reclassify UGC’s current income taxes payable to “other liabilities” to conform to Arch’s presentation.

(j)	Adjustment to reclassify UGC’s commissions, expenses and taxes payable to “other liabilities” to conform to Arch’s presentation.

(k)	Adjustment to reclassify UGC’s payable for securities purchased from other liabilities to “payable for securities purchased” to conform to Arch’s presentation.

	Nine Months Ended September 30, 2016				Year Ended December 31, 2015
(U.S. dollars in thousands)	Before Reclass	Reclass Amount	Notes	After Reclass	Before Reclass	Reclass Amount	Notes	After Reclass
Net investment income	$104,217	$(1,035)	(a)	$103,182	$139,230	$(1,225)	(a)	$138,005
Other income (loss)	—	1,035	(a)	1,035	—	1,225	(a)	1,225
Service revenue	6,243	(6,243)	(b)	—	12,126	(12,126)	(b)	—
Other underwriting income	—	5,867	(b),(f)	5,867	—	12,588	(b),(f)	12,588
Net realized capital losses	(24,103)	24,103	(c), (d), (e), (f)	—	(893)	893	(c), (d), (e), (f)	—
Net realized gains (losses)	—	2,746	(c)	2,746	—	205	(c)	205
Net impairment losses recognized in earnings	—	(1,579)	(d)	(1,579)	—	(1,613)	(d)	(1,613)
Net foreign exchange losses (gains)	—	24,894	(e)	24,894	—	(53)	(e)	(53)
____________________

(a)	Adjustment to reclassify certain of UGC’s income to “other income (loss)” to conform to Arch’s presentation.

(b)	Adjustment to reclassify UGC’s service revenue to “other underwriting income” to conform to Arch’s presentation.

(c)	Adjustment to reclassify certain of UGC’s net realized capital losses to “net realized gains (losses)” to conform to Arch’s presentation.

(d)	Adjustment to reclassify certain of UGC’s net realized capital losses to “net impairment losses recognized in earnings” to conform to Arch’s presentation.

(e)	Adjustment to reclassify certain of UGC’s net realized capital losses to “net foreign exchange losses (gains)” to conform to Arch’s presentation.

(f)	Adjustment to reclassify certain of UGC’s net realized capital losses to “other underwriting income” to conform to Arch’s presentation.

5.	Preliminary Purchase Consideration
As consideration in the UGC Acquisition, Arch will pay to AIG aggregate consideration of approximately $3.24 billion, consisting of the following: (i) cash consideration of approximately $2.20 billion (the “Cash Consideration”); and (ii) a number of shares of Arch’s convertible non-voting common-equivalent preference shares (the “Series D Preferred Shares”) which are subject to a formula and a collar and an estimated fair value (based on the closing price of Arch’s shares on November 28, 2016 of $81.62 per share) of approximately $1.04 billion, subject to adjustment. In addition, the Stock Purchase Agreement entitled AIG to take dividends or other distributions from UGC in an amount not to exceed $250 million between the signing of the Stock Purchase Agreement and the closing date of the UGC Acquisition (the “Target Dividend Amount”). UGC paid the Target Dividend Amount of $250 million on November 15, 2016.
The Stock Purchase Agreement provides that if at the closing date any required governmental approvals for the sale, delivery and purchase of AIG UG Asia have not been obtained, then, at the closing (a) AIG will not deliver the AIG UG Asia shares and (b) the Cash Consideration will be reduced by $40 million (the “AIG UG Asia Consideration”). In that case, closing of the UG Asia sale will occur (including the payment of the AIG UG Asia Consideration) when all required governmental approvals have been obtained, or on such date as AIG and Arch may agree in writing, but not later than December 31, 2017, at which point AIG UG Asia will be retained by AIG if the closing of the AIG UG Asia sale has not occurred by such date.

The purchase consideration, preliminary allocation and estimate of assets acquired and liabilities assumed are as follows:

(U.S. dollars in thousands)

Purchase price
Cash Consideration	$2,197,500
Series D Preferred Shares (a)	1,041,701
Total purchase price	$3,239,201

Assets acquired
Cash	$19,069
Investments	3,787,982
Accrued investment income	35,940
Premiums receivable	33,698
Reinsurance recoverable on unpaid and paid losses and LAE	26,551
Prepaid reinsurance premiums	327,918
Receivable for securities sold	2,022
Intangible asset -- acquired insurance contracts	320,000
Intangible asset -- distribution relationships	85,000
Intangible asset -- operating platform	15,000
Intangible asset -- insurance licenses	25,500
Other assets acquired	98,482
Total assets acquired	4,777,162

Liabilities acquired
Reserve for losses and loss adjustment expenses	$617,149
Unearned premiums	885,094
Reinsurance balance payable	53,902
Payable for securities purchased	12,664
Other liabilities acquired	111,407
Total liabilities acquired	1,680,216
Net assets acquired	$3,096,946
Goodwill	$142,255
____________________

(a)
Convertible non-voting common-equivalent preference shares, subject to a fixed-value collar structure where AIG will receive (subject to certain adjustments if Arch issues common shares prior to closing), (i) a fixed value of $975 million, based on Arch’s 15-day volume weighted average price (“VWAP”) set five business days prior to closing, if such 15-day VWAP is between $65.73 and $76.39 per share, (ii) 14.832 million shares if such 15-day VWAP is equal to or below $65.73 per share, and (iii) 12.763 million Arch shares, if such 15-day VWAP is equal to or above $76.39 per share. For purposes of this pro forma, and based on the closing price of Arch’s common shares on November 28, 2016 of $81.62 per share and the 15-day VWAP ending on November 28, 2016, Arch has used 12.763 million shares in its estimate of the fair value of the purchase consideration related to the Series D Preferred Shares. In the event that the 15-day VWAP exceeds $76.39 per share, the effect of a $1.00 increase (decrease) in Arch’s common share price would result in a $12.8 million increase (decrease) in the total consideration and a corresponding $12.8 million increase (decrease) in goodwill.

Intangible assets were identified that met either the separability criterion or the contractual-legal criterion pursuant to the applicable accounting guidance for business combinations. The intangible asset for acquired insurance contracts represents the profits inherent in the acquired in-force policies and was estimated using the income approach. Distribution relationships represent the relationships between the sales force and the borrower or lender based on the product being sold and was estimated using the income approach. Critical inputs into the valuation model for acquired insurance contracts and distribution relationships include estimates of expected premium and losses and persistency.

The expected amortization related to the preliminary fair value of the acquired finite lived intangible assets for the five years following the UGC Acquisition is reflected in the table below:

	Estimated remaining useful life	Year following the UGC Acquisition
(U.S. dollars in thousands)		Year 1	Year 2	Year 3	Year 4	Year 5
Finite lived intangible assets:
Acquired insurance contracts	7 years	$97,200	$76,500	$51,300	$33,800	$23,000
Distribution relationships	15 years	4,200	6,300	7,400	7,700	7,600
Operating platform	5 years	2,000	2,900	3,400	3,400	3,300
Total		$103,400	$85,700	$62,100	$44,900	$33,900

6.	Preliminary Unaudited Pro Forma Adjustments
The preliminary unaudited pro forma condensed combined financial information is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated and includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of the financial position of the combined companies after the UGC Acquisition.
On May 2, 2016, UG Corp distributed as a dividend its ownership in AIG UG Asia to its parent AIG and, as such, the historical UGC financial information at September 30, 2016 does not include AIG UG Asia. As AIG UG Asia is included in the UGC Acquisition, the preliminary unaudited pro forma condensed combined financial information includes adjustments to reflect AIG UG Asia for all periods presented.

The descriptions related to the acquisition adjustments in the preliminary unaudited pro forma condensed combined balance sheet are as follows:

(U.S. dollars in thousands)		Increase
		(decrease) as of
Acquisition Adjustments		September 30, 2016
Assets:
(a)	Adjustments to fixed maturities available for sale, at fair value
	To reflect AIG UG Asia in the UGC Acquisition	19,799
	To reflect the Target Dividend Amount paid by UGC to AIG	(245,948)
		(226,149)
(b)	Adjustment to reflect AIG UG Asia and remove subsidiaries not included in the UGC Acquisition	47,476
(c)	Adjustments to cash
	To reflect AIG UG Asia and remove subsidiaries not included in the UGC Acquisition	(711)
	To reflect cash consideration paid to AIG to effect the UGC Acquisition	(2,197,500)
	To reflect amounts due from AIG to UGC on or before closing related to income taxes	22,642
	To reflect amounts due from UGC to AIG on or before closing related to intercompany agreements	(31,964)
	To reflect the Target Dividend Amount paid by UGC to AIG	(2,359)
	To reflect estimated transaction costs Arch expects to incur related to the UGC Acquisition	(19,090)
		(2,228,982)
(d)	Adjustments to accrued investment income
	To reflect AIG UG Asia in the UGC Acquisition	280
	To reflect the Target Dividend Amount paid by UGC to AIG	(1,693)
		(1,413)
(e)	Adjustment to reflect AIG UG Asia and remove subsidiaries not included in the UGC Acquisition	1,545
(f)	Adjustment to reflect AIG UG Asia in the UGC Acquisition	41
(g)	Adjustment to reflect AIG UG Asia in the UGC Acquisition	27,302
(h)	Adjustment to eliminate UGC's deferred acquisition costs	(98,720)
(i)	Adjustments to goodwill and intangible assets
	To reflect the estimated fair value of identifiable indefinite lived intangible assets resulting from the UGC Acquisition	25,500
	To reflect the estimated fair value of identifiable finite lived intangible assets resulting from the UGC Acquisition	420,000
	To reflect goodwill determined as the total consideration paid in excess of the estimated fair value of the net assets acquired	142,255
		587,755
(j)	Adjustments to other assets
	To reflect AIG UG Asia and remove subsidiaries not included in the UGC Acquisition	734
	To eliminate UGC's deferred tax assets not included in the UGC Acquisition	(615,704)
	To eliminate UGC's historical software assets in development	(13,069)
		(628,039)
Total adjustments to assets		$(2,519,184)

Liabilities:
(k)	Adjustment to reserves for losses and loss adjustment expenses
	To reflect AIG UG Asia in the UGC Acquisition	$41
	To reflect UGC's reserves for losses and loss adjustment expenses at fair value	8,220
		8,261
(l)	Adjustment to reflect AIG UG Asia in the UGC Acquisition	27,302
(m)	Adjustment to reflect AIG UG Asia in the UGC Acquisition	660
(n)	Adjustments to other liabilities
	To reflect AIG UG Asia and remove subsidiaries not included in the UGC Acquisition	31,260
	To reflect certain operating costs expected to be incurred by UGC	3,329
	To reflect amounts due from UGC to AIG on or before closing related to intercompany agreements	(31,964)
	To eliminate UGC's deferred ceding commission	(105,132)
	To reflect expected amounts due from UGC to AIG at closing related to tax payments	(9,078)
		(111,585)
Total adjustments to liabilities		$(75,362)

(U.S. dollars in thousands)		Increase
		(decrease) as of
Acquisition Adjustments		September 30, 2016
Shareholders’ Equity:
(o)	Adjustment to reflect the issuance of convertible non-voting common equivalent preferred shares of Arch to AIG	$1,041,701
(p)	Adjustment to eliminate UGC's historical common shares	(2)
(q)	Adjustment to eliminate UGC's historical additional paid-in capital	(2,122,687)
(r)	Adjustments to retained earnings
	To eliminate UGC's historical retained earnings	(1,221,707)
	To reflect estimated transaction costs Arch expects to incur related to the UGC Acquisition	(19,090)
		(1,240,797)
(s)	Adjustment to UGC's accumulated other comprehensive income, net of deferred income tax	(122,037)
Total adjustments to shareholders' equity		$(2,443,822)
Total adjustment to liabilities and shareholders' equity		$(2,519,184)

The descriptions related to the financing adjustments in the preliminary unaudited pro forma condensed combined balance sheet are as follows:

(U.S. dollars in thousands)	Increase
(decrease) as of
Financing Adjustments	September 30, 2016
Assets:
(t) Adjustments to reflect the sale of investments by Arch to fund a portion of the cash consideration due to AIG at closing	$(422,000)
(u) Adjustments to reflect the sale of investments by Arch to fund a portion of the cash consideration due to AIG at closing	(434,899)
(v) Adjustments to cash
To reflect the inflow from the fixed maturities by Arch to fund a portion of the cash consideration due to AIG at closing	422,000
To reflect the inflow from the short-term investments by Arch to fund a portion of the cash consideration due to AIG at closing	434,899
To reflect the estimated inflow of net proceeds from the issuance of senior notes in this offering (see note below)	940,963
To reflect the inflow from the draw down of amounts under Arch's unsecured revolving loan and letter of credit facility to fund a portion of the cash consideration due to AIG at closing (see note below)	399,638
2,197,500
(w) Adjustment to reflect the amortization of remaining bridge facility costs through closing	(4,400)
Total adjustments to assets	$1,336,201

Liabilities:
(x) Adjustment to reflect the net proceeds from the issuance of debt securities in this offering to fund a portion of the cash consideration due to AIG at closing (see note below)	$940,963
(y) Adjustment to reflect the draw down of amounts under Arch's unsecured revolving loan and letter of credit facility revolving credit agreement borrowings to fund a portion of the cash consideration due to AIG at closing (see note below)	399,638
Total adjustments to liabilities	$1,340,601

Shareholders' Equity:
(z) Adjustments to retained earnings
To reflect the realization of unrealized holding gains on investments expected to be sold	$8,892
To reflect the amortization of remaining bridge facility costs through closing	(4,400)
4,492
(aa) Adjustment to reflect the realization of unrealized holding gains on investments expected to be sold	(8,892)
Total adjustments to shareholders' equity	$(4,400)
Total adjustments to liabilities and shareholders' equity	$1,336,201

As of September 30, 2016 there were $100 million of revolving loans, no unsecured letters of credit and $176 million of secured letters of credit outstanding under the then existing revolving credit agreement of ACGL and certain of its wholly owned subsidiaries. On October 26, 2016, Arch amended and restated this credit agreement (as so amended and restated, the “Amended Credit Agreement”). The Amended Credit Agreement provides for a $500 million unsecured revolving loan and letter of credit facility and a $350 million secured letter of credit facility, and the commitments thereunder terminate on October 26, 2021. For the purposes of the preliminary unaudited pro forma condensed combined financial information, Arch has assumed a draw down of $400 million under the Amended Credit Agreement.
In connection with the UGC Acquisition, Arch entered into a bridge credit agreement (the “Bridge Credit Agreement”). The Bridge Credit Agreement provides for commitments by the lenders thereunder to provide, initially, up to $1.375 billion of term loans (the “Bridge Loans”) to fund a portion of the Cash Consideration portion required in the UGC Acquisition and to pay related fees and expenses. The commitments were reduced to $938.5 million upon closing of the Share Offering in September 2016. Upon receipt of the net cash proceeds by Arch at the closing of this offering, the commitments under the Bridge Credit Agreement will be reduced to zero.
The descriptions related to the acquisition adjustments in the preliminary unaudited pro forma condensed combined statements of income are as follows:

(U.S. dollars in thousands except share data)		Increase	Increase
		(decrease) for the	(decrease) for the
		nine months ended	year ended
		September 30, 2016	December 31, 2015
Acquisition Adjustments
Revenues:
(ab)	Adjustment to remove subsidiaries not included in the UGC Acquisition	$—	$1,730
(ac)	Adjustment to remove subsidiaries not included in the UGC Acquisition	—	(2,357)
(ad)	Adjustments to net investment income
	To reflect AIG UG Asia and remove subsidiaries not included in the UGC Acquisition	319	(1,524)
	To amortize the fair value adjustment to UGC's investments	(18,180)	(24,240)
		(17,861)	(25,764)
(ae)	Adjustment to reflect AIG UG Asia and remove subsidiaries not included in the UGC Acquisition	6	(360)
(af)	Adjustment to remove subsidiaries not included in the UGC Acquisition	(4,336)	(10,416)
Total adjustments to revenues		$(22,191)	$(37,167)

Expenses:
(ag)	Adjustments to losses and loss adjustment expenses
	To remove subsidiaries not included in the UGC Acquisition	$—	$(528)
	To amortize the fair value adjustment of UGC's reserves for losses and loss adjustment expenses	(1,858)	(3,707)
		(1,858)	(4,235)
(ah)	Adjustment to amortize certain finite lived intangible assets (acquired insurance contracts and distribution relationships)	62,100	101,400
(ai)	Adjustments to other operating expenses
	To reflect AIG UG Asia and remove subsidiaries not included in the UGC Acquisition	(1,964)	(11,068)
	To amortize certain finite lived intangible assets (operating platform)	2,175	2,000
		211	(9,068)
(aj)	Adjustment to eliminate nonrecurring transaction costs incurred during the period that are directly related to the UGC Acquisition	(6,837)	—
(ak)	Adjustment to remove subsidiaries not included in the UGC Acquisition	(25,111)	—
Total adjustments to expenses		$28,505	$88,097

(al)	Adjustments to income tax expense
	To remove subsidiaries not included in the UGC Acquisition	(708)	(3,056)
	Adjustments to reflect the tax impact of the acquisition adjustments, based on the varying tax rates by jurisdiction	28,209	43,377
		27,501	40,321
Total adjustments to net income		$(23,195)	$(84,943)

(am)	Adjustment to reflect the issuance of Series D Preferred Shares to AIG to effect the UGC Acquisition	12,762,816	12,762,816

The descriptions related to the financing adjustments in the preliminary unaudited pro forma condensed combined statements of income are as follows:

(U.S. dollars in thousands except share data)	Increase	Increase
	(decrease) for the	(decrease) for the
	nine months ended	year ended
	September 30, 2016	December 31, 2015
Financing Adjustments
Revenues:
(an) Adjustments to net investment income
To reflect the impact on historical net investment income based on the average annual yield of the investments to be sold by Arch to fund part of the cash consideration paid to AIG to effect the UGC Acquisition	(10,552)	(14,070)
To reflect the impact on historical net investment income based on the average annual yield of the investments sold by UGC to fund the Target Dividend Amount	(5,534)	(7,649)
	(16,086)	(21,719)
Total adjustments to revenues	(16,086)	(21,719)

Expenses:
(ao) Adjustments to interest expense
To reflect the estimated interest expense on the draw down of unsecured revolving loan and letter of credit facility borrowings (see note below)	5,395	5,758
To reflect the issuance of debt securities in this offering	32,349	43,114
	37,744	48,872
Total adjustments to expenses	37,744	48,872
(ap) Adjustments to reflect the tax impact of the financing adjustments, based on the varying tax rates by jurisdiction	15,147	19,782
Total adjustments to net income	(38,683)	(50,809)
(aq) Adjustment to reflect the issuance of Series E Preferred Shares in September 2016	(17,719)	(23,625)
Total adjustments to net income available to Arch common shareholders	$(56,402)	$(74,434)
The preliminary unaudited pro forma condensed combined financial information reflects the issuance of the notes in this offering at the stated interest rates. In addition, Arch has assumed a draw down of $400 million from its Amended Credit Agreement and no borrowings under the Bridge Credit Agreement. For purposes of the preliminary unaudited pro forma condensed combined statements of income, Arch assumed that such indebtedness is outstanding throughout all periods presented. Each 0.125% change in the assumed interest rates on the draw down amount from the Amended Credit Agreement would change the total pro forma interest expense by approximately $0.4 million for the nine months ended September 30, 2016, and $0.5 million for the year ended December 31, 2015.

7.	Preliminary Unaudited Pro Forma Earnings Per Share
Preliminary unaudited pro forma earnings per share for the nine months ended September 30, 2016 and for the year ended December 31, 2015 has been calculated using Arch’s historical weighted average common shares outstanding plus the Series D Preferred Shares estimated to be issued to AIG (see note 5). Such shares have been included in both the basic and diluted calculations based on a preliminary review of the expected treatment. The following table sets forth the calculation of basic and diluted preliminary unaudited pro forma earnings per share:

(U.S. dollars in thousands except share and per share data)	Nine Months Ended		Year Ended
	September 30, 2016		December 31, 2015
	Basic	Diluted	Basic	Diluted
Numerator:
Preliminary pro forma net income available to common shareholders	$767,286	$767,286	$716,230	$716,230
Denominator:
Weighted average common shares and common share equivalents outstanding:
Arch historical	120,656,420	124,528,174	121,786,127	126,038,743
Arch issuance of Series D Preferred Shares to AIG as consideration	12,762,816	12,762,816	12,762,816	12,762,816
Preliminary pro forma adjusted weighted average common shares and common share equivalents outstanding	133,419,236	137,290,990	134,548,943	138,801,559

Preliminary pro forma earnings per share	$5.75	$5.59	$5.32	$5.16

DESCRIPTION OF NOTES AND NOTE GUARANTEE
 The following description of the particular terms of the notes that the issuer is offering and the note guarantee of the notes by ACGL supplements the description of the general terms of the debt securities set forth in the accompanying prospectus under the heading “Description of Arch Capital Finance LLC Unsecured Debt Securities.” If the descriptions are inconsistent, the information in this prospectus supplement replaces the information in the accompanying prospectus. In this summary, “the issuer” means solely Arch Capital Finance LLC and “ACGL” means solely Arch Capital Group Ltd. and not any of their respective subsidiaries.
General
The notes will be issued under a base indenture between the issuer and The Bank of New York Mellon, as trustee, as supplemented by the first supplemental indenture, each to be dated the date the notes offered hereby are first delivered. The base indenture, as supplemented by the first supplemental indenture is referred to herein as the “indenture.” Below is a summary of certain material provisions of the indenture. The summary is not complete and is subject to, and is qualified in its entirety by reference to, all provisions of the indenture, including the definitions of certain terms in the indenture and those terms to be made a part of the indenture by the Trust Indenture Act of 1939, as amended (the “TIA”). The indenture will be subject to and governed by the TIA. The form of base indenture is filed as an exhibit to the registration statement of which this prospectus supplement is a part and ACGL will file the base indenture and the first supplemental indenture, in each case, as executed, as an exhibit to a Current Report on Form 8-K. You should read the indenture for provisions that may be important to you. Capitalized terms used in this summary have the meanings specified in the indenture.
The indenture does not limit the aggregate principal amount of the debt securities which the issuer may issue under it and provides that the issuer may issue debt securities under it from time to time in one or more series. The indenture does not limit the amount of other indebtedness which the issuer or its subsidiaries (if any) may issue.
The notes will be issued in registered form only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The issuer will issue the 2026 notes and the 2046 notes initially in the aggregate principal amount of $500.0 million and $450.0 million, respectively. The issuer may, at any time and from time to time, without the consent of the existing holders of the notes, re-open the series and issue additional notes having the same interest rate, maturity and other terms as the notes except for the issue price, issue date, and in some cases, first interest payment date. The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments and redemptions.
The indenture does not contain any provisions that would limit the ability of the issuer or ACGL to incur additional indebtedness or sell assets (other than as described below under “Certain Covenants—Limitation on Liens on Stock of Designated Subsidiaries,” “Certain Covenants—Limitation on Disposition of Stock of Designated Subsidiaries” and “Certain Covenants—Merger, Amalgamation, Consolidation or Sale of Assets”) or that would afford holders of the notes protection in the event of a decline in the credit quality of the issuer or ACGL, or a takeover, recapitalization or leveraged or similar transaction involving the issuer or ACGL. Additionally, the indenture does not require that the issuer, ACGL or any of their subsidiaries adhere to any financial tests or ratios or specified levels of net worth. Accordingly, both the issuer and ACGL could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect their capital structure or credit ratings.
Subject to certain limitations imposed upon notes issued in book-entry form, the notes:

•
will be exchangeable for any authorized denomination of other notes and of a like aggregate principal amount and tenor upon surrender of such notes at the trustee’s corporate trust office or at the office of any other registrar designated by the issuer for such purpose; and

•	may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the trustee or at the office of any other registrar designated by the issuer for such purpose.
No service charge will be made for any registration of transfer or exchange, but the issuer and the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. The issuer may act as registrar and may change any registrar without notice.
 The notes will not be entitled to the benefit of any sinking fund.

Principal and Interest
The issuer will duly and punctually pay the principal of and interest on the notes in accordance with their terms.
The 2026 notes will bear interest at an annual rate of 4.011%, computed on the basis of a 360-day year of twelve 30-day months. The issuer will pay interest on the 2026 Notes semi-annually in arrears on June 15 and December 15 of each year, referred to herein as the interest payment dates, beginning on June 15, 2017 to the persons in whose names the notes are registered at the close of business on the applicable record date, which is the June 1 or December 1 immediately preceding such interest payment date. Unless previously redeemed, the 2026 notes will mature, and the principal amount of the 2026 notes will become payable, on December 15, 2026.
The 2046 notes will bear interest at an annual rate of 5.031%, computed on the basis of a 360-day year of twelve 30-day months. The issuer will pay interest on the 2046 notes semi-annually in arrears on June 15 and December 15 of each year, referred to herein as the interest payment dates, beginning on June 15, 2017 to the persons in whose names the notes are registered at the close of business on the applicable record date, which is the June 1 or December 1 immediately preceding such interest payment date. Unless previously redeemed, the 2046 notes will mature, and the principal amount of the 2046 notes will become payable, on December 15, 2046.
The principal of and interest, if any, on the notes will be payable at the issuer’s option at the corporate trust office of the trustee, located at 101 Barclay Street, Floor 7 East, New York, New York 10286, by check mailed to the address of the person entitled thereto as it appears in the register for the notes or by wire transfer.
If any interest payment date falls on a day that is not a business day, the interest payment shall be postponed to the next day that is a business day, and no interest on such payment shall accrue for the period from and after such interest payment date. If the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the maturity date. Interest payments for the notes will include accrued interest from, and including, the date of issue or from, and including, the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.
Ranking
The issuer was recently formed for the sole purpose of issuing the notes in this offering. It has no business activities. Following the closing of this offering, the issuer will lend the net proceeds of this offering to Arch U.S. MI Holdings Inc., the direct parent company of Arch MI U.S. and purchaser of United Guaranty, and will receive an intercompany note in consideration thereof. This intercompany note will be the issuer’s sole asset.
ACGL is a holding company and, accordingly, it conducts substantially all of its operations through its operating subsidiaries. As a result, ACGL’s cash flow and its ability to service its debt, including the note guarantee, depend upon the earnings of its operating subsidiaries and on the distribution of earnings, loans or other payments from such subsidiaries to ACGL. Contractual provisions or laws, as well as the financial condition and operating and regulatory requirements of ACGL and its subsidiaries, may limit the ability of ACGL to obtain cash from its subsidiaries that ACGL requires to pay its debt service obligations (including guarantee obligations). In addition, because ACGL is a holding company, holders of the debt securities will have a junior position to the claims of the creditors of ACGL’s subsidiaries on their assets and earnings.
The notes will be senior unsecured obligations of the issuer and will:

•
rank equal in right of payment with all the other unsecured and unsubordinated indebtedness of the issuer, including without limitation other senior unsecured indebtedness that may be issued under the base indenture in the future;

•	be effectively subordinated to all secured indebtedness of the issuer to the extent of the value of the assets securing such indebtedness;

•	be structurally subordinated to all existing and future obligations (including insurance obligations) of the issuer’s subsidiaries; and

•	not be guaranteed by any of the issuer’s subsidiaries.
Prior to the closing of this offering, the issuer will have no indebtedness for borrowed money outstanding.

Note Guarantee
Payment of principal, premium, if any, interest on the notes and all other payment obligations of the issuer under the indenture will be fully and unconditionally guaranteed on an unsecured basis by ACGL. The note guarantee will be a senior unsecured obligation of ACGL and will (i) rank equal in right of payment with all ACGL’s other unsecured and unsubordinated indebtedness, including ACGL’s 7.35% senior notes due 2034 and ACGL’s guarantee of 5.144% Senior Notes due 2043 of Arch Capital Group (U.S.) Inc., (ii) be effectively subordinated to all of ACGL’s secured indebtedness to the extent of the value of the assets securing such indebtedness and (iii) be structurally subordinated to the indebtedness and other obligations (including insurance obligations) of ACGL’s subsidiaries (other than the issuer).
As of September 30, 2016, ACGL had $400.0 million of indebtedness for borrowed money outstanding, all of which was unsecured, and ACGL’s other subsidiaries had a total of $798.1 million of indebtedness for borrowed money outstanding. In addition, as of September 30, 2016, ACGL’s subsidiaries had $541.9 million face amount of letters of credit outstanding, the reimbursement obligations with respect to which were secured by certain assets of these subsidiaries.
Special Mandatory Redemption
If (i) the Stock Purchase Agreement is terminated on any date prior to August 31, 2017 or (ii) the Acquisition is not consummated prior to August 31, 2017 (the earlier of any such date, a “Trigger Date”), then the issuer will be required to redeem the notes at 101% of the aggregate principal amount of the notes together with accrued and unpaid interest on the notes from the issue date or the last date on which interest has been paid up to, but not including, the applicable special mandatory redemption date.
The “special mandatory redemption date” will be the tenth business day following the Trigger Date. Notwithstanding the foregoing, installments of interest on any series of notes that are due and payable on interest payment dates falling on or before the special mandatory redemption date will be payable on such interest payment dates to the registered holders as of the close of business on the relevant record dates in accordance with the notes and the Indenture.
The issuer will cause a notice of the special mandatory redemption to be sent, with a copy to the trustee, not later than five business days after the occurrence of such redemption event to each holder of the notes at its registered address. The notice will also specify the special mandatory redemption date. If funds sufficient to pay the special mandatory redemption price of all notes to be redeemed on the special mandatory redemption date are deposited with the paying agent on or before the special mandatory redemption date, then on and after such date, the notes will cease to bear interest, and all rights under the notes will terminate.
Optional Redemption
The issuer may redeem the notes of any series at any time, in whole or in part, as set forth below.
If the issuer elects to redeem a series of notes before the applicable Par Call Date, the issuer will pay a redemption price equal to the greater of:

(1)	100% of the principal amount of notes being redeemed; or

(2)
the sum of the present values of the remaining scheduled payments of the principal and interest (other than accrued interest) on the notes of such series being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points in the case of the 2026 notes and 35 basis points in the case of the 2046 notes, plus in either case accrued and unpaid interest on the principal amount of the notes being redeemed to, but not including to the redemption date.

If the issuer elects to redeem a series of notes on or after the applicable Par Call Date, the issuer will pay a redemption price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest on the notes being redeemed to, but not including, the date of redemption.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the series of notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of such notes of such series.

“Comparable Treasury Price” means, for any redemption date for the notes of any series, (1) the average of the Reference Treasury Dealer Quotations for the redemption date for the notes of such series, after excluding the highest and lowest Reference Treasury Dealer Quotations for that redemption date, or (2) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all the Reference Treasury Dealer Quotations obtained.
“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the issuer after consultation with the trustee.
“Par Call Date” means (1) with respect to the 2026 notes, September 15, 2026 and (2) with respect to the 2046 notes, June 15, 2046.
“Reference Treasury Dealer” means (1) each of Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and J.P. Morgan Securities LLC and their respective successors; provided, however, that if any of the foregoing ceases to be or refuses to act as a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), the issuer will appoint another Primary Treasury Dealer as a substitute and (2) any other Primary Treasury Dealers selected by the issuer.
“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date for the notes being redeemed.
“Treasury Rate” means, for any redemption date for the notes of any series, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.
The issuer will send the holders of the applicable series of notes to be redeemed a notice of redemption by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Notices of redemption may be conditioned upon the consummation of a financing transaction or asset disposition (or a series of financing transactions or asset dispositions) in which part or all of the proceeds of such transaction will be used to redeem the applicable series of notes. In addition, if such redemption is subject to satisfaction of any such condition, the notice of redemption may state that, in the issuer’s discretion, the redemption date may be delayed until such time as such condition shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that such condition shall not have been satisfied by the redemption date, or the redemption date so delayed.
Unless the issuer defaults in payment of the redemption price, the notes called for redemption shall cease to accrue any interest on or after the redemption date.
In the event that fewer than all of the notes of a particular series will be redeemed, the notes of such series will be selected for redemption, if the notes of such series are listed on a national securities exchange at such time, in accordance with the rules of such exchange, or if the notes of such series are global notes, in accordance with the applicable procedures of the depositary or, if the notes of such series are not so listed, by lot.
The issuer will not redeem the notes if it is, or after giving effect to such redemption, would be, in breach of the group enhanced capital requirements or such other applicable rules, regulations or restrictions as may from time to time be issued or imposed on the Arch Group by the Bermuda Monetary Authority (or any successor agency or then-applicable regulatory authority) pursuant to the terms of the Insurance Act 1978 of Bermuda and related regulations or any successor legislation or then-applicable law.
ACGL or any of its subsidiaries (including the issuer) may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise.
Certain Covenants
Below is a summary of certain covenants contained in the indenture, which summary replaces in its entirety the summary set forth in the accompanying prospectus under the heading “Description of ACGL Debt Securities-Certain Covenants.”

Limitation on Liens on Stock of Designated Subsidiaries
Neither the issuer nor ACGL will, nor will they permit any designated subsidiary to, create, assume, incur or guarantee any indebtedness for money borrowed if that indebtedness is evidenced by notes, debentures, bonds or similar negotiable instruments, which is secured by any mortgage, pledge, lien, security interest or other encumbrance (each, a “Lien”) upon any shares of capital stock of any designated subsidiary owned by Arch Finance, ACGL or such designated subsidiary (whether such shares of stock are now owned or hereafter acquired) without providing concurrently that the notes will be secured equally and ratably with such indebtedness (it being understood that such security interest in favor of the note holders shall be automatically released if the Liens securing the other indebtedness are for any reason released) for at least the time period such other indebtedness is so secured. This restriction will not apply to indebtedness secured by:

•	Liens on any shares of stock or indebtedness of or acquired from a Person that is merged or consolidated with or into, or is otherwise acquired by, Arch Finance, ACGL or any designated subsidiary;

•
Liens to secure indebtedness of a designated subsidiary to Arch Finance, ACGL or another designated subsidiary, but only as long as the indebtedness is owned or held by Arch Finance, ACGL or such designated subsidiary; and

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the two bullet points above.
The term “capital stock” of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including preferred stock, in each case, which are entitled to vote in the election of directors, member or general partners or other similar managing body, as applicable, but excluding any debt securities convertible into or other securities convertible into such equity; provided, however that preferred shares or other similar securities issued in the ordinary course of business by any subsidiaries of the issuer or ACGL in connection with their “rent-a-captive” business shall not be deemed capital stock for purposes of the covenants described herein.
The term “designated subsidiary” means any present or future consolidated subsidiary of ACGL, the assets of which constitute at least 20% of ACGL’s consolidated assets; provided, however, that (i) in the event Liens of the type described in the “Limitation on Liens on Stock of Designated Subsidiaries” covenant are placed on the capital stock of more than one of ACGL’s subsidiaries in one transaction or in a series of related transactions and such subsidiaries, when taken together as a whole, constitute at least 20% of ACGL’s consolidated assets, each such subsidiary shall be deemed to be a “designated subsidiary” for purposes of such transaction or transactions, as the case may be and (ii) in the event of a sale, transfer or other disposition of the type described in the “Limitation on the Disposition of Stock of Designated Subsidiaries” covenant of any shares of capital stock of more than one of ACGL’s subsidiaries in one transaction or in a series of related transactions and such subsidiaries, when taken together as a whole, constitute at least 20% of ACGL’s consolidated assets, each such subsidiary shall be deemed to be a “designated subsidiary” for purposes of such transaction or transactions, as the case may be. As of September 30, 2016, the following subsidiaries of ACGL were designated subsidiaries: Arch Insurance Company, Arch Re U.S., Arch Capital Group (U.S.) Inc., Arch Financial Holdings Europe I Limited and Arch Re Bermuda. Following the UGC Acquisition, we expect Arch U.S. MI Holdings Inc. to be a designated subsidiary.
Limitation on the Disposition of Stock of Designated Subsidiaries
Neither ACGL nor any of its designated subsidiaries may issue, sell, assign, transfer or otherwise dispose of any of the voting stock of a designated subsidiary so long as any of the notes remain outstanding, except where:

•	the action must be taken to comply with an order of a court or regulatory authority, unless the order was requested by the issuer, ACGL or one of ACGL’s designated subsidiaries;

•	such voting stock is disposed of for fair market value, as determined in good faith by ACGL’s board of directors; or

•	the issuance, sale, assignment, transfer or other disposition is made to ACGL or any of its other subsidiaries.
The indenture does not restrict the transfer of assets from a designated subsidiary of ACGL to any other person, including the issuer, ACGL or another of ACGL’s subsidiaries.
Merger, Amalgamation, Consolidation or Sale of Assets
ACGL may not, and will not permit the issuer to, consolidate or amalgamate with or merge with or into any other person

(other than a subsidiary) or convey, transfer, sell or lease the issuer’s properties and assets substantially as an entirety to any person (other than a subsidiary), or permit any person to consolidate with or merge into the issuer or ACGL, unless:

•
either (a) the issuer or ACGL, as the case may be, shall be the surviving person or (b) the surviving person (if other than the issuer or ACGL, as the case may be) shall (1) be a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof, the District of Columbia, Bermuda, the Cayman Islands or any country or state which is a member of the Organization of Economic Cooperation and Development and (2) expressly assume, by an indenture supplemental to the indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of the obligations of the issuer or ACGL, as the case may be, under the notes, the note guarantee and the indenture, as applicable;

•
immediately after giving effect to such transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•
the issuer and ACGL, as the case may be, shall have delivered to the trustee an officers’ certificate and opinion of counsel stating that such consolidation, merger, conveyance, transfer, sale or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the base indenture and that all conditions precedent herein provided for relating to such transaction have been satisfied.

The surviving person of such transaction shall succeed to, and be substituted for, and may exercise every right and power of, the issuer or ACGL, as the case may be, under the indenture with the same effect as if such successor had been named as the issuer or ACGL, as the case may be, thereunder; and thereafter, the issuer or ACGL, as the case may be, shall be discharged from all obligations and covenants under the base indenture, the note guarantee and the notes, as applicable.
Money for Securities; Payments to Be Held in Trust
If the issuer at any time acts as its own paying agent with respect to the notes, it will, on or before each due date of the principal of (and premium, if any) or interest on such notes, segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums are paid to such persons or otherwise disposed of as provided in the indenture and will promptly notify the trustee of its action or failure so to act.
Statement by Officers as to Default
The issuer and ACGL will each deliver to the trustee, within 120 days after the end of each fiscal year of the issuer, a certificate of the principal executive officer, principal financial officer or principal accounting officer of each the issuer and ACGL stating whether or not to the best knowledge of the signers thereof the issuer or ACGL is in default in the performance and observance of any of the terms, provisions and conditions of the indenture, and if the issuer or ACGL is in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.
Discharge and Defeasance
Under the terms of the indenture, we will be discharged from any and all obligations in respect of any series of notes issued under the indenture (except for certain obligations to register the transfer or exchange of notes, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) if:

(1)	we deliver all outstanding notes of the applicable series to the applicable trustee for cancellation and pay all sums payable by us under such notes and the indenture with respect to such series; or

(2)
such notes either have become due and payable or will become due and payable within one year (or are to be called for redemption within one year) and we deposit with the applicable trustee, in trust, cash or U.S. government obligations sufficient to pay all principal of and interest and premium, if any, on such debt securities.

In addition, we may elect either (1) to defease and be discharged from any and all obligations with respect to the applicable series of notes (“legal defeasance”) or (2) to be released from our obligations with respect to the applicable series of notes under certain covenants in the indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to such notes (“covenant defeasance”), in each case by giving notice to the applicable trustee of our intention to defease all of the notes of such series and irrevocably depositing with such trustee or a paying agent cash or U.S. government obligations sufficient to pay all principal of and interest and premium, if any, on such notes.

With respect to a legal defeasance or covenant defeasance, such a trust may only be established if, among other things:

(1)
the applicable legal defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any agreement or instrument to which we are a party or by which we are bound;

(2)
in the case of legal defeasance, no event of default or event which with notice or lapse of time or both would become an event of default with respect to the notes to be defeased will have occurred and be continuing on the date of establishment of such a trust;

(3)
in the case of a covenant defeasance, we have delivered to the applicable trustee an opinion of counsel reasonably acceptable to such trustee, subject to customary assumptions and qualifications or a letter ruling of the Internal Revenue Service (“IRS”) (as specified in the applicable supplemental indenture) to the effect that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(4)
in the case of legal defeasance, we have delivered to the applicable trustee an opinion of counsel reasonably acceptable to such trustee that (a) the issuer has received from, or there has been published by the IRS, a ruling, or (b) since the date of the applicable indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, subject to customary assumptions and qualifications, and based thereon the holders of such defeased series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred.

In the event we effect covenant defeasance with respect to any notes and such notes are declared due and payable because of the occurrence of any event of default, other than an event of default with respect to any covenant as to which there has been covenant defeasance, the government obligations on deposit with the trustee will be sufficient to pay amounts due on such notes at the time of the stated maturity but may not be sufficient to pay amounts due on such notes at the time of the acceleration resulting from such event of default.
Modification and Waiver
We, when authorized by a board resolution, and the trustee may modify, amend and/or supplement the indenture, and the terms of any series of notes with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class); provided, however, that, without the consent of each holder of the notes affected thereby, such amendment, modification or supplement may not (with respect to any debt securities held by a non-consenting holder):

(1)	change the stated maturity of the principal of, or any premium on, or any installment of interest with respect to such notes;

(2)	reduce the principal amount of, or the rate (or modify the calculation of such principal amount or rate) of interest on, such notes or any premium payable upon the redemption thereof;

(3)	change the currency of payment of principal of or interest on such notes;

(4)	impair the right to institute suit for the enforcement of any payment on or with respect to such notes;

(5)	reduce the above-stated percentage of holders of the notes of any series necessary to modify or amend the indenture governing such series; or

(6)	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any covenant or past default.
Holders of not less than a majority in principal amount of the outstanding notes of any series may waive any past default with respect to such series and its consequences, except a default:

(1)
in the payment of the principal of (or premium, if any) or interest on any notes of such series (except a rescission of acceleration of such series by the holders thereof as provided in the indenture and a waiver of the payment default that resulted from such acceleration); or

(2)	in respect of a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of each holder affected.
We, when authorized by a board resolution, and the trustee may amend or supplement the indenture or waive any provision of the indenture and the notes issued thereunder without the consent of any holders of such notes in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to make any other change that does not, in the good faith opinion of the board, materially adversely affect the interests of holders of such debt securities;

•	to provide for the assumption of our or the guarantor’s obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

•	to provide any security for, or guarantees of, such notes;

•	to add events of default with respect to such notes;

•	to add covenants that would benefit the holders of such notes or to surrender any rights or powers we or any guarantor have under the indenture;

•
to make any change necessary to comply with the Trust Indenture Act of 1939, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939; provided, however, that such modification or amendment does not, in the good faith opinion of the board and the applicable trustee, adversely affect the interests of the holders of such notes in any material respect;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•
to change or eliminate any of the provisions of the indenture; provided, however, that any such change or elimination will become effective only when there is no notes outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to establish the form or terms of notes of any series as permitted by the indenture;

•	to conform the indenture or the debt securities to this “Description of Notes and Note Guarantee”; or

•
to evidence and provide for the acceptance of appointment by a successor trustee with respect to the notes of one or more series and to add to or change any of the provisions of the indenture as will be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee, pursuant to the requirements of the indenture.

Events of Default and Notice Thereof
The following are events that will constitute “events of default” with respect to the notes:

(1)	default in the payment of any interest upon any notes when it becomes due and payable, and continuance of such default for a period of 30 days; or

(2)	default in the payment of the principal of (or premium, if any, on) any notes when due at maturity, including upon redemption; or

(3)
default in the performance, or breach, of any covenant of the issuer or ACGL (other than those described in clauses (1) or (2) above) in the indenture (other than a covenant added solely for the benefit of another series of notes) and continuance of such default or breach for a period of 60 days after there has been given by registered or certified mail, to the issuer or ACGL by the trustee or to the issuer or ACGL and the trustee by the holders of at least 25% in principal amount of the outstanding notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(4)
default by the issuer or ACGL in the payment when due of the principal at its stated final maturity of any material indebtedness, which default shall continue unremedied or unwaived for more than 60 days after the expiration of any grace period or extension of the time for payment applicable thereto; or

(5)
default by the issuer or ACGL under any instrument or instruments governing any material indebtedness (other than the indenture governing the notes offered hereby) that has caused the holders thereof or their representative to declare such indebtedness to be due and payable prior to its stated final maturity, unless such declaration has been rescinded, or has been cured, within 60 days; or

(6)
failure within 60 days to pay, bond or otherwise discharge any uninsured final judgment against the issuer or ACGL or court order for the payment of money by the issuer or ACGL, in each case, in excess of $50 million, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

(7)
the entry by a court of competent jurisdiction of (A) a decree or order for relief in respect of the issuer or ACGL in an involuntary case or proceeding under any Bankruptcy Law or (B) a decree or order adjudging the issuer or ACGL a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the issuer or ACGL under any Bankruptcy Law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the issuer or ACGL or of all or substantially all of its assets, or ordering the winding up or liquidation of the issuer or ACGL, and, in each case, the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(8)
the commencement by the issuer or ACGL of a voluntary case or proceeding under any Bankruptcy Law, or the consent by the issuer or ACGL to the entry of a decree or order for relief in respect of the issuer or ACGL in an involuntary case or proceeding under any Bankruptcy Law, or the consent by the issuer or ACGL to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the issuer or ACGL or of all or substantially all of the issuer’s or ACGL’s assets, or the making by the issuer or ACGL of a general assignment for the benefit of creditors; or

(9)
the note guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid, in each case by a court of competent jurisdiction in a final non-appealable judgment, or ACGL denies its liability under the note guarantee (other than by reason of release of ACGL in accordance with the terms of the indenture).

The trustee will, within 90 days after the occurrence of any default (the term “default” to include the events specified above without grace or notice) with respect to the notes of which written notice has been provided to it, give to the holders of the notes notice of such default; provided, however, that, except in the case of a default in the payment of principal of (or premium, if any) or interest on any of the notes, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the notes; and provided, further, that in the case of any default of the character specified in clause (3) above, no such notice to holders of notes will be given until at least 30 days after the occurrence thereof. The issuer and ACGL will certify to the trustee quarterly as to whether any default exists. The trustee shall not be deemed to have notice of any default or event of default unless a responsible officer of the trustee has received written notice at the Corporate Trust Office of any event which is in fact such a default or event of default, and such notice references the notes and the indenture.
If an event of default, other than an event of default described in clause (7) or (8), with respect to the notes will occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice in writing to the issuer and ACGL (and to the trustee if given by the holders of notes), will be entitled to declare all unpaid principal of and accrued interest on notes then outstanding to be due and payable immediately. In the case of an event of default described in clause (7) or (8), all unpaid principal of and accrued interest on notes then outstanding will be due and payable immediately without any declaration or other act on the part of the trustee or the holders of notes.
Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the notes) may be waived by the holders of a majority in principal amount of the notes then outstanding upon the conditions provided in the indenture.
No holder of the notes may pursue any remedy under the indenture unless the trustee will have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the notes has occurred and the offer to the trustee of indemnity satisfactory to it; provided, however, that such provision does not affect the right to sue for enforcement of any overdue payment on notes.
The terms of any other series of debt securities issued under the base indenture or any other indebtedness of the issuer or ACGL may provide for events of default under such series or other indebtedness that differ from the events of default under the notes.

The term “Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.
The term “material indebtedness” means any bond, debenture, note or other evidence of indebtedness of the issuer or ACGL, in each case for money borrowed, in an aggregate amount exceeding $50 million.
The Trustee
The indenture will contain certain limitations on a right of the trustee, as the issuer’s creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions with the issuer or ACGL; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.
Subject to the terms of the indenture, the holders of a majority in principal amount of all outstanding debt securities of a series issued under the base indenture (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee for such series or all such series so affected.
The Bank of New York Mellon is the trustee under the indenture.
The indenture contains provisions for the indemnification of the trustee and for its relief from responsibility. The obligations of the trustee to any holder are subject to such indemnities, immunities and rights as are set forth in the indenture.
Except during the continuance of an Event of Default, the trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee, except as otherwise required by the Trust Indenture Act. In case an Event of Default has occurred and is continuing and a responsible officer of the trustee has received written notification thereof, the trustee will exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of any of its rights or powers if it has reasonable grounds for believing that repayment of such funds or adequate security or indemnity against such risk or liability is not assured to it.
Governing Law
The indenture, the notes and the note guarantee will be governed by the laws of the State of New York.

BOOK-ENTRY; DELIVERY AND FORM
DTC will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered note in global form without coupons (each, a “global note”) will be issued for each series of the notes, each in the aggregate principal amount of such series, and will be deposited with DTC. If, however, the aggregate principal amount of any series exceeds $500 million, one global note will be issued with respect to each $500 million of principal amount, and an additional note will be issued with respect to any remaining principal amount of such series.
DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the “Exchange Act”). DTC holds and provides asset servicing for over 3.6 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). DTC has a Standard & Poor’s rating of AA+. The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.
Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note (“beneficial owner”) is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.
To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemptions, tenders and defaults. For example, beneficial owners of notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.
Redemption notices shall be sent to DTC. If less than all of the notes within a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such series to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts notes are credited on the record date (identified in a listing attached to the omnibus proxy).
Redemption proceeds, distributions, and dividend payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer, the trustee or any of their respective agents, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee, or the issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or the trustee, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.
Neither the issuer, nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.
DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to the issuer or the trustee. Under such circumstances, in the event that a successor depository is not obtained, certificates for the notes are required to be printed and delivered.
The issuer may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates for the notes will be printed and delivered to DTC.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the issuer believes to be reliable, but the issuer takes no responsibility for the accuracy thereof.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of certain anticipated United States federal income tax consequences of the acquisition, ownership and disposition of the notes. This discussion is limited to the tax consequences to those holders who acquired the notes in this offering at their initial offering price and hold such notes as capital assets.
This discussion does not address specific tax consequences that may be relevant to particular persons (including, for example, pass-through entities (e.g., partnerships) or persons who hold the notes through pass-through entities, banks or other financial institutions, broker-dealers, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities, common trust funds, controlled foreign corporations, passive foreign investment companies, dealers in securities or currencies, traders in securities that have elected the mark-to-market method of accounting for their securities, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, U.S. Holders that hold the notes through a non-U.S. broker or other intermediary, U.S. expatriates, persons liable for the alternative minimum tax and persons in special situations, such as those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment). In addition, this discussion does not describe any tax consequences arising under United States federal gift and estate, Medicare contributions or other federal tax laws or under the tax laws of any state, local or non-U.S. jurisdiction.
This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations (the “Treasury Regulations”) promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below.
For U.S. federal income tax purposes, the issuer is disregarded as an entity separate from Arch U.S. MI Holdings Inc. and the notes will be treated as being issued by Arch U.S. MI Holdings Inc.
Prospective purchasers of the notes are encouraged to consult their own tax advisors concerning the United States federal income, estate and gift tax consequences to them of acquiring, owning and disposing of the notes, as well as the application of any state, local and non-U.S. income and other tax laws.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the notes that is for United States federal income tax purposes: (i) a citizen or individual resident of the United States; (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized (or deemed to be created or organized) in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income tax regardless of the source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all its substantial decisions, or if the trust was in existence on August 20, 1996 and has properly elected to continue to be treated as a U.S. person.
For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of the notes that is, for United States federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. Holder.
If an entity taxed as a partnership for United States federal income tax purposes holds our notes, the United States federal income tax consequences of payments received by such partnership will in many cases be determined by reference to the status of a partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding our notes, you should consult your own tax advisor.
Certain Contingent Payments
We may redeem the notes at any time at a premium plus accrued and unpaid interest. See “Description of Notes and Note Guarantee—Optional Redemption.” We will be required to redeem the notes if a Trigger Date occurs. See “Description of Notes and Note Guarantee—Special Mandatory Redemption.” In addition, we must offer to repurchase the notes if a change of control repurchase event occurs. See “Description of Notes and Note Guarantee—Change of Control Repurchase Event.” These contingencies could subject the notes to the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” We believe and intend to take the position that the foregoing contingencies are remote and should not result in the notes being treated as contingent payment debt instruments. Our position that the contingencies are remote is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. If the IRS were to successfully challenge this position, the amount, timing and character of payments under the notes may differ, which could increase the present value of a U.S. Holder’s United States federal income tax liability with respect to the notes. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.
U.S. Holders
Payments of Interest. Interest on the notes will be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with such holder’s method of accounting for United States federal income tax purposes.
Disposition of Notes. Upon the sale, exchange or other disposition (including a retirement or redemption) of a note, a U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, exchange or other disposition (less an amount equal to any accrued and unpaid interest, which will be taxable as ordinary interest income for United States federal income tax purposes to the extent not previously included in income) and the tax basis of the note. A U.S. Holder’s tax basis in a note will, in general, be its cost for that note. Such gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. Holders derived in respect of capital assets held for more than one year may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Non-U.S. Holders
Payments of Interest. Subject to the discussion of backup withholding and FATCA withholding below, payments of interest on the notes by us or any of our agents to a Non-U.S. Holder will not be subject to United States federal withholding tax, provided that:

(1)	the Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of Arch U.S. MI Holdings Inc.’s stock entitled to vote;

(2)	the Non-U.S. Holder is not a controlled foreign corporation that is related to Arch U.S. MI Holdings Inc. (actually or constructively);

(3)	the income from the notes held by the Non-U.S. Holder is not effectively connected with the conduct of a trade or business within the United States;

(4)	the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

(5)
either (A) the beneficial owner of the notes certifies to us or our agent on IRS Form W-8BEN-E or W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address and the certificate is renewed periodically as required by the Treasury Regulations, or (B) the notes are held through certain intermediaries and the beneficial owner of the notes satisfies certification requirements of applicable Treasury Regulations, and in either case, neither we nor our agent has actual knowledge or reason to know that the beneficial owner of the note is a U.S. person. Special certification rules apply to certain Non-U.S. Holders that are entities rather than individuals.

If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exemption described above (the “Portfolio Interest Exemption”), payments of interest made to such Non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the note provides us or our agent, as the case may be, with a properly executed:

(1)	IRS Form W-8BEN-E or W-8BEN(or successor form) claiming an exemption from withholding or reduced rate of tax under an applicable tax treaty (a “Treaty Exemption”); or

(2)
IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business of the beneficial owner, each form to be renewed periodically as required by the Treasury Regulations.

If interest on the note is effectively connected with the conduct of a U.S. trade or business of the beneficial owner, the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certification requirements discussed above are satisfied), generally will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. person unless an applicable income tax treaty provides otherwise. In addition, if such Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, effectively connected interest on a note will be included in such corporation’s earnings and profits.
Disposition of Notes. Subject to the discussion of backup withholding and FATCA withholding below, no withholding of United States federal income tax will be required with respect to any gain realized by a Non-U.S. Holder upon the sale, exchange or other disposition (including a retirement or redemption) of a note. In general, a Non-U.S. Holder will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition (including a retirement or redemption) of a note unless (a) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to United States federal income tax on any gain recognized, which may be offset by certain United States source losses, at a flat rate of 30% (except as otherwise provided by an applicable income tax treaty), or (b) such gain is effectively connected with the Non-U.S. Holder’s U.S. trade or business, in which case the Non-U.S. Holder will be taxed in the same manner as discussed above with respect to effectively connected interest.
Information Reporting and Backup Withholding
U.S. Holders. In general, information reporting requirements will apply to certain payments of interest paid on the notes and to the proceeds of the sale or other disposition (including a retirement or redemption) of a note paid to a U.S. Holder (unless, in each case, the holder is an exempt recipient such as a corporation). A backup withholding tax at a rate of 28% may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number and to certify that it is not subject to backup withholding or otherwise establish an exemption.
Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules will be allowed as a credit against such holder’s United States federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS.
Non-U.S. Holders. When required, we or our paying agent will report to the IRS and to each Non-U.S. Holder the amount of any interest paid on the notes in each calendar year, and the amount of United States federal income tax withheld, if any, with respect to these payments. Backup withholding will not be required with respect to interest payments that we make to a Non-U.S. Holder if the Non-U.S. Holder has (i) furnished documentation establishing eligibility for the Portfolio Interest Exemption or a Treaty Exemption or (ii) otherwise established an exemption provided that neither we nor our agent has actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any exemption are not in fact satisfied. Certain additional rules may apply where the notes are held through a custodian, nominee, broker, non-U.S. partnership or non-U.S. intermediary.
U.S. information reporting and backup withholding will not apply to the proceeds of the sale or other disposition (including a retirement or redemption) of a note made within the United States or conducted through certain United States related financial intermediaries, if the payor receives the statement described above under “Non-U.S. Holders-Payments of Interest” and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption.
Backup withholding is not an additional tax. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder’s United States federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS.
Additional Withholding Pursuant to FATCA
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest income paid on the notes and, for a disposition (including a retirement or redemption) of a note occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). Certain countries have entered into agreements with the United States to facilitate the type of information reporting required under FATCA. Such intergovernmental agreements may provide different rules with respect to non-U.S. financial institutions. If any tax imposed pursuant to FATCA or any rules, regulations or intergovernmental agreements implementing FATCA were to be deducted or withheld from interest or principal payments on any notes as a result of a holder’s failure to comply with these rules or as a result of the presence in the payment chain of an intermediary that does not comply with these rules, neither we nor our paying agent would be required to pay additional amounts as a result of the deduction or withholding of such tax. As a result, holders may receive less interest or principal than expected. Investors are encouraged to consult with their own tax advisors regarding the implications of FATCA on their investment in the notes.

UNDERWRITING
The issuer and ACGL have entered into a purchase agreement with Credit Suisse Securities (USA) LLC, Barclays Capital Inc., J.P. Morgan Securities LLC and Lloyds Securities Inc., as representatives of the underwriters named below. Subject to the terms and conditions described in the purchase agreement, the issuer has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from the issuer, the principal amount of notes opposite their names below.

	Principal Amount of
Underwriter	2026 Notes	2046 Notes
Credit Suisse Securities (USA) LLC	$150,000,000	$135,000,000
Barclays Capital Inc.	65,000,000	58,500,000
J.P. Morgan Securities LLC	65,000,000	58,500,000
Lloyds Securities Inc.	50,000,000	45,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	50,000,000	45,000,000
U.S. Bancorp Investments, Inc.	50,000,000	45,000,000
Wells Fargo Securities, LLC	40,000,000	36,000,000
BMO Capital Markets Corp.	30,000,000	27,000,000
Total	$500,000,000	$450,000,000
The underwriters are committed to take and pay for all of the notes being offered, if any are taken.
Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.40% of the principal amount of the 2026 notes and 0.50% of the principal amount of the 2046 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of notes. If all the notes are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.
Each series of notes is a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.
In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $2.1 million. The underwriters have agreed to reimburse us for a portion of these expenses.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect thereof.

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for ACGL and its subsidiaries, including the issuer, for which they received or may in the future receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ACGL and its subsidiaries, including the issuer. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Affiliates of the underwriters are party to the Bridge Credit Agreement with us, under which they have committed to provide Bridge Loans the proceeds of which may be used toward the cash consideration for the UGC Acquisition. Upon receipt of the net cash proceeds by us at the closing of this offering, the commitments under the Bridge Credit Agreement will be reduced to zero.
The notes are offered for sale in those jurisdictions where it is lawful to make such offers.
Alternative Settlement Cycle
It is expected that delivery of the notes will be made against payment therefor on or about December 8, 2016, which is the seventh business day following the date hereof (such settlement cycle being referred to as "T+7"). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes earlier than the third business day preceding December 8, 2016 will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade such notes earlier than the third business day preceding December 8, 2016 should consult their own advisors.
Selling Restrictions
European Economic Area
In relation to each Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer to the public of any notes which are the subject of the offering contemplated by this prospectus supplement in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer to the public in that Relevant Member State of any notes under the following exemptions under the Prospectus Directive:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.
For the purposes of this provision and the representation below under “United Kingdom,” the expression an “offer to the public”, or any similar expression, in relation to any of the notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.
This EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement and the accompanying prospectus. See also “Notice to Prospective Investors in the European Economic Area” above.
United Kingdom
Each underwriter has represented and agreed that:

•
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes which are the subject of the offering contemplated by this prospectus supplement in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.
See also “Notice to Prospective Investors in the United Kingdom” above.
Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement together with the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
Each underwriter has represented and agreed that:

•
it has not offered or sold and will not offer or sell in Hong Kong any notes by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

•
it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to any notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.
Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell any notes directly or indirectly in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or resale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, each underwriter has represented, warranted and agreed that (a) it has not circulated or distributed and will not circulate or distribute this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, (b) has not offered or sold and will not offer or sell any notes, and (c) has not made and will not make any notes to be the subject of an invitation for subscription or purchase, whether directly or indirectly, in each of the cases of (a) to (c), to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
This prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may any notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

◦	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

◦	where no consideration is or will be given for the transfer;

◦	where the transfer is by operation of law;

◦	as specified in Section 276(7) of the SFA; or

◦	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS
Certain legal matters with respect to United States, New York and Delaware law with respect to the validity of the notes and the note guarantee will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters with respect to Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain legal matters will be passed upon for the underwriters by Willkie Farr & Gallagher LLP, New York, New York.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of ACGL for the year ended December 31, 2015 and the audited historical financial statements of United Guaranty included on Exhibit No. 99.1 of ACGL’s Current Report on Form 8-K dated September 22, 2016 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
With respect to the unaudited financial information of Arch Capital Group for the three-month periods ended March 31, 2016 and 2015, the three-month and six-month periods ended June 30, 2016 and 2015 and the three-month and nine-month periods ended September 30, 2016 and 2015, incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 6, 2016, August 5, 2016 and November 4, 2016 appearing incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because these reports are not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This prospectus supplement and the accompanying prospectus, our annual report to shareholders, any proxy statement, any other Form 10-K, Form 10-Q or Form 8-K of ours filed with the Securities and Exchange Commission (“SEC”), or any other written or oral statements made by or on behalf of us may include forward-looking statements, which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this prospectus supplement and the accompanying prospectus are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below, elsewhere in this prospectus supplement and the accompanying prospectus and in our periodic reports filed with the SEC, and include:

•	our ability to successfully implement our business strategy during “soft” as well as “hard” markets;

•	acceptance of our business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and our insureds and reinsureds;

•	the integration of United Guaranty and any other businesses we have acquired or may acquire into our existing operations;

•
our ability to maintain or improve our ratings, which may be affected by our ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•
general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which we operate;

•	competition, including increased competition, on the basis of pricing, capacity (including alternative sources of capital), coverage terms, or other factors;

•	developments in the world’s financial and capital markets and our access to such markets;

•	our ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support our current and new business;

•	the loss of key personnel;

•
accuracy of those estimates and judgments utilized in the preparation of our financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like our company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to us through September 30, 2016;

•	greater than expected loss ratios on business written by us and adverse development on claim and/or claim expense liabilities related to business written by our insurance and reinsurance subsidiaries;

•	severity and/or frequency of losses;

•	claims for natural or man-made catastrophic events in our insurance or reinsurance business could cause large losses and substantial volatility in our results of operations;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•	availability to us of reinsurance to manage our gross and net exposures and the cost of such reinsurance;

•	the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to us;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by us;

•	our investment performance, including legislative or regulatory developments that may adversely affect the fair value of our investments;

•
changes in general economic conditions, including new or continued sovereign debt concerns in Eurozone countries or downgrades of U.S. securities by credit rating agencies, which could affect our business, financial condition and results of operations;

•
the volatility of our shareholders’ equity from foreign currency fluctuations, which could increase due to us not matching portions of our projected liabilities in foreign currencies with investments in the same currencies;

•
losses relating to aviation business and business produced by a certain managing underwriting agency for which we may be liable to the purchaser of our prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in our periodic reports filed with the SEC;

•	changes in accounting principles or policies or in our application of such accounting principles or policies;

•	changes in the political environment of certain countries in which we operate or underwrite business;

•
statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to us, our subsidiaries, brokers or customers; and

•
the other matters set forth under in the sections titled “Risk Factors” in this prospectus supplement and in our 2015 Form 10-K and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other sections of our 2015 Form 10-K.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by law, we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about us. You can inspect and copy these materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC’s Internet address is http://www.sec.gov. You can also inspect these materials at the offices of the NASDAQ Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.
The SEC allows us to “incorporate by reference” information into this prospectus supplement in addition to the information incorporated by reference in the accompanying prospectus, which means that we can disclose important information by referring you to another document filed separately with the SEC. This information incorporated by reference is considered part of this prospectus supplement, except to the extent that the information is superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference

•	our Annual Report on Form 10-K for the year ended December 31, 2015, including the sections of our Definitive Proxy Statement on Schedule 14A filed on March 23, 2016 incorporated by reference therein;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016; and

•
our Current Reports on Form 8-K filed on February 26, 2016, May 10, 2016, August 16, 2016, September 22, 2016 (as amended on September 23, 2016), September 23, 2016, September 29, 2016, October 26, 2016 (item 1.01 and 2.03), November 4, 2016 (as amended) and November 29, 2016 (as amended).

We are also incorporating by reference the information contained in all other documents that we file with the SEC between the date of this prospectus supplement and the earlier of the termination of this offering and the time that all of the notes offered hereby are sold. The information contained in any of these documents will be considered part of this prospectus supplement from the date these documents are filed.
We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed’’ with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.
Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
If you would like to receive a copy of any document incorporated by reference into this prospectus supplement (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this prospectus supplement), you should call or write to Arch Capital Group Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, Attention: Secretary (telephone (441) 295-1422). We will provide these documents, without charge, by first class mail.
ACGL’s common shares are quoted on the NASDAQ Global Select Market under the symbol ACGL.

PROSPECTUS

ARCH CAPITAL GROUP LTD.
Common Shares, Preference Shares, Unsecured Debt Securities,
Depositary Shares, Warrants to Purchase Common Shares, Preference
Shares or Debt Securities, Share Purchase Contracts and Share
Purchase Units
ARCH CAPITAL GROUP (U.S.) INC.
Preferred Stock Fully and Unconditionally Guaranteed by Arch
Capital Group Ltd. and Unsecured Debt Securities Fully and
Unconditionally Guaranteed by Arch Capital Group Ltd.
ARCH CAPITAL FINANCE LLC
Unsecured Debt Securities Fully and Unconditionally Guaranteed by Arch Capital Group Ltd.

The following are types of securities that may be offered and sold from time to time under this prospectus:

•	Arch Capital Group Ltd. common shares

•	Arch Capital Group Ltd. preference shares

•	Arch Capital Group Ltd. unsecured debt securities

•	Arch Capital Group Ltd. depositary shares representing preference shares or common shares

•	Arch Capital Group Ltd. warrants to purchase common shares, preference shares or debt securities

•	Arch Capital Group Ltd. share purchase contracts and share purchase units

•	Arch Capital Group (U.S.) Inc. preferred stock

•	Arch Capital Group (U.S.) Inc. unsecured debt securities

•	Arch Capital Finance LLC unsecured debt securities
In addition, selling shareholders to be named in a prospectus supplement may offer, from time to time, Arch Capital Group Ltd. common shares.
This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement. You should read this prospectus and the prospectus supplements carefully before you invest in the securities. A prospectus supplement will describe the securities Arch Capital Group Ltd., Arch Capital Group (U.S.) Inc., Arch Capital Finance LLC and/or the applicable selling shareholder are offering and selling, as well as the specific terms of the securities. Those terms may include, among others, as applicable:

•	Aggregate principal amount

•	Issue price

•	Denomination

•	Currency or composite currency

•	Maturity

•	Interest rate

•	Dividend rate

•	Sinking fund terms

•	Ranking

•	Redemption terms

•	Conversion terms

•	Listing on a securities exchange

•	Amount payable at maturity

•	Liquidation preference
The prospectus supplement may also supplement or update information contained in this prospectus.

PROSPECTUS

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Arch Capital Group Ltd. common shares are traded on the Nasdaq Global Select Market under the symbol “ACGL.”
INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 2 AND ANY SIMILARLY ENTITLED SECTION IN ANY PROSPECTUS SUPPLEMENT.
November 4, 2016

_________________
We have obtained consent from the Bermuda Monetary Authority for the issue and transfer of shares to and between persons regarded as non-resident in Bermuda for exchange control purposes. Issues and transfers of shares to any person regarded as resident in Bermuda for exchange control purposes may require specific prior approval from the Bermuda Monetary Authority. The Bermuda Monetary Authority accepts no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

ARCH CAPITAL GROUP LTD.
Arch Capital Group Ltd. (“ACGL” or “Arch Capital” and, together with its subsidiaries, the “Company,” “we,” or “us”) is a Bermuda public company limited by shares and, through operations in Bermuda, the United States, Europe and Canada, writes insurance and reinsurance on a worldwide basis.
Arch Capital’s principal executive office is located at Waterloo House, 100 Pitts Bay Road, Pembroke HM 08 Bermuda (telephone number: (441) 278-9250). Additional information about Arch Capital may be found over the Internet at our website at http://www.archcapgroup.com. The information on our website is not a part of this prospectus and is not incorporated by reference herein.
You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”
ARCH CAPITAL GROUP (U.S.) INC.
Arch Capital Group (U.S.) Inc. (“Arch U.S.”) is a Delaware corporation. Arch U.S. is a wholly-owned subsidiary of Arch Capital. Arch U.S. is a holding company for the U.S.-based insurance and reinsurance operations of Arch Capital. Its principal executive office is located at Harborside Financial Center, 300 Plaza Three, 3rd Floor, Jersey City, NJ 07311 (telephone number: (201) 743-4000).
ARCH CAPITAL FINANCE LLC
Arch Capital Finance LLC (“Arch Finance”) is a Delaware limited liability company. Arch Finance is a wholly-owned subsidiary of Arch U.S. Arch Finance has no business activities. Its principal office is located at 360 Hamilton Avenue, Suite 600, White Plains, NY 10601 (telephone number: (914) 872-3600).
ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that Arch Capital Group Ltd., Arch Capital Group (U.S.) Inc. and Arch Capital Finance LLC (collectively, the “issuers”) have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, each of the issuers may sell securities described in this prospectus, and selling shareholders may sell Arch Capital common shares, in one or more offerings. This prospectus provides you with a general description of the securities that an issuer and/or selling shareholders, may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding the issuers and the offered securities, please refer to the registration statement. Each time an issuer or one or more selling shareholders sell securities, we will file a prospectus supplement with the SEC that will contain specific information about the terms of that offering. The prospectus supplement may also add, update and change information contained in this prospectus. To the extent that any statement we make in a prospectus supplement is inconsistent with the statements made in this prospectus, the statement made in this prospectus will be deemed modified or superseded by the statement made in such prospect supplement. You should read this prospectus, any prospectus supplement and any applicable pricing supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference” before you invest in our securities.
In this prospectus, unless the context requires otherwise: (a) “ACGL” and “Arch Capital” refer to Arch Capital Group Ltd. and (b) “we,” “us,” “our” and “the Company” refer to ACGL and its subsidiaries (and do not include any selling shareholders).

RISK FACTORS
Before making an investment decision, you should carefully consider the risks described under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” in the applicable prospectus supplement and in our then most recent Annual Report on Form 10-K, and in our updates to those risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.
USE OF PROCEEDS
Except as may otherwise be described in the prospectus supplement relating to an offering of securities, the net proceeds from the sale of the securities included in this prospectus will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement.
We will not receive any of the proceeds from the sale of Arch Capital Group Ltd. common shares by selling shareholders.
GENERAL DESCRIPTION OF THE OFFERED SECURITIES
Arch Capital may offer from time to time under this prospectus, separately or together:

•	common shares,

•	preference shares,

•	unsecured senior or subordinated debt securities,

•	depositary shares, each consisting of one or more or a specified fraction of a common share(s) or a preference share(s),

•	warrants to purchase common shares, preference shares or debt securities,

•	share purchase contracts to purchase common shares, and

•
share purchase units, each consisting of (a) an Arch Capital Group Ltd. common share purchase contract, under which the holder or Arch Capital Group Ltd., upon settlement, will purchase a fixed or varying number of Arch Capital Group Ltd. common shares, and (b) a beneficial interest in Arch Capital Group Ltd. debt securities (which may be senior or subordinated), Arch Capital Group Ltd. preference shares, Arch Capital Group (U.S.) Inc. preferred stock, Arch Capital Group (U.S.) Inc. debt securities (which may be senior or subordinated) or debt or equity obligations of third parties, including U.S. Treasury securities, in each case purchased with the proceeds from the sale of the Arch Capital Group Ltd. share purchase units.

Arch Capital Group (U.S.) Inc. may offer from time to time under this prospectus preferred stock, which will be fully and unconditionally guaranteed by Arch Capital, and unsecured senior or subordinated debt securities, which will be fully and unconditionally guaranteed by Arch Capital.
Arch Capital Finance LLC may offer from time to time under this prospectus unsecured senior debt securities, which will be fully and unconditionally guaranteed by Arch Capital.
Selling shareholders may offer from time to time under this prospectus Arch Capital Group Ltd. common shares.

Material U.S. federal income tax considerations pertaining to an investment in the securities offered will be described in the applicable prospectus supplement.
References to “Arch Capital,” “we,” “our” or “us” in “Description of Arch Capital Share Capital,” “Description of Arch Capital Common Shares,” “Description of Arch Capital Preference Shares,” “Description of Arch Capital Debt Securities,” “Description of Arch Capital Depositary Shares,” “Description of Arch Capital Warrants to Purchase Common Shares or Preference Shares,” “Description of Arch Capital Warrants to Purchase Debt Securities,” “Description of Arch Capital Share Purchase Contracts and the Share Purchase Units,” “Description of Arch Capital Group (U.S.) Inc. Preferred Stock,” “Description of Arch Capital Group (U.S.) Inc. Unsecured Debt Securities,” “Description of Arch Capital Finance LLC Unsecured Debt Securities,” and “Selling Shareholders” refer solely to Arch Capital Group Ltd. and not its subsidiaries.
DESCRIPTION OF ARCH CAPITAL SHARE CAPITAL
The authorized share capital of Arch Capital consists of 600,000,000 common shares, par value U.S. $0.0033 per share, and 50,000,000 preference shares, par value U.S. $0.01 per share.
DESCRIPTION OF ARCH CAPITAL COMMON SHARES
General
The following description of our common shares is a summary. This summary is not complete and is subject to the complete text of applicable laws and our memorandum of association and bye-laws.
Holders of the common shares have no preemptive, redemption, conversion or sinking fund rights. Subject to the voting restrictions described below, holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares and do not have any cumulative voting rights. In the event of a liquidation, dissolution, or winding up of Arch Capital, the holders of common shares are entitled to share equally and ratably in the assets of Arch Capital, if any, remaining after the payment of all debts and liabilities of Arch Capital and the liquidation preference of any outstanding preference shares. All outstanding common shares are fully paid and non-assessable. The board of directors of Arch Capital, which we refer to as “the board,” is permitted to authorize the issuance of additional common shares. Issuances of common shares are subject to the applicable rules of the Nasdaq Global Select Market or other organizations on whose systems our common shares may then be quoted or listed.
Transfer Agent
American Stock Transfer & Trust Company is the transfer agent and registrar of our common shares.
Dividends
Holders of our common shares are entitled to participate equally in dividends when the board declares dividends on common shares out of funds legally available for dividends. The rights of holders of our common shares to receive dividends are subject to the preferences of holders of our preference shares, including our Preferred Shares, which require that no dividends may be paid on or with respect to our common shares prior to the declaration and payment of a dividend with respect to the Preferred Shares.
Liquidation Rights
In the event of a liquidation, dissolution, or winding up of Arch Capital, the holders of common shares have a right to a ratable portion of assets remaining after the payment of all debts and liabilities of Arch Capital, if any, and the liquidation preference of any outstanding preference shares, including, with respect to our outstanding Preferred Shares, a liquidation preference of $25.00, plus any declared and unpaid dividends thereon, before any distribution is made on any common shares.
Voting Limitation
Under our bye-laws, if the votes conferred directly or indirectly or by attribution, by our shares directly or indirectly or constructively owned (within the meaning of section 958 of the Internal Revenue Code of 1986, as amended (the “Code”)) by any U.S. person (as defined in section 7701(a)(30) of the Code) would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the votes conferred by such shares or such U.S. person will be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors.
There may be circumstances in which the votes conferred on a U.S. person are reduced to less than 9.9% as a result of the operation of bye-law 45 because of shares that may be attributed to that person under the Code.
Notwithstanding the provisions of our bye-laws described above, after having applied such provisions as best as they consider reasonably practicable, the board may make such final adjustments to the aggregate number of votes conferred directly or indirectly or by attribution, by the shares directly or indirectly or constructively owned by any U.S. person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all our shares entitled to vote generally at an election of directors.
In order to implement bye-law 45, we will assume that all shareholders are U.S. persons unless we receive assurances satisfactory to us that they are not U.S. persons.
DESCRIPTION OF ARCH CAPITAL PREFERENCE SHARES
General
The following summary of terms of our preference shares is not complete. You should refer to the provisions of our memorandum of association and bye-laws and the terms of each class or series of the preference shares which will be filed with the SEC at or prior to the time of issuance of such class or series of preference shares and described in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of preference shares.
Our bye-laws allow the board to authorize the issuance of preference shares in one or more series, and may fix the rights and preferences of those shares, including as to dividends, voting (which will be subject to the limitations described below under “Description of Arch Capital Common Shares—Voting Limitation”), redemption, conversion rights and otherwise.
Issuances of preference shares are subject to the applicable rules of the New York Stock Exchange or other organizations on whose systems our preference shares may then be quoted or listed. Depending upon the terms of preference shares established by the board, any or all series of preference shares could have preferences over the common shares with respect to dividends and other distributions and upon liquidation of Arch Capital. Issuance of any such shares with voting powers, or issuance of additional shares of common shares, would dilute the voting power of the outstanding common shares.
Terms
The terms of each series of preference shares will be described in any prospectus supplement related to such series of preference shares.
The board in approving the issuance of a series of preference shares has authority to determine, and the applicable prospectus supplement may set forth with respect to such series, the following terms, among others:

•	the number of shares constituting that series and the distinctive designation of that series;

•
the dividend rate on the shares of that series, if any, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

•	the voting rights for shares of the series, if any, in addition to the voting rights provided by law, and the terms of such voting rights;

•
the conversion or exchange privileges for shares of the series, if any (including, without limitation, conversion into common shares), and the terms and conditions of such conversion or exchange, including provisions for adjustment of the conversion or exchange rate in such events as the board will determine;

•
whether or not the shares of that series will be redeemable and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they will be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

•	any sinking fund for the redemption or purchase of shares of that series and the terms and amount of such sinking fund;

•
the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of Arch Capital or any of our subsidiaries, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by us or any of our subsidiaries of, any of our outstanding shares;

•
the rights of the shares of that series in the event of our voluntary or involuntary liquidation, dissolution or winding up, and the relative rights of priority, if any, of payment of shares of that series; and

•	any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.
DESCRIPTION OF ARCH CAPITAL DEBT SECURITIES
General
We may issue debt securities from time to time in one or more series, under one or more indentures. The senior debt securities will be issued pursuant to an indenture, dated as of May 4, 2004, between us and JPMorgan Chase Bank, N.A., as trustee. The subordinated debt securities may be issued pursuant to a subordinated indenture between us and a trustee qualified under the Trust Indenture Act. The senior debt indenture and the form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” The senior indenture is, and the subordinated indenture will be, subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture is unlimited and each indenture sets forth the specific terms of any series of debt securities or provide that such terms will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.
The following description provides a general summary of the material terms and conditions of the senior debt indenture and the subordinated debt indenture and the debt securities issued pursuant to these indentures.
The following discussion is only a summary. The indentures may contain language that expands upon or limits the statements made in this prospectus. Accordingly, we strongly encourage you to refer to the indentures for a complete understanding of the terms and conditions applicable to the indentures and the debt securities.
Terms
The debt securities will be our unsecured obligations.
The senior debt securities will rank equal in right of payment with all our other unsecured and unsubordinated indebtedness.
The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all our senior indebtedness, which is defined in the section called “—Ranking of Debt Securities” below.
The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement relating thereto, including the following, as applicable:
(1)    the title of such debt securities and whether such debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

(2)    the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;
(3)    if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion will be determined;
(4)    if convertible into common shares or preference shares, the terms on which such debt securities are convertible, including the initial conversion price, the conversion period, any events requiring an adjustment of the applicable conversion price and any requirements relating to the reservation of such common shares or preference shares for purposes of conversion;
(5)    the date(s), or the method for determining such date or dates, on which the principal of such debt securities will be payable and, if applicable, the terms on which such maturity may be extended;
(6)    the rate(s) (which may be fixed or floating), or the method by which such rate or rates will be determined, at which such debt securities will bear interest, if any, including if applicable, that such debt securities will bear interest at an increased rate (up to a specified maximum) upon the occurrence of an event of default and/or under certain circumstances described in the applicable prospectus supplement (which may include, among other things, a reduction in the trading price of our common shares below certain levels for a minimum period of time);
(7)    the date(s), or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates will be determined, the persons to whom such interest will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;
(8)    the place(s) where the principal of and interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of such debt securities and the applicable indenture may be served;
(9)    the period(s), if any, within which, the price or prices or ratios at which and the terms and conditions upon which such debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, at our option;
(10)    our obligation, if any, to redeem, repay or repurchase such debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;
(11)    if other than U.S. dollars, the currency or currencies in which the principal of and interest, if any, on such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;
(12)    whether interest on such debt securities will be payable, at our option or the option of a holder thereof, in cash or additional debt securities and the terms and conditions upon which the election may be made or deferred;
(13)    whether the amount of payments of principal of or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts will be determined;
(14)    whether the principal of or interest, if any, on such debt securities is to be payable, at our election or at the election of a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such debt securities are stated to be payable and the period or periods within which, and the terms and conditions upon which, such election may be made;

(15)    provisions, if any, granting special rights to the holders of such debt securities upon the occurrence of such events as may be specified;
(16)    the events of default and covenants applicable to such debt securities;
(17)    whether such debt securities are to be issuable initially as individual debt securities and/or in temporary global form and/or permanent global form (and, if so, whether beneficial owners of interests in any such security in permanent global form may exchange such interests for debt securities of the same series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the applicable indenture) and, if such debt securities are to be issuable as a global security, the identity of the depositary therefor;
(18)    any listing of such debt securities on any securities exchange;
(19)    the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable indenture to such debt securities;
(20)    if exchangeable into another series of debt securities of Arch Capital, the terms on which such debt securities are exchangeable;
(21)    the method of defeasing or discharging such debt securities; and
(22)    any other terms of such debt securities and any additions, deletions or modifications to the applicable indenture.
The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.
If the applicable prospectus supplement so provides, the debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy.
Except as may be set forth in the applicable prospectus supplement, the debt securities will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection against transactions involving us, including a highly leveraged transaction involving us or a change of control. The applicable prospectus supplement will contain information with respect to any deletions from, modifications of or additions to the events of default or covenants described below, including any addition of a covenant or other provision providing event risk or similar protection.
Ranking of Debt Securities
General
We currently conduct substantially all of our operations through our subsidiaries and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions and advances from our subsidiaries will be the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating and regulatory requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations. In addition, because we are a holding company holders of the debt securities will be structurally subordinated to the claims of creditors of our subsidiaries on their assets and earnings.
Senior Debt Securities
The senior debt securities will be our unsecured unsubordinated obligations and will:

•	rank equal in right of payment with all our other unsecured and unsubordinated indebtedness;

•	be effectively subordinated in right of payment to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated to all of our subsidiaries’ indebtedness and other obligations (including insurance obligations).
Except as otherwise specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of senior debt securities to be issued, the senior debt securities will not contain any limitation on the amount of indebtedness, secured or otherwise, which may be incurred by us or any of our subsidiaries.
Subordinated Debt Securities
The subordinated debt securities will be our unsecured subordinated obligations. Unless otherwise provided in the applicable prospectus supplement, the payment of principal of, interest on and all other amounts owing in respect of the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all of our senior indebtedness (as defined below) and other obligations (including without limitation insurance obligations and our obligations with respect to our insurance policies and guarantees thereof). Upon any distribution of our assets of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of our assets or in a bankruptcy, insolvency, receivership or other similar proceeding relating to us or our property, whether voluntary or involuntary, all principal of, interest on and all other amounts due or to become due on all senior indebtedness will be paid first in full in cash, or such payment duly provided for to the satisfaction of the holders of senior indebtedness, before the holders of the subordinated debt securities are entitled to receive or retain any payment.
If any default occurs and is continuing in the payment when due or all or any portion of the obligations under or in respect of any senior indebtedness, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, no direct or indirect payment (whether pursuant to the terms of the subordinated debt securities or upon acceleration, by way of repurchase, redemption, defeasance or otherwise) by or on behalf of us will be made of any principal of, interest on or other amounts owing in respect of the subordinated debt securities.
If any event of default other than a nonpayment event of default occurs and is continuing with respect to any senior indebtedness, as such event of default is defined in the instrument creating or evidencing such senior indebtedness, permitting the holders of such senior indebtedness then outstanding to accelerate the maturity thereof, and upon receipt by the trustee under the subordinated indenture of written notice (a “default notice”) from a holder or holders of, or the trustee or agent acting on behalf of, such senior indebtedness, then, unless and until all such events of default have been cured or waived or have ceased to exist or such senior indebtedness has been discharged or repaid in full in cash, or the requisite holders of such senior indebtedness have otherwise agreed in writing, during the 179 days after the delivery of such default notice (the “blockage period”), neither we nor any other person on our behalf will make any payment of any kind or character with respect to any principal of, interest on or other distribution on account of or with respect to the subordinated debt securities.
Notwithstanding anything herein to the contrary, in no event will a blockage period extend beyond 179 days from the date the default notice in respect thereof was given and only one such blockage period may be commenced within any period of 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any blockage period with respect to the senior indebtedness will be, or be made, the basis for commencement of a second blockage period by the holder or holders of, or the trustee or agent acting on behalf of, such senior indebtedness whether or not within a period of 360 consecutive days unless such event of default will have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such blockage period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing will constitute a new event of default for this purpose).
As a result of the foregoing provisions, in the event of our insolvency, holders of the subordinated debt securities may recover ratably less than our general creditors.
“Senior indebtedness,” unless otherwise specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of subordinated debt securities to be issued by us, means, with respect to us:

(1)    the principal (including redemption payments), premium, if any, interest and other payment obligations in respect of (a) our indebtedness for money borrowed and (b) our indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by us, including any such securities issued under any deed, indenture or other instrument to which we are a party;
(2)    all of our capital lease obligations;
(3)    all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations, all of our hedging agreements and agreements of a similar nature thereto and all agreements relating to any such agreements, and all of our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);
(4)    all of our obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;
(5)    all obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;
(6)    all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any of our property or asset (whether or not such obligation is assumed by us); and
(7)    any deferrals, amendments, renewals, extensions, modifications and refundings of all obligations of the type referred to in clauses (1) through (6) above, in each case whether or not contingent and whether outstanding at the date of effectiveness of the subordinated indenture or thereafter incurred, except, in each case, for the subordinated debt securities and any such other indebtedness or deferral, amendment, renewal, extension, modification or refunding that contains express terms, or is issued under a deed, indenture or other instrument, which contains express terms, providing that it is subordinate to, or ranks equal with, the subordinated debt securities.
Such senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions of the subordinated indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness and notwithstanding that no express written subordination agreement may have been entered into between the holders of such senior indebtedness and the trustee under the subordinated indenture or any of the holders of the subordinated debt securities.
Modification and Waiver
We, when authorized by a board resolution, and the trustee may modify, amend and/or supplement each indenture and/or the terms of each series of debt securities with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class); provided, however, that, without the consent of each holder of the debt securities affected thereby, such amendment, modification or supplement may not (with respect to any debt securities held by a non-consenting holder):
(1)    change the stated maturity of the principal of, or any premium on, or any installment of interest with respect to such debt securities;
(2)    reduce the principal amount of, or the rate (or modify the calculation of such principal amount or rate) of interest on, such debt securities or any premium payable upon the redemption thereof or otherwise change the redemption provisions thereof;
(3)    change the currency of payment of principal of or interest on such debt securities;
(4)    impair the right to institute suit for the enforcement of any payment on or with respect to such debt securities;
(5)    reduce the above-stated percentage of holders of the debt securities of any series necessary to modify or amend the indenture governing such series;

(6)    in the case of the subordinated indenture, modify or make any change to the subordination provisions thereof that adversely affects the rights of the holders of subordinated debt securities of any series then outstanding; or
(7)    in the case of any convertible debt securities, adversely affect the right of a holder to convert such debt securities other than as provided in or under the applicable indenture; or
(8)    modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any covenant or past default.
Holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to such series and its consequences, except a default:
(1)    in the payment of the principal of (or premium, if any) or interest on any debt security of such series; or
(2)    in respect of a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of each holder affected.
We, when authorized by a board resolution, and the trustee may amend or supplement each indenture or waive any provision of such indenture and the debt securities issued thereunder without the consent of any holders of such debt securities in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to make any other change that does not, in the good faith opinion of the board and the applicable trustee, adversely affect the interests of holders of such debt securities in any material respect;

•	to provide for the assumption of our obligations under such indenture by a successor upon any merger, consolidation or asset transfer permitted under such indenture;

•	to provide any security for, or guarantees of, such debt securities;

•	to add events of default with respect to such debt securities;

•	to add covenants that would benefit the holders of such debt securities or to surrender any rights or powers we have under such indenture;

•
to make any change necessary to comply with the Trust Indenture Act of 1939, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of such indenture under the Trust Indenture Act of 1939; provided, however, that such modification or amendment does not, in the good faith opinion of the board and the applicable trustee, adversely affect the interests of the holders of such debt securities in any material respect;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•
to change or eliminate any of the provisions of such indenture; provided, however, that any such change or elimination will become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to establish the form or terms of debt securities of any series as permitted by such indenture; or

•
to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of such indenture as will be necessary to provide for or facilitate the administration of the trusts under such indenture by more than one trustee, pursuant to the requirements of such indenture.

The Trustee
The trustee under the indenture pursuant to which a series of debt securities is issued will be named in the prospectus supplement relating to such debt securities. Each indenture will contain certain limitations on a right of the trustee thereunder, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee under each indenture will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.
Subject to the terms of the applicable indenture, the holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) issued under such indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee under such indenture.
In case an event of default will occur (and will not be cured) with respect to a series of debt securities and is actually known to a responsible officer of the trustee under the applicable indenture, such trustee will exercise such of the rights and powers vested in it by such indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, such trustee will not be under any obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of debt securities unless they will have offered to such trustee security and indemnity satisfactory to it.
Governing Law
The indentures and the debt securities will be governed by the laws of the State of New York.
Global Securities; Book-Entry System
We may issue the debt securities of any series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement relating to such series. “Global securities” represent in the aggregate the total principal or face amount of the securities and, once on deposit with a depositary, allow trading of the securities through the depositary’s book-entry system as further described below). Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company (“DTC”) (or a nominee thereof), as depositary. Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any nominee of such depositary to a successor depositary or any nominee of such successor.
DESCRIPTION OF ARCH CAPITAL DEPOSITARY SHARES
General
We may, at our option, elect to offer depositary shares, each consisting of one or more, or a specified fraction of a common share or a preference share of a particular series. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.
The particular terms of the depositary shares offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered securities, will be described in such prospectus supplement.
DESCRIPTION OF ARCH CAPITAL WARRANTS TO PURCHASE
COMMON SHARES OR PREFERENCE SHARES
We may issue common share warrants or preference share warrants (collectively, “share warrants”) independently or together with any securities offered by any prospectus supplement and such common share warrants or preference share warrants may be attached to or separate from such securities.
An applicable prospectus supplement will set forth and describe other specific terms regarding each series of share warrants to be offered hereby and thereby, including:

(1)    the offering price;
(2)    the number of common shares or preference shares purchasable upon exercise of each such common share warrant or preference share warrant and the price at which such number of common shares or preference shares may be purchased upon such exercise;
(3)    the date on which the right to exercise such share warrants will commence and the date on which such right will expire; and
(4)    any other terms of such share warrants.
DESCRIPTION OF ARCH CAPITAL WARRANTS TO PURCHASE DEBT SECURITIES
We may issue debt warrants independently or together with any securities offered by any prospectus supplement and such debt warrants may be attached to or separate from such securities. Each series of debt warrants will be issued under a separate debt warrant agreement to be entered into between us and a debt warrant agent, all as set forth in the applicable prospectus supplement. The debt warrant agent will act solely as our agent in connection with the certificates representing the debt warrants and will not assume any obligation or relationship of agency or trust for or with any holders of debt warrant certificates or beneficial owners of debt warrants.
An applicable prospectus supplement will set forth and describe other specific terms regarding each series of debt warrants to be offered hereby and thereby, including:
(1)    the offering price;
(2)    the designation, aggregate principal amount and the terms of the debt securities purchasable upon exercise of the debt warrants;
(3)    the date on which the right to exercise such debt warrants will commence and the date on which such right will expire; and
(4)    any other terms of such debt warrants.
Warrant holders will not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the applicable indenture except as otherwise provided in such indenture.
DESCRIPTION OF ARCH CAPITAL
SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS
Arch Capital may issue share purchase contracts, representing contracts obligating the holders thereof to purchase from Arch Capital, and Arch Capital to sell to such holders, or obligating the holders thereof to sell to Arch Capital, and Arch Capital to purchase from such holders, a fixed or varying number of common shares at a future date or dates. The price per common share may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the share purchase contracts. Any share purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such share purchase contract upon the occurrence of certain events. The share purchase contracts may be entered into separately or as a part of share purchase units consisting of one or more share purchase contracts and any one or more of:
(1)    debt securities of Arch Capital (which may be senior or subordinated);
(2)    debt securities of Arch Capital Group (U.S.) Inc. (which may be senior or subordinated), fully and unconditionally guaranteed by Arch Capital;
(3)    preference shares of Arch Capital;

(4)    preference shares of Arch Capital Group (U.S.) Inc., fully and unconditionally guaranteed by Arch Capital; or
(5)    debt or equity obligations of third parties, including U.S. Treasury securities.
The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and such payments may be unsecured or pre-funded and may be paid on a current or on a deferred basis. The share purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly-issued prepaid share purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original share purchase contract. Any one or more of the above securities, common shares or the share purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common shares under the share purchase contracts. The share purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent as substitute collateral, treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of common shares deliverable by such holders under common share purchase contracts requiring the holders to sell common shares to Arch Capital.
The applicable prospectus supplement may contain, where applicable, the following information about the share purchase contracts and share purchase units, as the case may be:

•
whether the share purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common shares and the nature and amount of such common shares, or the method of determining those amounts;

•	whether the share purchase contracts are to be prepaid or not;

•	whether the share purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common shares;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the share purchase contracts;

•
the designation and terms of the share purchase units and of the securities composing the share purchase units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the share purchase units or of the securities comprising the share purchase units; and

•	whether the share purchase contracts and/or stock purchase units will be issued fully registered or global form.
The applicable prospectus supplement will describe the terms of any share purchase contracts or share purchase units and, if applicable, prepaid share purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to (1) the share purchase contracts, (2) the collateral arrangements and depositary arrangements, if applicable, relating to such share purchase contracts or share purchase units and (3) if applicable, the prepaid share purchase contracts and the document pursuant to which such prepaid share purchase contracts will be issued.
DESCRIPTION OF ARCH CAPITAL GROUP (U.S.) INC. PREFERRED STOCK
General
In this section, references to “Arch U.S.” refer solely to Arch Capital Group (U.S.) Inc. and not its subsidiaries.
The following summary of terms of Arch U.S.’s preferred stock is not complete. You should refer to the provisions of Arch U.S.’s certificate of incorporation and by-laws, the Delaware General Corporation Law and the terms of each class or series of the preferred stock which will be filed with the SEC at or prior to the time of issuance of such class or series of preferred stock and described in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of preferred stock.

Under Arch U.S.’s certificate of incorporation, Arch U.S.’s board of directors is authorized to issue shares of preferred stock in one or more series, and may fix the terms of those shares, including as to the number of shares to be included in the series, the designation, powers, preferences and rights of the shares of the series and the qualifications, limitations or restrictions of such series.
As of the date of this prospectus, Arch U.S. is authorized to issue up to 1,000 shares of preferred stock, par value $0.01 per share.
The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Arch U.S.’s board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose.
Terms
The terms of each series of preferred stock will be described in any prospectus supplement related to such series of preferred stock.
Arch U.S.’s board of directors in approving the issuance of a series of preferred stock has authority to determine, and the applicable prospectus supplement may set forth with respect to such series, the following terms, among others:

•	the number of shares constituting that series and the distinctive designation of that series;

•
the dividend rate on the shares of that series, if any, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

•	the voting rights for shares of the series, if any, in addition to the voting rights provided by law, and the terms of such voting rights;

•
the conversion or exchange privileges for shares of the series, if any, and the terms and conditions of such conversion or exchange, including provisions for adjustment of the conversion or exchange rate in such events as Arch U.S.’s board of directors will determine;

•
whether or not the shares of that series will be redeemable and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they will be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

•	any sinking fund for the redemption or purchase of shares of that series and the terms and amount of such sinking fund;

•
the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of Arch U.S. or any of its subsidiaries, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by Arch U.S. or any of Arch U.S.’s subsidiaries of, any of Arch U.S.’s outstanding shares;

•
the rights of the shares of that series in the event of Arch U.S.’s voluntary or involuntary liquidation, dissolution or winding up, and the relative rights of priority, if any, of payment of shares of that series; and

•	any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.
Guarantee
Payment of the guarantee payments (as defined below) in respect of the preferred stock will be fully and unconditionally guaranteed on an unsecured basis by Arch Capital. The guarantee will be an unsecured obligation of Arch Capital and will rank (i) subordinate and junior in right of payment, and subject, to all liabilities of Arch Capital, except those made pari passu or subordinate by their terms, (ii) pari passu with the most senior preferred stock or preference shares now or hereafter issued by Arch Capital and with any guarantee now or hereafter entered into by Arch Capital in respect of any of the most senior preferred stock or preference stock of any affiliate of Arch Capital, and (iii) senior to all common shares now or hereafter issued by Arch Capital.
The following payments or distributions, without duplication (the “guarantee payments”), with respect to the preferred stock, to the extent provided for in the applicable certificate of designations and to the extent not paid when payable by Arch U.S., will be subject to the guarantee:

•
any accrued (and, if applicable, accumulated) and unpaid dividends that have been properly declared by the board of directors of Arch U.S. on the preferred stock out of funds legally available therefor;

•
the redemption price payable by Arch U.S. on the redemption of the preferred stock in accordance with the terms set forth in the applicable certificate of designations upon the preferred stock being duly called for redemption; and

•
the aggregate of the liquidation amount payable by Arch U.S. upon the preferred stock in accordance with the terms set forth in the applicable certificate of designations upon a voluntary or involuntary dissolution, winding-up or liquidation of Arch U.S.

DESCRIPTION OF ARCH CAPITAL GROUP (U.S.) INC. UNSECURED DEBT SECURITIES
General
In this section, references to “Arch U.S.” refer solely to Arch Capital Group (U.S.) Inc. and not its subsidiaries.
Arch U.S. may issue debt securities from time to time in one or more series, under one or more indentures. The senior debt securities will be issued pursuant to an indenture, dated as of December 13, 2013, among Arch U.S., Arch Capital and The Bank of New York Mellon, as trustee. The subordinated debt securities may be issued pursuant to a subordinated indenture among Arch U.S., Arch Capital and a trustee qualified under the Trust Indenture Act. The senior debt indenture and the form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” The senior indenture is, and the subordinated indenture will be, subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture is unlimited and each indenture sets forth the specific terms of any series of debt securities or provide that such terms will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.
The following description provides a general summary of the material terms and conditions of the senior debt indenture and the subordinated debt indenture and the debt securities issued pursuant to these indentures.
The following discussion is only a summary. The indentures may contain language that expands upon or limits the statements made in this prospectus. Accordingly, we strongly encourage you to refer to the indentures for a complete understanding of the terms and conditions applicable to the indentures and the debt securities.
Terms
The debt securities will be Arch U.S.’s unsecured obligations and will be fully and unconditionally guaranteed by Arch Capital, as the guarantor.
The senior debt securities will rank equal in right of payment with all Arch U.S.’s other unsecured and unsubordinated indebtedness.
The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of Arch U.S.’s senior indebtedness, which is defined in the section called “—Ranking of Debt Securities” below.

The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement relating thereto, including the following, as applicable:
(1)    the title of such debt securities and whether such debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;
(2)    the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;
(3)    if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or, if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion will be determined;
(4)    if convertible into Arch Capital’s common shares, Arch Capital’s preference shares or Arch U.S.’s preferred stock, the terms on which such debt securities are convertible, including the initial conversion price, the conversion period, any events requiring an adjustment of the applicable conversion price and any requirements relating to the reservation of such Arch Capital common shares, Arch Capital preference shares or Arch U.S. preferred stock for purposes of conversion;
(5)    the date(s), or the method for determining such date or dates, on which the principal of such debt securities will be payable and, if applicable, the terms on which such maturity may be extended;
(6)    the rate(s) (which may be fixed or floating), or the method by which such rate or rates will be determined, at which such debt securities will bear interest, if any, including, if applicable, that such debt securities will bear interest at an increased rate (up to a specified maximum) upon the occurrence of an event of default and/or under certain circumstances described in the applicable prospectus supplement (which may include, among other things, a reduction in the trading price of Arch Capital’s common shares below certain levels for a minimum period of time);
(7)    the date(s), or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates will be determined, the persons to whom such interest will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;
(8)    the place(s) where the principal of and interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon Arch U.S. in respect of such debt securities and the applicable indenture may be served;
(9)    the period(s), if any, within which, the price or prices or ratios at which and the terms and conditions upon which such debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, at Arch U.S.’s option;
(10)    Arch U.S.’s obligation, if any, to redeem, repay or repurchase such debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;
(11)    if other than U.S. dollars, the currency or currencies in which the principal of and interest, if any, on such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;
(12)    whether interest on such debt securities will be payable, at Arch U.S.’s option or the option of a holder thereof, in cash or additional debt securities and the terms and conditions upon which the election may be made;
(13)    whether the amount of payments of principal of or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts will be determined;
(14)    whether the principal of or interest, if any, on such debt securities is to be payable, at Arch U.S.’s election or at the election of a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such debt securities are stated to be payable and the period or periods within which, and the terms and conditions upon which, such election may be made;
(15)    provisions, if any, granting special rights to the holders of such debt securities upon the occurrence of such events as may be specified;
(16)    the events of default and covenants applicable to such debt securities;
(17)    whether such debt securities are to be issuable initially as individual debt securities and/or in temporary global form and/or permanent global form (and, if so, whether beneficial owners of interests in any such security in permanent global form may exchange such interests for debt securities of the same series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the applicable indenture) and, if such debt securities are to be issuable as a global security, the identity of the depositary therefor;
(18)    any listing of such debt securities on any securities exchange;
(19)    the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable indenture to such debt securities;
(20)    if exchangeable into another series of debt securities of Arch U.S., the terms on which such debt securities are exchangeable;
(21)    the method of defeasing or discharging such debt securities; and
(22)    any other terms of such debt securities and any additions, deletions or modifications to the applicable indenture.
The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.
If the applicable prospectus supplement so provides, the debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy.
Except as may be set forth in the applicable prospectus supplement, the debt securities will not contain any provisions that would limit Arch U.S.’s ability to incur indebtedness or that would afford holders of debt securities protection against transactions involving Arch U.S., including a highly leveraged transaction involving Arch U.S. or a change of control. The applicable prospectus supplement will contain information with respect to any deletions from, modifications of or additions to the events of default or covenants described below, including any addition of a covenant or other provision providing event risk or similar protection.
Guarantee
Payment of principal, premium, if any, and interest on the debt securities will be fully and unconditionally guaranteed on an unsecured basis by Arch Capital. The guarantee will be, in the case of (a) the senior debt securities, an unsecured unsubordinated obligation of Arch Capital and will (i) rank equal in right of payment with all Arch Capital’s other unsecured and unsubordinated indebtedness, (ii) be effectively subordinated in right of payment to all Arch Capital’s secured indebtedness to the extent of the value of the assets securing such indebtedness and (iii) be structurally subordinated to the indebtedness and other obligations (including insurance obligations) of Arch Capital’s subsidiaries and (b) the subordinated debt securities, an unsecured subordinated obligation of Arch Capital and will (i) be subordinated in right of payment with all

Arch Capital’s unsubordinated indebtedness and (ii) be structurally subordinated to the indebtedness and other obligations (including insurance obligations) of Arch Capital’s subsidiaries.
The guarantee of the subordinated debt securities is subject to the blockage period described below under “—Ranking of the Debt Securities—Subordinated Debt Securities.”
Ranking of Debt Securities
General
Arch U.S. currently conducts substantially all of its operations through its subsidiaries and its subsidiaries generate substantially all of its operating income and cash flow. As a result, distributions and advances from Arch U.S.’s subsidiaries will be the principal source of funds necessary to meet its debt service obligations. Contractual provisions or laws, as well as Arch U.S.’s subsidiaries’ financial condition and operating and regulatory requirements, may limit Arch U.S.’s ability to obtain cash from its subsidiaries that it requires to pay its debt service obligations. In addition, because Arch U.S. is a holding company, holders of the debt securities will be structurally subordinated to the claims of creditors of Arch U.S.’s subsidiaries on their assets and earnings.
Senior Debt Securities
The senior debt securities will be the unsecured unsubordinated obligations of Arch U.S. and will:

•	rank equal in right of payment with all of Arch U.S.’s other unsecured and unsubordinated indebtedness;

•	be effectively subordinated in right of payment to all of Arch U.S.’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated to all of Arch U.S.’s subsidiaries’ indebtedness and other obligations (including insurance obligations).
Except as otherwise specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of senior debt securities to be issued, the senior debt securities will not contain any limitation on the amount of indebtedness, secured or otherwise, which may be incurred by Arch U.S. or any of Arch U.S.’s subsidiaries.
Subordinated Debt Securities
The subordinated debt securities will be the unsecured subordinated obligations of Arch U.S. Unless otherwise provided in the applicable prospectus supplement, the payment of principal of, interest on and all other amounts owing in respect of the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all of Arch U.S.’s senior indebtedness (as defined below) and other obligations (including without limitation insurance obligations and Arch U.S.’s obligations with respect to its insurance policies and guarantees thereof). Upon any distribution of Arch U.S.’s assets of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of Arch U.S.’s assets or in a bankruptcy, insolvency, receivership or other similar proceeding relating to Arch U.S. or its property, whether voluntary or involuntary, all principal of, interest on and all other amounts due or to become due on all senior indebtedness will be paid first in full in cash, or such payment duly provided for to the satisfaction of the holders of senior indebtedness, before the holders of the subordinated debt securities are entitled to receive or retain any payment.
If any default occurs and is continuing in the payment when due or all or any portion of the obligations under or in respect of any senior indebtedness, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, no direct or indirect payment (whether pursuant to the terms of the subordinated debt securities or upon acceleration, by way of repurchase, redemption, defeasance or otherwise) by or on behalf of Arch U.S. will be made of any principal of, interest on or other amounts owing in respect of the subordinated debt securities.
If any event of default other than a nonpayment event of default occurs and is continuing with respect to any senior indebtedness, as such event of default is defined in the instrument creating or evidencing such senior indebtedness, permitting the holders of such senior indebtedness then outstanding to accelerate the maturity thereof, and upon receipt by the trustee under the subordinated indenture of written notice (a “default notice”) from a holder or holders of, or the trustee or agent acting on behalf of, such senior indebtedness, then, unless and until all such events of default have been cured or waived or have ceased to exist or such senior indebtedness has been discharged or repaid in full in cash, or the requisite holders of such senior indebtedness have otherwise agreed in writing, during the 179 days after the delivery of such default notice (the “blockage period”), neither Arch U.S. nor any other person on its behalf (including Arch Capital under its guarantee of the subordinated debt securities) will make any payment of any kind or character with respect to any principal of, interest on or other distribution on account of or with respect to the subordinated debt securities.
Notwithstanding anything herein to the contrary, in no event will a blockage period extend beyond 179 days from the date the default notice in respect thereof was given and only one such blockage period may be commenced within any period of 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any blockage period with respect to the senior indebtedness will be, or be made, the basis for commencement of a second blockage period by the holder or holders of, or the trustee or agent acting on behalf of, such senior indebtedness whether or not within a period of 360 consecutive days unless such event of default will have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such blockage period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing will constitute a new event of default for this purpose).
As a result of the foregoing provisions, in the event of Arch U.S.’s insolvency, holders of the subordinated debt securities may recover ratably less than Arch U.S.’s general creditors.
“Senior indebtedness,” unless otherwise specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of subordinated debt securities to be issued by Arch U.S., means, with respect to Arch U.S.:
(1)    the principal (including redemption payments), premium, if any, interest and other payment obligations in respect of (a) Arch U.S.’s indebtedness for money borrowed and (b) Arch U.S.’s indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by Arch U.S., including any such securities issued under any deed, indenture or other instrument to which Arch U.S. is a party;
(2)    all of Arch U.S.’s capital lease obligations;
(3)    all of Arch U.S.’s obligations issued or assumed as the deferred purchase price of property, all of Arch U.S.’s conditional sale obligations, all of Arch U.S.’s hedging agreements and agreements of a similar nature thereto and all agreements relating to any such agreements, and all of Arch U.S.’s obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);
(4)    all of Arch U.S.’s obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;
(5)    all obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which Arch U.S. is responsible or liable as obligor, guarantor or otherwise;
(6)    all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any of Arch U.S.’s property or assets (whether or not such obligation is assumed by Arch U.S.); and
(7)    any deferrals, amendments, renewals, extensions, modifications and refundings of all obligations of the type referred to in clauses (1) through (6) above, in each case whether or not contingent and whether outstanding at the date of effectiveness of the subordinated indenture or thereafter incurred, except, in each case, for the subordinated debt securities and any such other indebtedness or deferral, amendment, renewal, extension, modification or refunding that contains express terms, or is issued under a deed, indenture or other instrument, which contains express terms, providing that it is subordinate to, or ranks equal with, the subordinated debt securities.
Such senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions of the subordinated indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness and notwithstanding that no express written subordination agreement may have been entered into between the holders of such senior indebtedness and the trustee under the subordinated indenture or any of the holders of the subordinated debt securities.
Modification and Waiver
Arch U.S. and Arch Capital, when authorized by a board resolution, and the trustee may modify, amend and/or supplement each indenture and/or the terms of each series of debt securities and the related guarantees by Arch Capital with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class); provided, however, that, without the consent of each holder of the debt securities affected thereby, such amendment, modification or supplement may not (with respect to any debt securities held by a non-consenting holder):
(1)    change the stated maturity of the principal of, or any premium on, or any installment of interest with respect to such debt securities;
(2)    reduce the principal amount of, or the rate (or modify the calculation of such principal amount or rate) of interest on, such debt securities or any premium payable upon the redemption thereof or otherwise change the redemption provisions thereof;
(3)    change the currency of payment of principal of or interest on such debt securities;
(4)    impair the right to institute suit for the enforcement of any payment on or with respect to such debt securities;
(5)    reduce the above-stated percentage of holders of the debt securities of any series necessary to modify or amend the indenture governing such series;
(6)    in the case of the subordinated indenture, modify or make any change to the subordination provisions thereof that adversely affects the rights of the holders of subordinated debt securities of any series then outstanding;
(7)    in the case of any convertible debt securities, adversely affect the right of a holder to convert such debt securities other than as provided in or under the applicable indenture; or
(8)    release Arch Capital from any of its obligations under the applicable indenture or the related guarantees otherwise than in accordance with the terms of the applicable indenture; or
(9)    modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any covenant or past default.
Holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to such series and its consequences, except a default:
(1)    in the payment of the principal of (or premium, if any) or interest on any debt security of such series; or
(2)    in respect of a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of each holder affected.
Arch U.S. and Arch Capital, when authorized by a board resolution, and the trustee may amend or supplement each indenture or waive any provision of such indenture and the debt securities issued thereunder without the consent of any holders of such debt securities in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•
to make any other change that does not, in the good faith opinion of the respective boards of directors of Arch U.S. and Arch Capital and the applicable trustee, adversely affect the interests of holders of such debt securities in any material respect;

•	to provide for the assumption of Arch U.S.’s or Arch Capital’s obligations under such indenture by a successor upon any merger, consolidation or asset transfer permitted under such indenture;

•	to provide any security for, or additional guarantees of, such debt securities;

•	to add events of default with respect to such debt securities;

•	to add covenants of Arch U.S. or Arch Capital that would benefit the holders of such debt securities or to surrender any rights or powers Arch U.S. or Arch Capital has under such indenture;

•
to make any change necessary to comply with the Trust Indenture Act of 1939, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of such indenture under the Trust Indenture Act of 1939; provided, however, that such modification or amendment does not, in the good faith opinion of the respective boards of directors of each of Arch U.S. and Arch Capital and the applicable trustee, adversely affect the interests of the holders of such debt securities in any material respect;

•	to provide for uncertificated debt securities and guarantees in addition to or in place of certificated debt securities and guarantees;

•
to change or eliminate any of the provisions of such indenture, provided, however, that any such change or elimination will become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to establish the form or terms of debt securities of any series or the related guarantees as permitted by such indenture; or

•
to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of such indenture as will be necessary to provide for or facilitate the administration of the trusts under such indenture by more than one trustee, pursuant to the requirements of such indenture.

The Trustee
The trustee under the indenture pursuant to which a series of debt securities is issued will be named in the prospectus supplement relating to such debt securities. Each indenture will contain certain limitations on a right of the trustee thereunder, as Arch U.S.’s creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee under each indenture will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.
Subject to the terms of the applicable indenture, the holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) issued under such indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee under such indenture.
In case an event of default will occur (and will not be cured) with respect to a series of debt securities and is actually known to a responsible officer of the trustee under the applicable indenture, such trustee will exercise such of the rights and powers vested in it by such indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, such trustee will not be under any obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of debt securities unless they will have offered to such trustee security and indemnity satisfactory to it.
Governing Law
The indentures and the debt securities will be governed by the laws of the State of New York.

Global Securities; Book-Entry System
Arch U.S. may issue the debt securities of any series and the related guarantees in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. “Global securities” represent in the aggregate the total principal or face amount of the securities and, once on deposit with a depositary, allow trading of the securities through the depositary’s book-entry system (as further described below). Global securities, if any, issued in the United States are expected to be deposited with DTC (or a nominee thereof), as depositary. Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any nominee of such depositary to a successor depositary or any nominee of such successor.
DESCRIPTION OF ARCH CAPITAL FINANCE LLC UNSECURED DEBT SECURITIES
The debt securities will be direct unsecured obligations of Arch Finance and will be senior debt securities.
The debt securities will be issued under one or more indentures in the form that has been filed as an exhibit to the registration statement of which this prospectus is a part. The indentures will be subject to and governed by the Trust Indenture Act of 1939.
Arch Finance may issue the debt securities in one or more series. Specific terms of each series of debt securities will be contained in resolutions of our board of directors or in a supplemental indenture. The specific terms will be described in a prospectus supplement.
The debt securities will be fully and unconditionally guaranteed by Arch Capital, as the guarantor.
SELLING SHAREHOLDERS
To the extent that this prospectus is used by any selling shareholder to resell any Arch Capital common shares, information with respect to the selling shareholder will be contained in a supplement to this prospectus.
PLAN OF DISTRIBUTION
We may sell the securities:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any such methods of sale.
Any underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The prospectus supplement relating to any offering of securities by us will set forth its offering terms, including the name or names of any underwriters, the purchase price of the securities and the proceeds to us from such sale, any underwriting discounts, commissions and other items constituting underwriters’ compensation, any initial public offering price, and any underwriting discounts, commissions and other items allowed or reallowed or paid to dealers, and any securities exchanges on which the securities may be listed. Only underwriters so named in the prospectus supplement are deemed to be underwriters in connection with the securities offered by us within this prospectus.
If underwriters are used in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the offered securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or real-lowed or paid to dealers may be changed from time to time.
Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the accompanying prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.
If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase securities from us at the public offering price set forth in the accompanying prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to any conditions set forth in the accompanying prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of these con-tracts. The underwriters and other persons soliciting these contracts will have no responsibility for the validity or performance of any such contracts.
Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such securities.
Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution by us to payments they may be required to make in respect thereof.
Certain of the underwriters, agents or dealers and their associates may engage in transactions with and perform services for us in the ordinary course of business.
Arch Capital’s common shares are quoted on Nasdaq Global Select Market under the symbol “ACGL.” Securities of any of the issuers may be listed on one or more securities exchanges from time to time. Unless we state otherwise in the applicable prospectus supplement, we do not intend to apply for listing of the other securities on any securities exchange or other stock market. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities that they purchase, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Accordingly, we give you no assurance as to the development or liquidity of any trading market for the securities.
WHERE YOU CAN FIND MORE INFORMATION
Arch Capital
Arch Capital is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about Arch Capital. You can inspect and copy these materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC’s Internet address is http://www.sec.gov. You can also inspect these materials at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.
Arch Capital Group (U.S.) Inc.
Arch Capital Group (U.S.) Inc. is not currently subject to the information reporting requirements of the Exchange Act. Arch Capital Group (U.S.) Inc. is a wholly-owned subsidiary of Arch Capital. Any future issuances of preferred stock or debt securities of Arch Capital Group (U.S.) Inc. will be fully and unconditionally guaranteed by Arch Capital and by no other subsidiary of Arch Capital. See “Description of Arch Capital Group (U.S.) Inc. Preferred Stock” and “Description of Arch Capital Group (U.S.) Inc. Debt Securities.”

Arch Capital Finance LLC
Arch Capital Finance LLC is not currently subject to the information reporting requirements of the Exchange Act. Arch Capital Finance LLC is a wholly-owned subsidiary of Arch Capital. Any future issuances of debt securities of Arch Capital Finance LLC will be fully and unconditionally guaranteed by Arch Capital and by no other subsidiary of Arch Capital. See “Description of Arch Capital Finance LLC Unsecured Debt Securities.”
INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows Arch Capital to “incorporate by reference” information into this prospectus, which means that it can disclose important information by referring you to another document filed separately with the SEC. This prospectus incorporates by reference the documents listed below which have been filed by Arch Capital with the SEC and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

•	Annual report on Form 10-K for the year ended December 31, 2015.

•	Quarterly reports on Form 10-Q for the periods ended March 31, 2016 and June 30, 2016.

•
Current report on Form 8-K filed on February 26, 2016, May 10, 2016, August 16, 2016, September 22, 2016 (as amended on September 23, 2016), September 23, 2016, September 29, 2016 and October 26, 2016 (solely with respect to Items 1.01 and 2.03).

•
The description of the common shares contained in our registration statement on Form 8-A filed on August 23, 2002 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

•
The description of our outstanding 6.75% Non-Cumulative Preferred Shares, Series C, par value US $0.01 per share, contained in our registration statement on Form 8-A filed on April 4, 2012 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

•
The description of our outstanding 5.25% Non-Cumulative Preferred Shares, Series E, par value US $0.01 per share, contained in our registration statement on Form 8-A filed on September 29, 2016 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Arch Capital is also incorporating by reference the information contained in all other documents that it files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of an offering shall be deemed to be incorporated by reference into this prospectus. The information contained in any of these documents will be considered part of this prospectus from the date these documents are filed.
If you would like to receive a copy of any document incorporated by reference into this prospectus (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this prospectus) or an issuer’s constitutional documents, you should call or write to Arch Capital Group Ltd., Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08 Bermuda, Attention: Secretary (telephone (441) 278-9250). Arch Capital will provide these documents, without charge, by first class mail.
None of the issuers has authorized anyone to give any information or make any representation about an issuer that is different from, or in addition to, that contained in this prospectus or in any of the materials that the issuers have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this document, unless the information specifically indicates that another date applies.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 (“PLSRA”) provides a “safe harbor” for forward-looking statements. This prospectus or any other written or oral statements made by or on behalf of us may include forward- looking statements, which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this prospectus are forward-looking statements. Forward-looking statements, for purposes of the PLSRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed in our periodic reports filed with the SEC.
All subsequent written and oral forward‑looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in our periodic reports filed with the SEC. We undertake no obligation to publicly update or revise any forward‑looking statement, whether as a result of new information, future events or otherwise.
LEGAL MATTERS
Certain legal matters with respect to the securities will be passed upon for the issuers by Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters with respect to the securities under the laws of Bermuda will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of ACGL for the year ended December 31, 2015 and the audited historical financial statements of United Guaranty Corporation included on Exhibit No. 99.1 of ACGL's Current Report on Form 8-K dated September 22, 2016 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
With respect to the unaudited financial information of ACGL for the three-month periods ended March 31, 2016 and 2015 and the three-month and six-month periods ended June 30, 2016 and 2015, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 6, 2016 and August 5, 2016 appearing incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because these reports are not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.
ENFORCEMENT OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS
We are a Bermuda company. In addition, certain of our directors and officers, as well as certain of the experts named in this prospectus, reside outside the United States, and all or a substantial portion of our assets and their assets are located outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon those persons or to recover against us or those persons on judgments of courts in the United States, including judgments based on civil liabilities provisions of the United States federal securities laws. However, investors may serve Arch Capital with process in the United States with respect to actions against us arising out of or in connection with violations of United States federal securities law relating to offers and sales of securities covered by this prospectus by serving National Registered Agents, Inc., 440 9th Avenue, 5th floor, New York, New York 10001, its United States agent irrevocably appointed for that purpose.
We have been advised by Conyers Dill & Pearman Limited, our Bermuda counsel, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. We also have been advised by Conyers Dill & Pearman Limited that there is doubt as to whether the courts of Bermuda would enforce (1) judgments of United States courts based on the civil liability provisions of the United States federal securities laws obtained in actions against us or our directors and officers, and (2) original actions brought in Bermuda against us or our officers and directors based solely upon the United States federal securities laws. A Bermuda court may, however, impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of Bermuda; provided that the facts alleged constitute or give rise to a cause of action under Bermuda law. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under the U.S. federal securities laws, would not be allowed in Bermuda courts to the extent that they are contrary to public policy.